EXECUTION VERSION
Loan No: 1006877

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 21, 2021,

by and among

HUDSON PACIFIC PROPERTIES, L.P.
a Maryland limited partnership,
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

and

WELLS FARGO SECURITIES, LLC, and
BOFA SECURITIES, INC.
as Active Joint Lead Arrangers and Joint Bookrunners

and

U.S. BANK NATIONAL ASSOCIATION,
KEYBANC CAPITAL MARKETS, INC., and
ROYAL BANK OF CANADA
as Joint Lead Arrangers

and

BANK OF AMERICA, N.A.
as Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION, KEYBANC CAPITAL MARKETS, INC.,
ROYAL BANK OF CANADA, GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC.,
BARCLAYS BANK PLC, and FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Documentation Agents

BMO HARRIS BANK N.A. and REGIONS BANK,
as Senior Managing Agents, and

WELLS FARGO SECURITIES, LLC,
as Sustainability Structuring Agent

TABLE OF CONTENTS	Page
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SCHEDULE 1.1(a)	Commitment Amounts and Commitment Percentages
SCHEDULE 1.1(b)(i)	Loan Parties
SCHEDULE 1.1(b)(ii)	Excluded Subsidiaries
SCHEDULE 1.1(c)	Permitted Liens
SCHEDULE 1.1(d)	Existing Letters of Credit
SCHEDULE 1.1(e)	Ground Leases With Remaining Terms of Less Than 30 Years
SCHEDULE 1.1(f)	Ground Leases Subject to Consent
SCHEDULE 4.2	Unencumbered Pool Properties
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)(i)	List of Properties
SCHEDULE 7.1(f)(ii)	Eligible Properties
SCHEDULE 7.1(g)	Existing Indebtedness
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F-1	Form of Revolving Note
EXHIBIT F-2	Form of Term Loan Note
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Disbursement Instruction Agreement
EXHIBIT I-1 through 4	Form of Tax Compliance Certificates
EXHIBIT J	Form of Alternative Currency Credit Notice
EXHIBIT K	Form of Sustainability Certificate

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
    THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of December 21, 2021, by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), each of the financial institutions initially a signatory hereto, together with their successors and assignees under Section 13.6 (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), WELLS FARGO SECURITIES, LLC and BOFA SECURITIES, INC., as the Active Joint Lead Arrangers and Joint Bookrunners (as more particularly set forth below, collectively, the “Active Joint Lead Arrangers”), U.S. BANK NATIONAL ASSOCIATION, KEYBANC CAPITAL MARKETS, INC., and ROYAL BANK OF CANADA, as the Joint Lead Arrangers (collectively, the “Joint Lead Arrangers”; together with the Active Joint Lead Arrangers, the “Lead Arrangers”), BANK OF AMERICA, N.A., as Syndication Agent (the “Syndication Agent”), U.S. BANK NATIONAL ASSOCIATION, KEYBANC CAPITAL MARKETS, INC., GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC, ROYAL BANK OF CANADA and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Documentation Agents (the “Documentation Agents”), and BMO HARRIS BANK N.A. and REGIONS BANK, as Senior Managing Agents (the “Senior Managing Agents”), and Wells Fargo Securities, LLC, as Sustainability Structuring Agent (the “Sustainability Structuring Agent”).

WHEREAS, the Administrative Agent, the Issuing Bank and certain Lenders previously made available to the Borrower (i) a $600,000,000 revolving credit facility, $90,000,000 swingline subfacility and a $37,500,000 letter of credit subfacility (collectively, the “Existing Revolving Facility”) and (ii) a $850,000,000 term loan facility (the “Existing Term Loan Facility” and, together with the Existing Revolving Facility, the “Existing Credit Facilities”), in each case pursuant to the Third Amended and Restated Credit Agreement, dated as of March 13, 2018, by and among the Borrower, the financial institutions party thereto as “Lenders,” Wells Fargo, as Administrative Agent, and the other agent parties thereto, if any, as modified by that certain Amendment No. 1 to Credit Agreement, dated as of March 1, 2019 and that certain Amendment No. 2 to Credit Agreement, dated as of November 7, 2019 (as heretofore further amended, restated, modified or supplemented from time to time, collectively, the “Existing Credit Agreement”).
WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement to provide, among other things, that Administrative Agent, the Issuing Banks and the Lenders will make available to the Borrower (i) a revolving credit facility available solely in USD in the initial aggregate amount of $750,000,000, which will include a letter of credit subfacility aggregating up to $37,500,000 and (ii) a revolving multicurrency credit facility in the initial aggregate amount of $250,000,000, which will include a letter of credit subfacility aggregating up to $12,500,000, in each such case, on the terms and conditions contained herein. As of the date hereof, the Existing Term Loan Facility has been repaid in full.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety by this Agreement as follows:
ARTICLE I. DEFINITIONS
Section 1.1Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Active Joint Lead Arrangers” means Wells Fargo Securities, LLC and BofA Securities, Inc.
“Additional Costs” has the meaning given such term in Section 5.1(b).
“Adjusted EBITDA” means EBITDA less Capital Reserves.
“Administrative Agent” means Wells Fargo Bank, National Association, as contractual representative of the Lenders under this Agreement, or any successor “Administrative Agent” appointed pursuant to Section 12.10.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning given such term in Section 5.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Agreement Date” means the date as of which this Agreement is dated.
“Alternative Currency” means (a) Sterling, (b) Canadian Dollars and (c) each other currency (other than Dollars) that is approved in accordance with Section 1.8.
“Alternative Currency Advance” means each Multicurrency Loan disbursement.
“Alternative Currency Credit Notice” means a notice substantially in the form of Exhibit J attached hereto.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Interest Period” means, as to each Alternative Currency Advance, the period commencing on the date such Alternative Currency Advance is disbursed or Continued as an Alternative Currency Advance and ending on the numerically corresponding date that is one (1), three (3) or (except with respect to any Loan bearing interest based on the CDOR Rate) six (6) months thereafter, as selected by Borrower in the Alternative Currency Credit Notice; provided that:
(a)    any Alternative Currency Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Alternative Currency Interest Period shall end on the next preceding Business Day;
(b)    any Alternative Currency Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Alternative Currency Interest Period) shall end on the last Business Day of the calendar month at the end of such Alternative Currency Interest Period; and
(c)    no Alternative Currency Interest Period shall extend beyond the applicable Maturity Date.
“Alternative Currency Interest Rate” means:
(a)    with respect to any Multicurrency Obligation denominated in Pounds Sterling, Daily Simple SONIA; or
(b)    with respect to any Multicurrency Obligation denominated in Canadian Dollars, the per annum rate determined by the Administrative Agent to be the CDOR Rate.
Notwithstanding the foregoing, in no event shall the Alternative Currency Interest Rate for any Alternative Currency or Alternative Currency Advance be less than 0%.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which “Applicable Facility Fee - Rating” or “Applicable Facility Fee – Ratio” is then determined, as applicable. Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee. The provisions of this definition shall be subject to Section 2.6(c).

Applicable Facility Fee – Ratio
Leverage Ratio	< 35%	> 35% < 40%	> 40% < 45%	> 45% < 50%	> 50%<55%	> 55%
Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Facility Fee	0.150%	0.150%	0.200%	0.200%	0.300%	0.300%

Applicable Facility Fee – Rating
Rating	A / A2	A- / A3	BBB+ / Baa1	BBB / Baa2	BBB- / Baa3	Lower than BBB- / Baa3
Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Applicable Facility Fee	0.100%	0.125%	0.150%	0.200%	0.250%	0.300%
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means the Applicable Margin – Ratio, and following Borrower’s written election to Administrative Agent, the Applicable Margin – Rating. Such election of the Applicable Margin – Rating by Borrower shall be irrevocable once made; provided that it is understood and agreed that the “Applicable Margin” with respect to any Term Loans shall be as set forth for such Term Loans in the applicable Incremental Joinder Agreement for such Term Loans.
“Applicable Margin – Rating” means, with respect to a particular Class and Type of Loans, the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which Hudson REIT’s Credit Rating then falls; provided that it is understood and agreed that the “Applicable Margin” with respect to any Term Loans, if applicable, shall be as set forth for such Term Loans in the applicable Incremental Joinder Agreement for such Term Loans. Any election by Borrower for the Applicable Margin – Rating to apply and any change in Hudson REIT’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(q) that Hudson REIT’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section, but the Administrative Agent becomes aware that Hudson REIT’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that Hudson REIT’s Credit Rating has changed. Following the Borrower’s written election to the Administrative Agent selecting the Applicable Margin – Rating, the Borrower shall use commercially reasonable efforts to have two (2) Credit Ratings at all times, at least one of which shall be from S&P or Moody’s. During any period that the Borrower has received only two (2) Credit Ratings, at least one of which shall be from S&P or Moody’s, that are equivalent, the Applicable Margin – Rating shall be determined based on the Level corresponding to such Credit Ratings. In the event that (x) the Borrower receives only two (2) Credit Ratings, at least one of which shall be from S&P or Moody’s, and such Credit Ratings are not equivalent, or (y) the Borrower receives more than two (2) Credit Ratings, and such Credit Ratings received are not all equivalent, then, in each case, the Applicable Margin – Rating shall be (a) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody's and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (b) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. Baal by Moody's and BBB- by S&P or Fitch) or more, the Applicable Margin – Rating shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be based on the lower of the two (2) highest Credit Ratings. Following the

Borrower’s written election to the Administrative Agent selecting the Applicable Margin – Rating, during any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin – Rating shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower (A) has not received a Credit Rating or (B) has not received a Credit Rating from S&P and has not received a Credit Rating from Moody’s, the Applicable Margin - Rating shall be determined based on Level VI. The provisions of this definition shall be subject to Section 2.6(c).

Rating	A / A2 or better	A- / A3	BBB+ / Baa1	BBB / Baa2	BBB- / Baa3	Lower than BBB- / Baa3
Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Revolving Loan (any Class) - LIBOR Loan and Multicurrency Loan Applicable Margin	0.700%	0.725%	0.775%	0.850%	1.050%	1.400%
Revolving Loan (any Class) - Base Rate Loan Applicable Margin	0.000%	0.000%	0.000%	0.000%	0.050%	0.400%
During any applicable Sustainability Adjustment Period, the Applicable Margin set forth in the table above shall be decreased by the Applicable Sustainability Adjustment (if any) in effect during such Sustainability Adjustment Period; provided that in no event shall the Applicable Margin be less than zero.
“Applicable Margin – Ratio” means, with respect to a particular Class and Type of Loans, the percentage rate set forth below corresponding to the ratio of Total Liabilities to Total Asset Value as determined in accordance with Section 10.1(a); provided that it is understood and agreed that the “Applicable Margin” with respect to any Term Loans shall be as set forth for such Term Loans in the applicable Incremental Joinder Agreement for such Term Loans:

Leverage Ratio	< 35%	> 35% < 40%	> 40% < 45%	> 45% < 50%	> 50%<55%	> 55%
Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Revolving Loan (any Class) - LIBOR Loan and Multicurrency Loan Applicable Margin	1.05%	1.10%	1.20%	1.25%	1.30%	1.50%
Revolving Loan (any Class) - Base Rate Loan Applicable Margin	0.10%	0.15%	0.20%	0.25%	0.30%	0.50%
    The Applicable Margin - Ratio for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Liabilities to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the

Applicable Margin - Ratio shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin – Ratio shall equal the percentage corresponding to Level VI until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Agreement Date through, but excluding the date on which the Administrative Agent first determines the Applicable Margin - Ratio for each Class of Loans as set forth above, the Applicable Margin - Ratio shall be determined based on the Compliance Certificate delivered pursuant to Section 6.1(a)(ix). Thereafter, such Applicable Margin - Ratio shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.6(c).
During any applicable Sustainability Adjustment Period, the Applicable Margin set forth in the table above shall be decreased by the Applicable Sustainability Adjustment (if any) in effect during such Sustainability Adjustment Period; provided that in no event shall the Applicable Margin be less than zero.
“Applicable Sustainability Adjustment” means, for any Sustainability Adjustment Period (beginning with the Sustainability Adjustment Period for fiscal year 2022), determined by reference to the LEED Sustainability Rating Metric and Fitwel Sustainability Metric as reported in the Sustainability Certificate delivered pursuant to Section 9.3 for the immediately preceding fiscal year of the Borrower and accompanied by a report by a Sustainability Metric Auditor or an externally verified corporate responsibility report acceptable to the Administrative Agent in its sole discretion confirming the same:
(a) if the Borrower achieves or exceeds the Fitwel Sustainability Metric Target (but not the LEED Sustainability Metric Target) for the immediately preceding fiscal year, the Applicable Sustainability Adjustment for such Sustainability Adjustment Period shall be one (1) basis point reduction in the Applicable Margin set forth in each applicable pricing table in the definition of “Applicable Margin”;
(b) if the Borrower achieves or exceeds the LEED Sustainability Metric Target (but not the Fitwel Sustainability Metric Target) for the immediately preceding fiscal year, the Applicable Sustainability Adjustment for such Sustainability Adjustment Period shall be one (1) basis point reduction in the Applicable Margin set forth in each applicable pricing table in the definition of “Applicable Margin”;
(c) if the Borrower achieves or exceeds both the Fitwel Sustainability Metric and LEED Sustainability Metric Target for the immediately preceding fiscal year, the Applicable Sustainability Adjustment for such Sustainability Adjustment Period shall be two (2) basis point reduction in the Applicable Margin set forth in each applicable pricing table in the definition of “Applicable Margin”; or
(d) if (i) none of the Sustainability Metric Targets set forth in clauses (a) through (c) above are achieved or exceeded for such Fiscal Year, or (ii) the Borrower shall have elected in its sole discretion to not report the Sustainability Metric Targets in the applicable Sustainability Certificate, the Applicable Sustainability Adjustment for such Sustainability Adjustment Period shall be zero and there shall be no Applicable Sustainability Adjustment to the Applicable Margin set forth in the pricing tables in the definition of “Applicable Margin”.
Notwithstanding anything to the contrary herein, until the delivery of the Sustainability Certificate delivered in respect of Fiscal Year 2022 pursuant to Section 9.3, the Applicable Sustainability Adjustment shall be zero and there shall be no Applicable Sustainability Adjustment to the Applicable Margin set forth in the pricing tables in the definition of “Applicable Margin.
In no event shall more than one of the foregoing clauses of this definition above apply concurrently.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Approved International Location” means Canada, the United Kingdom and each other location agreed to in writing by the Administrative Agent in its sole discretion.
“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender, and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any applicable currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one half of one percent (0.50%) and (c) the LIBOR Market Index Rate plus one percent (1.0%); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor); provided, however, that if the Base Rate determined as provided above would be less than zero percent (0.0%), then the Base Rate shall be deemed to be zero percent (0.0%).
“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to (a) any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, LIBOR, (b) any Obligations, interest, fees, commissions or other amounts denominated in Sterling or calculated with respect thereto, Daily Simple SONIA or (c) any Obligations, interest, fees, commissions or other amounts denominated in Canadian Dollars or calculated with respect thereto, CDOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to any such benchmark rate, then “Benchmark” with respect to Obligations, interest, fees, commissions or other amounts denominated in such currency means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event or Early Opt-in Election with respect to a then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, only the alternative set forth in clause (3) below shall apply:
(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Derivatives Contract in place with respect to any of the Loans denominated in Dollars as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (1) for such Benchmark Transition Event or Early Opt-in Election, as applicable, in which event clause (3) below shall apply; provided that, in the case of this clause (1), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion;
(2) the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the currency applicable to such Benchmark at such time and (B) the related Benchmark Replacement Adjustment;
provided that, if any such Benchmark Replacement pursuant to clauses (1), (2) or (3) above would be less than the applicable Floor, such Benchmark Replacement will be deemed to be the applicable Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark for any currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;
    (b)    the spread adjustment (which may be a positive or negative value or zero) that would apply at such time, as determined by the Administrative Agent in its reasonable discretion, to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;
(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the currency applicable to such Benchmark;
provided that, (x) in the case of clause (1) of this definition above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if such then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 5.2(b) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of reserve adjustment provisions, the applicability of breakage provisions, the applicability and length of lookback periods, applicable changes to Section 13.10, and other technical, administrative or operational matters) that the Administrative Agent reasonably determines in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any then-current Benchmark, the earliest to occur of the following events with respect to such Benchmark for the applicable currency:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
(c)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark for any applicable currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark for any applicable currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any applicable currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b).
    “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
    “Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given such term in Section 2.6(c).
“Borrower LP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of December 17, 2015, as amended, supplemented or otherwise modified from time to time.
“Borrower Preferred Units” means the Borrower’s Series A Preferred Units and Series C Preferred Units, in each case, as defined in the Borrower LP Agreement.

“Business Day” means (a) for all purposes other than as set forth in clauses (b) and (c) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Los Angeles, California, and New York, New York, are open for the conduct of their commercial banking business, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (c) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, any day that is a Business Day described in clause (a) and that is also a day (other than a Saturday or Sunday) on which banks are open for business in Toronto. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Canadian Dollars” or “C$” means lawful currency of Canada.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.25 per square foot for Office Properties or any other Properties other than Studio Properties or (b) $0.40 per square foot for Studio Properties multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365). If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of Hudson REIT and its Subsidiaries on a consolidated basis and Hudson REIT’s Ownership Share of all Properties of all Unconsolidated Affiliates.
“Capitalization Rate” means, as applicable, (i) eight percent (8.00%) for Studio Properties and (ii) six percent (6.00%) for Office Properties and any other Properties other than Studio Properties.
“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank; provided that with respect to any Multicurrency Letter of Credit and any Revolving Multicurrency Tranche Letter of Credit Liabilities denominated in an Alternative Currency, solely at the option of the Administrative Agent or the applicable Issuing Bank, any Cash Collateral provided with respect thereto may be provided in such Alternative Currency. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85.0%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“CDOR Rate” means, on any day for the applicable Alternative Currency Interest Period, the rate per annum equal to the rate determined by the Administrative Agent on the basis of the rate applicable to Canadian Dollar bankers’ acceptances (“CDOR”) as administered by Refinitiv Benchmarks Services (UK) Limited, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to such Alternative Currency Interest Period, at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error, and be computed using any reasonable averaging and attribution method. Notwithstanding the foregoing, in no event shall the CDOR Rate be less than the applicable Floor.
“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving USD Tranche Commitment, Revolving Multicurrency Tranche Commitment or a Term Loan Commitment; (b) when used with respect to a Loan, refers to whether such Loan is a Revolving USD Tranche Loan, Revolving Multicurrency Tranche Loan or a Term Loan advance; (c) when used with respect to a Letter of Credit, refers to whether such Letter of Credit is a Revolving USD Tranche Letter of Credit or a Revolving Multicurrency Tranche Letter of Credit; and (d) when used with respect to a Lender, refers to whether such Lender is a Revolving USD Tranche Lender, Revolving Multicurrency Tranche Lender or a Term Loan Lender.
“Commitment” means, as to a Lender, such Lender’s Revolving USD Tranche Commitment, such Lender’s Revolving Multicurrency Tranche Commitment and/or such Lender’s applicable Term Loan Commitment, as the context may suggest or require.
“Commitment Percentage” means Term Loan Commitment Percentage, Revolving USD Tranche Commitment Percentage or Revolving Multicurrency Tranche Commitment Percentage, as the context may suggest or require.
“Commitment Reduction Notice” has the meaning given such term in Section 2.13.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning given such term in Section 9.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction-in-Progress” means Property undergoing ground-up construction, but not yet completed. Such Property shall cease to be Construction-in-Progress and shall thereafter be valued using the applicable Capitalization Rate (instead of book value) for purposes of determining Total Asset Value, (1) if Development Completion occurs at any time during the first month of a fiscal quarter, at the end of such fiscal quarter or (2) if Development Completion occurs after the first month of a fiscal quarter, at the end of the following fiscal quarter. For purposes hereof “Development Completion” means the earlier of (a) twelve (12) months after substantial completion of all improvements (other than tenant improvements of unoccupied space) related to the development of such Property and (b) such time as Construction-in-Progress achieves an Occupancy Rate of at least eighty percent (80.0%).
“Continue”, “Continuation” and “Continued” means the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10 or Section 5.2(b), or the continuation of a Multicurrency Loan denominated in an Alternative Currency from one Alternative Currency Interest Period to another Alternative Currency Interest Period, each if available, pursuant to Section 2.10.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” means the conversion of a Loan denominated in Dollars of one Type into a Loan of another Type pursuant to Section 2.11.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, (c) the Continuation of a LIBOR Loan or a Multicurrency Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity (other than any automatic renewal in the absence of a notice of non-renewal from any applicable Issuing Bank as set forth in Section 2.4(b)), or increases the Stated Amount, of such Letter of Credit.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Daily Simple SONIA” means, for any day (a “Simple SONIA Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SONIA for the day (such day, a “Simple SONIA Determination Day”) that is five (5) RFR Business Days prior to (A) if such Simple SONIA Rate Day is a RFR Business Day, such Simple SONIA Rate Day or (B) if such Simple SONIA Rate Day is not a RFR Business Day, the RFR Business Day immediately preceding such Simple SONIA Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, plus (ii) the SONIA Adjustment, and (b) the applicable Floor. If by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Simple SONIA Determination Day, the SONIA in respect of such Simple SONIA Determination Day has not been published on the SONIA Administrator’s Website, then the SONIA for such Simple SONIA Determination Day will be the SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided that any SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive Simple SONIA Rate Days. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to any Borrower. Each determination of Daily Simple SONIA shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the passage of time, or both.
“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower and such Defaulting Lender, as well as to the Issuing Banks if such Defaulting Lender is a Revolving Lender.
“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit H to be executed and delivered by the Borrower pursuant to Section 6.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Documentation Agents” has the meaning set forth in the introductory paragraph hereof.
“Dollar”, “Dollars”, “USD” or “$” means the lawful currency of the United States of America.
“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America.
“Early Opt-in Election” means,
(a) with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, if such Benchmark is LIBOR, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders; and
(b)    with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in such currency at such time contain (as a result of amendment or as originally executed) a new benchmark rate to replace such Benchmark, and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from such Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Earnings From Studio Service Operations” means, with respect to any Studio Service Subsidiary for a given period and without duplication, the net income (or loss) of such Studio Service Subsidiary from rental and/or fee-based studio-related, production-related and/or ancillary or related services (including, without limitation, related to the business of providing location trailers, production vehicles, trucks, vans, generators, carts, gators, portable toilets and related equipment and facilities) for such period determined on a consolidated basis exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) non-cash compensation, (v) extraordinary or nonrecurring items and earnout obligations and payments, (vi) non-operating employee compensation expenses with respect to severance and employee relocation expenses, and (vii) foreign exchange income and/or losses and gain and/or losses on the sale or disposal of assets. Earnings From Studio Service Operations shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP, amortization of intangibles pursuant to FASB ASC 805, amortization of deferred financing costs, and non-cash compensation expenses (to the extent such adjustments would otherwise have been included in the determination of Earnings From Studio Service Operations). For purposes of this definition, nonrecurring items shall be deemed to include (w) transaction costs incurred in connection herewith and the retirement of any Indebtedness, including any portion of the Indebtedness under this Agreement, (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“EBITDA” means, with respect to a Person for a given period and without duplication, the sum of (a) net income (or loss) of such Person for such period determined on a consolidated basis exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) non-cash compensation and (v) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Properties (but not from the sale of Properties developed for the purpose of sale); plus (b) such Person’s pro-rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP, amortization of intangibles pursuant to FASB ASC 805, amortization of deferred financing costs, and non-cash compensation expenses (to the extent such adjustments would otherwise have been included in the determination of EBITDA). For purposes of this definition, nonrecurring items shall be deemed to include (w) transaction costs incurred in connection herewith and the retirement of any Indebtedness, including any portion of the Indebtedness under this Agreement, (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning given such term in Section 6.1.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries and (ii) any Defaulting Lender or any of its Subsidiaries.
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is an Office Property or Studio Property; (b) the Property is one hundred percent (100%) owned, or leased under a Ground Lease by the Borrower and/or a Guarantor; (c) neither such Property, nor any interest of the Borrower or any Subsidiary of the Borrower therein, is subject to any Lien (other than Permitted Liens, except Permitted Liens described in clause (g) of the definition thereof) or a Negative Pledge (other than a Negative Pledge expressly permitted under Section 10.2); (d) if such Property is owned or leased by a Guarantor (i) none of the Borrower’s ownership interest in such Guarantor is subject to any Lien (other than Permitted Liens) or to a Negative Pledge (other than a Negative Pledge expressly permitted under Section 10.2); and (ii) other than with respect to the Properties that are subject to the Ground Leases set forth on Schedule 1.1(f), the Borrower directly, or indirectly through a Subsidiary, has the corporate or other organizational power and authority to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation or marketability of such Property. During such time as the owner of any Unencumbered Pool Property is not required to provide a Guaranty pursuant to Section 8.14(c), the conditions of this definition requiring that such Unencumbered Pool Property be owned by a Guarantor shall be deemed modified to require that such Unencumbered Pool Property be owned by a Subsidiary of Borrower.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event for which the thirty-day (30) notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or, with respect to a Plan, the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or would reasonably be expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of a Multiemployer Plan or the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 412 of the Internal Revenue Code and Sections 302 or 4007 of ERISA, Sections 414(m) or (o)of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or passage of time or any other condition has been satisfied.
“Exchange Act” has the meaning given such term in Section 11.1(l).
“Excluded Subsidiary” means (1) any Material Subsidiary (a) holding title to assets that are or are to become within ninety (90) days (subject to extension by Administrative Agent) of acquisition or refinancing collateral for any Secured Indebtedness of such Subsidiary (or the assets of which consist solely of Equity Interests of such a Subsidiary and incidental and immaterial assets in connection with such ownership) and that is (or will be) prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, (b) prohibited by law or governmental regulations from Guarantying the Obligations or (c) prohibited from Guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was required by a third party equity owner of such Subsidiary or (2) any Foreign Subsidiary, Foreign Subsidiary Holding Company or Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary or of a Foreign Subsidiary Holding Company. All Excluded Subsidiaries as of the Agreement Date are listed on Schedule 1.1(b)(ii).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 32 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals hereof.
“Existing Credit Facilities” has the meaning set forth in the recitals hereof.
“Existing Letter of Credit” means the letter of credit originally issued under an Existing Credit Agreement and more particularly described on Schedule 1.1(d).
“Existing Revolving Facility” has the meaning given that term in the recitals.
“Existing Term Loan Facility” has the meaning given that term in the recitals.

“Extensions of Credit” means, as to any Lender at any time, any and all Loans made by such Lender, Letters of Credit issued by such Lender and Letter of Credit Liabilities owed to such Lender, as the context may suggest or require.
“FASB” means the Financial Accounting Standards Board.
“FASB ASC” means the Accounting Standards Codification of the FASB.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, however, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents.
“Fee Letter” means, collectively or individually, as the context may suggest or require, those certain fee letters by and among the Borrower, a Lead Arranger and/or a Lender, or any combination thereof, in connection with this Agreement.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.
“First Extended Revolving Maturity Date” means June 21, 2026.
“Fitch” means Fitch Ratings, a division of Fitch, Inc.
“Fitwel Sustainability Metric” means the percentage of in-service office portfolio square feet that has obtained Fitwel certification. Only office portfolio square footage in service at fiscal year-end 2022 and square footage from future office portfolio development properties will be counted and acquisitions will not. Dispositions will remain part of the total by counting the certification status as of the day of disposition.
“Fitwel Sustainability Metric Target” means, with respect to any fiscal year of the Borrower, the Fitwel Sustainability Metric specified in the table below for the corresponding fiscal year specified below:

Fiscal Year	Fitwel Sustainability Metric Target
2022	35%
2023	40%
2024	45%
2025	50%
“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person (including Hudson REIT’s Ownership Shares of such payments made by any Unconsolidated Affiliate of such Person) during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate of all Preferred Dividends paid or accrued by such Person (including Hudson REIT’s Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of such Person) on any Preferred Equity Interest during such period.
“Floor” means, with respect to any Benchmark with respect to any Class, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to such Benchmark for such Class. As of the Agreement Date, the Floor for each Class is zero percent (0.0%).
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within the United States of America.
“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America, all or substantially all of the assets of which are equity interests (or equity and debt interests) in a Foreign Subsidiary (or Foreign Subsidiaries).
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, such Defaulting Lender’s applicable Revolving Commitment Percentage of the outstanding Class of Letter of Credit Liabilities, as applicable, other than Letter of Credit Liabilities of such Class as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders of such Class or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period, minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures, plus (d) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.
“GAAP” means, subject to Section 1.2, generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the

American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority (including any supranational authorities (e.g., EU and ECB)), body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease or sub-lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options exercisable in the sole discretion of the Borrower or its Subsidiaries subject only to ministerial conditions precedent (i.e., notice)) of thirty (30) years or more from the Agreement Date; provided that the ground leases set forth on Schedule 1.1(e) shall not be subject to this remaining term requirement of at least thirty (30) years; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, or where the lessor has provided its consent to such encumbrance; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantied Obligations” means, collectively, (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender, any Issuing Bank, or the Administrative Agent under or in connection with this Agreement or any other Loan Document, including, without limitation, the repayment of all principal of the Revolving Loans and Term Loans and the Reimbursement Obligations, and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender, any Issuing Bank or the Administrative Agent hereunder or in connection therewith; (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation); (c) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (d) all expenses, including, without limitation, attorneys’ fees and disbursements, permitted under Section 13.2, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor under the Guaranty and (e) all other Obligations.
“Guarantied Party” or “Guarantied Parties” has the meaning given such term in the Guaranty.
“Guarantor” means (a) any Person that is party to the Guaranty as a “Guarantor” and shall in any event include Hudson REIT and each Material Subsidiary (other than Excluded Subsidiaries) which is required to execute a Guaranty in order to comply with Section 8.14 and (b) any Person that would be required to be a party to the Guaranty as a “Guarantor” hereunder but for the application of Section 8.14(c) as a result of Hudson REIT obtaining and maintaining an Investment Grade Rating.

“Guaranty”, “Guaranties”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or Section 8.14 and substantially in the form of Exhibit B.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Hudson REIT” means Hudson Pacific Properties, Inc., a Maryland corporation.
“Incremental Joinder Agreement” has the meaning given such term in Section 2.17.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered other than trade payables incurred in the ordinary course of such Person’s business which are not past due for more than sixty (60) days or such payables are being contested in good faith and for which adequate reserves have been set aside; (c) Capitalized Lease Obligations of such Person (including Ground Leases to the extent required under GAAP to be reported as a liability); (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any equity redemption obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar customary exceptions to recourse liability or exceptions relating to bankruptcy, insolvency, receivership or other similar events, provided that the obligations under such guaranty have not become due and payable); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (k) any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person; and (l) the Indebtedness of any consolidated Affiliate of such Person and such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. Notwithstanding the foregoing, “Indebtedness” shall exclude (i) the shareholder loans made to Hudson One Ferry REIT, L.P., by Hudson One Ferry, LLC and Allianz Lebenversicherungs AG (or such other legal organization as such entity may adopt, or such other legal or d/b/a name under which such entity may do business from time to time) and either of their permitted successors and assigns so long as such successor or assign continues to own the shareholder loan made to and the ownership interest in Hudson One Ferry REIT, L.P. made by its predecessor or assignor, as applicable, and (ii) similar loans made by joint venture shareholders to other Subsidiaries of the Borrower and joint ventures and reasonably approved by the Administrative Agent, so long as such loans referred to in the immediately foregoing clauses (i) and (ii) to a particular joint venture are pari passu, made and repaid pro rata in accordance with each such shareholder's respective ownership interest in such joint venture and on substantially identical terms.
“Indemnifiable Amounts” has the meaning given such term in Section 12.8.
“Indemnified Costs” has the meaning given such term in Section 13.10.
“Indemnified Party” has the meaning given such term in Section 13.10.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnity Proceeding” has the meaning given such term in Section 13.10.
“Intellectual Property” has the meaning given such term in Section 7.1(t).
“Interest Expense” means, for any period, without duplication, (a) total interest expense of Hudson REIT, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) Hudson REIT’s Ownership Share of Interest Expense of Unconsolidated Affiliates for such period, but, in each case, excluding any non-cash interest expense (except for the payment-in-kind interest expense) including, but not limited to, amortization of deferred financing costs.
“Interest Period” means (a) with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of

Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and (b) with respect to Multicurrency Loans, the Alternative Currency Interest Period, if applicable. Notwithstanding the foregoing: (i) if any Interest Period for a LIBOR Loan which is a Revolving Loan would otherwise end after the Revolving Maturity Date such Interest Period shall end on the Revolving Maturity Date; (ii) if any Interest Period for a LIBOR Loan which is a Term Loan would otherwise end after the Maturity Date of such Term Loan, then such Interest Period for such Term Loan shall end on the Maturity Date of such Term Loan; and (iii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means either or both of a Credit Rating of BBB- or higher from S&P or Baa3 or higher from Moody’s.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means, collectively or individually, as the context may suggest or require, Wells Fargo, Bank of America, N.A., U.S. Bank National Association, KeyBank National Association and/or Royal Bank of Canada, in each case, as designated by Borrower in its request to issue a given Letter of Credit as the Revolving Lender of the applicable Class which shall issue such Letter of Credit with respect to such request, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4; provided, however, that the aggregate amount of all outstanding Letter of Credit Liabilities in connection with Letters of Credit issued by each Issuing Bank shall not exceed such Issuing Bank’s pro rata share of the applicable L/C Commitment Amount (assuming for this purpose the applicable L/C Commitment Amount is allocated evenly among the applicable Issuing Banks) unless such Issuing Bank agrees to a larger amount.
“Joint Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.
“L/C Commitment Amount” has the meaning given to such term in Section 2.4(a)(ii).
“L/C Disbursement” has the meaning given to such term in Section 3.9(b).

“Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.
“LEED Sustainability Metric” means the percentage of in-service office portfolio square feet that has obtained LEED certification. Only office portfolio square footage in service at fiscal year-end 2022 and square footage from future office portfolio development properties will be counted and acquisitions will not. Dispositions will remain part of the total by counting the certification status as of the day of disposition.
“LEED Sustainability Metric Target” means, with respect to any fiscal year of the Borrower, the LEED Sustainability Metric specified in the table below for the corresponding fiscal year specified below:

Fiscal Year	LEED Sustainability Metric Target
2022	88%
2023	89%
2024	90%
2025	91%
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 13.23, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” means any or all Revolving Multicurrency Tranche Letters of Credit and Revolving USD Tranche Letters of Credit, and, for avoidance of doubt, the Existing Letter of Credit, as the context may suggest or require.
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the applicable Class of Revolving Lenders, and under the sole dominion and control of the Administrative Agent, for the benefit of the applicable Issuing Bank and the applicable Class of Revolving Lenders.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Lender (other than the Lender then acting as Issuing Bank with respect to such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Lender then acting as the Issuing Bank with respect to such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Lender then acting as the Issuing Bank with respect to such Letter of Credit) of their participation interests under such Section.
“Level” has the meaning given such term in the definition of the term “Applicable Margin-Rating.”
“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 5.2, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the greater of (A) zero and (B) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by Administrative Agent, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to one minus the Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Day prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the Reserve Percentage shall result in a change in LIBOR on the date on which such change in the Reserve Percentage becomes effective. Notwithstanding the foregoing, and unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.2, in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.
“LIBOR Loan” means a Revolving Loan or a Term Loan (or any portion of any of the foregoing) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR. LIBOR Loans may only be denominated in Dollars.
“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day; provided that the “LIBOR Market Index Rate” shall not be applicable during any Benchmark Unavailability Period with respect to LIBOR or at any time that a tenor for one-month LIBOR is not an Available Tenor. The LIBOR Market Index Rate shall be determined on a daily basis. If LIBOR Market Index Rate determined as provided above would be less than zero, the LIBOR Market Index Rate shall be deemed to be zero.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom or (b) any arrangement, express or implied, under which any property of such Person is sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such

Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Lien.
“Loan” means a Revolving Loan and/or a Term Loan, as the context may suggest or require.
“Loan Document” means this Agreement, each Note, the Guaranty, Fee Letter, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered to the Administrative Agent or a Lender by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).
“Loan Party” means the Borrower, Hudson REIT, and each other Person who guarantees all or a portion of the Obligations or that would be required to be a party to the Guaranty as a “Guarantor” hereunder but for the application of Section 8.14(c) as a result of Hudson REIT obtaining and maintaining an Investment Grade Rating. Schedule 1.1(b)(i) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Management Fee Income” means, as of any date of determination and for a given period, an amount (without duplication and determined on a consistent basis with prior periods) equal to: (i) the sum of: (a) the revenue paid or payable in cash earned by the Borrower and its Subsidiaries from third parties (without regard to whether such third parties are consolidated with the Borrower for financial reporting purposes under GAAP) and Unconsolidated Affiliates (excluding the portion thereof payable (directly or indirectly) on account of Borrower’s Ownership Share therein) for property and asset management services (including, without limitation, construction management and leasing related fees and services) related to Properties managed on behalf such parties, minus (b) operating expenses incurred by the Borrower and its Subsidiaries in connection with such property management and asset services.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable in exchange for common stock or other equivalent common Equity Interests, or, at the option of the Person responding to the redemption, for cash in lieu of Equity Interests, or a combination thereof); in each case, on or prior to the Revolving Maturity Date.
“Material Acquisition” means any acquisition of assets by Hudson REIT, the Borrower or any Subsidiary in which the assets acquired exceed ten percent (10%) of the then Total Asset Value (not taking into account such new acquisition).
“Material Adverse Effect” means (a) a materially adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the validity or enforceability of any of the Loan Documents, or (iii) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent, taken as a whole, under any of the Loan Documents or (b) a material impairment on the ability of the Borrower and the other Loan Parties, taken as a whole, to (i) perform their obligations under any Loan Document, taken as a whole, or (ii) timely pay the principal of or interest on the Loans or other amounts payable in connection therewith or timely pay all Reimbursement Obligations.

“Material Contract” means any written contract or other written arrangement (other than Loan Documents and Specified Derivatives Contracts) to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect (other than under clause (a)(i) of the definition thereof).
“Material Indebtedness” has the meaning given such term in Section 11.1(d).
“Material Subsidiary” means any Subsidiary to which more than five percent (5.0%) of Total Asset Value, determined exclusive of cash and Cash Equivalents and exclusive of assets that are owned by (i) Excluded Subsidiaries or (ii) Unconsolidated Affiliates, is attributable on an individual basis.
“Maturity Date” means the Revolving Maturity Date or the applicable Term Loan Maturity Date, as the context may suggest or require.
“Mixed-Use Property” means any mixed-use project that includes or will include a Retail Property and will also include a multifamily property and/or an Office Property.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.
“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.
“Multicurrency Extensions of Credit” means, as to any Revolving Multicurrency Tranche Lender, without duplication, the making of a Multicurrency Loan by such Revolving Multicurrency Tranche Lender or the issuance of, or participation in, a Multicurrency Letter of Credit by such Revolving Multicurrency Tranche Lender.
“Multicurrency Letter of Credit” means any letter of credit denominated in Dollars or, with the written consent of the applicable Issuing Bank, in an Alternative Currency, as selected by the Borrower, that is issued pursuant to Section 2.4(a)(ii).
“Multicurrency Loan” means, in the Dollar Equivalent Amount, any Revolving Multicurrency Tranche Loan denominated in an Alternative Currency.
“Multicurrency Obligations” means all Obligations denominated in an Alternative Currency.
“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six (6) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that either (a) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (b) requires a grant of a Lien to secure Unsecured Indebtedness if a Lien is granted to secure the Obligations or other Unsecured Indebtedness of such Persons, shall not constitute a Negative Pledge.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance, but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding (i) general overhead expenses of the Borrower or any Subsidiary and any property management fees; (ii) straight line rent leveling adjustments required under GAAP; (iii) amortization of intangibles pursuant to FASB ASC 805; and (iv) extraordinary or nonrecurring items, including, to the extent allocable to such Property, (w) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time, as the context may suggest or require.
“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary non-recourse carve-out guaranties, environmental indemnities, and other similar customary exceptions to recourse liability; provided that none of the foregoing have become due and payable, and except for recourse to a special purpose entity created solely for the purpose of holding such assets) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided that if any event occurs after which recourse for payment for such Indebtedness is no longer limited to specific assets of such Person (to the extent no longer limited to specific assets), such Indebtedness shall not be Nonrecourse Indebtedness after such event and (b) if such Person is a Single Asset Entity, such Person’s direct obligations for its Indebtedness for borrowed money.
“Note” means a Revolving Note and/or a Term Loan Note, as the context may suggest or require.
“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of a Loan.
“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of Loans (including any Multicurrency Loans) of a particular Class.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of Loans of a particular Class from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and/or any other Loan Party owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts or any Excluded Swap Obligations.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of square feet of such Property actually leased or occupied by unaffiliated third-party tenants subject to arm’s-length leases as to which no monetary default has occurred and has continued unremedied for ninety (90) or more days to (b) the aggregate number of rentable square feet of such Property.
“OFAC” has the meaning given such term in Section 7.1(y).
“Off-Balance Sheet Obligations” means liabilities and obligations of Hudson REIT, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Hudson REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Hudson REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which Hudson REIT is required to file with the SEC.
“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Property.
“Original Currency” has the meaning given that term in Section 13.28(a).
“Original Revolving Maturity Date” means December 21, 2025.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Currency” has the meaning given that term in Section 13.28(a).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank, such Issuing Bank, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Bank, such Issuing Bank, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions in the applicable in the applicable Alternative Currency.
“Ownership Share” means, with respect to any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Unconsolidated Affiliate or (b) subject to compliance with Section 9.4(p), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Affiliate.
“Participant” has the meaning given such term in Section 13.6(d).
“Participant Register” has the meaning given such term in Section 13.6(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Investors” means The Blackstone Group L.P. or any Affiliates thereof.
“Permitted Liens” means, as to any Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws or performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (c) covenants, conditions, zoning restrictions, easements, rights, restrictions and other encumbrances on title to the real property, which do not materially detract from the value and/or marketability of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lender Parties; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; (g) purchase money liens so long as no such Lien is spread to cover any property other than that which is purchased and the amount of Indebtedness secured thereby is limited to the purchase price, (h) any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement, (i) with respect to any Property, any attachment or judgment Lien on such Property arising from a judgment or order against such Person by any court or other tribunal so long as such judgment or order does not create or result in an Event of Default hereunder and is paid, stayed or dismissed through appropriate appellate proceedings on or before sixty (60) days from the date of entry and (j) Liens in existence as of the date hereof and set forth on Schedule 1.1(c) and with respect to Properties added to the Unencumbered Pool after the Agreement Date, Liens in existence as of the date such Property was added to the Unencumbered Pool and set forth on Schedule 1.1(c) (as supplemented by the Borrower on such date) and acceptable to Administrative Agent.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six (6) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Plan Assets” means “plan assets” within the meaning of the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
“Post-Default Rate” means an interest rate per annum equal to the Base Rate as in effect from time to time, plus the Applicable Margin, plus two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to Hudson REIT, the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 9th Floor, Minneapolis, MN 55415, Attention: Kirby D. Wilson, Loan No. 1006877, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the amount of such Lender’s Revolving Commitment (or if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the sum of the unpaid principal amount of all outstanding Revolving Loans of such Class(es) and Letter of Credit Liabilities of such Class(es) owing to such Lender as of such date), plus (ii) the amount of such Lender’s Term Loan Commitment (or if at the time of determination any of the Term Loan Commitments have terminated or been reduced to zero, the amount of the unpaid principal amount of all outstanding Term Loans of such Class(es) (terminated or reduced to zero) owing to such Lender as of such date) to (b) (i) the aggregate amount of the Revolving Commitments of all Lenders (or if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the sum of the unpaid principal amount of all outstanding Revolving Loans and Letter of Credit Liabilities owing to all Lenders as of such date) plus (ii) the aggregate amount of the Term Loan Commitments of all Lenders (or if at the time of determination any of the Term Loan Commitments have terminated or been reduced to zero, the aggregate amount of the unpaid principal amount of all outstanding Term Loans of such Class(es) (terminated or reduced to zero) owing to all Lenders as of such date). If at the time of determination the Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding. Any change in a Lender’s Commitment shall similarly change such Lender’s Pro Rata Share in a like manner and amount.
“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, Hudson REIT, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia or any Approved International Location.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money that is not Nonrecourse Indebtedness.
“Redenominated Amounts” has the meaning given such term in Section 2.2(d).
“Register” has the meaning given such term in Section 13.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse each Issuing Bank for each and every Revolving USD Tranche Reimbursement Obligation and Revolving Multicurrency Tranche Reimbursement Obligation issued by such Issuing Bank.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means, with respect to any given Benchmark, (a) the central bank for the currency applicable to such Benchmark or any central bank or other supervisor that is responsible for supervising either (i) such Benchmark or (ii) the administrator of such Benchmark or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency applicable to such Benchmark, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark or (B) the administrator of such Benchmark, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.
“Renovation Property” means a Property (a) on which the existing building or other improvements are undergoing renovation and redevelopment that will (i) disrupt the occupancy of at least forty percent (40.0%) of the square footage of such Property or (ii) temporarily reduce the Net Operating Income attributable to such Property by more than forty percent (40.0%) as compared to the immediately preceding comparable prior period or (b) which is acquired with occupancy of less than sixty (60.0%) and on which renovation and redevelopment will be conducted. A Property shall cease to be a Renovation Property, (1) if Renovation Completion occurs at any time during the first month of a fiscal quarter, at the end of such fiscal quarter or (2) if Renovation Completion occurs after the first month of a fiscal quarter, at the end of the following fiscal quarter after Renovation Completion. For purposes hereof “Renovation Completion” means the earliest to occur of (a) twelve (12) months after all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Property having been substantially completed and (b) such Property achieving an Occupancy Rate of at least eighty percent (80.0%).
“Required REIT Distributions” shall mean distributions not to exceed for any taxable year the minimum amount of cash that is required to be distributed by the Borrower with respect to such taxable year in order to meet the requirements under Section 857(a) of the Internal Revenue Code, determined assuming that the Borrower will meet its distribution requirement by distributing stock dividends to the maximum extent permitted under Revenue Procedure 2017-45, 2017-35 IRB 216, or any subsequent administrative (including but not limited to Revenue Procedure 2020-19, 2020-22 IRB 871) or regulatory guidance (as such guidance may be modified from time to time); provided, however, that the Required REIT Distributions shall be zero during any period in which the Borrower’s election to be taxed as a REIT has been terminated or revoked, or the Borrower does not satisfy the requirements under the Internal Revenue Code and applicable Treasury Regulations for being a REIT.
“Requisite Class Lenders” means, with respect to any Class of Lenders on any date of determination, Lenders of such Class (a) having more than fifty percent (50%) of the aggregate amount of the Commitments of such Class, or (b) if the Commitments of such Class have terminated, holding more than fifty percent (50%) of the principal amount of the aggregate outstanding Loans of such Class, and in the case of Revolving Lenders and outstanding Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded, and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) of such Class are party to this Agreement, the term “Requisite Class Lenders” shall in no event mean fewer than two Lenders of such Class. For purposes of this definition, as applied to Revolving Lenders, a Revolving Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Lenders” means, as of any date, (a) Lenders having greater than fifty percent (50%) of the aggregate amount of the Commitments of all Lenders; or (b) if the Commitments of any Class have been terminated or reduced to zero and the Commitments of any other Class remain outstanding, Lenders holding greater than fifty percent (50%) of the sum of the aggregate outstanding Commitments of all Lenders of such Class(es) (i.e., the Class(es) of Commitment not terminated or reduced to zero) and of the principal amount of the aggregate outstanding Loans (and Letter of Credit Liabilities, if the Revolving Commitments have been terminated or reduced to zero) of the Class(es) of Commitments that have been terminated or reduced to zero; or (c) if the Commitments of all Classes have been terminated or reduced to zero, Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loans (of all Classes) and Letter of Credit Liabilities; provided that, in each such case, (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean fewer than two Lenders. For purposes of this definition, a Revolving Lender shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Revolving Lenders” means, as of any date, (a) Revolving Lenders having greater than fifty percent (50%) of the aggregate amount of all Revolving Commitments of all Revolving Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, the Revolving Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Lenders” shall mean at least two (2) Revolving Lenders. For purposes of this definition, a Revolving Lender shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Revolving Multicurrency Tranche Lenders” means, as of any date, (a) Revolving Multicurrency Tranche Lenders having greater than fifty percent (50%) of the aggregate amount of the

Revolving Multicurrency Tranche Commitments of all Revolving Multicurrency Tranche Lenders, or (b) if the Revolving Multicurrency Tranche Commitments have been terminated or reduced to zero, Revolving Multicurrency Tranche Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Revolving Multicurrency Tranche Loans and Revolving Multicurrency Tranche Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Revolving Multicurrency Tranche Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Multicurrency Tranche Lenders” shall in no event mean less than two Revolving Multicurrency Tranche Lenders.
“Requisite Revolving USD Tranche Lenders” means, as of any date, (a) Revolving USD Tranche Lenders having greater than fifty percent (50%) of the aggregate amount of the Revolving USD Tranche Commitments of all Revolving USD Tranche Lenders, or (b) if the Revolving USD Tranche Commitments have been terminated or reduced to zero, Revolving USD Tranche Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Revolving USD Tranche Loans and Revolving USD Tranche Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Revolving USD Tranche Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving USD Tranche Lenders” shall in no event mean less than two Revolving USD Tranche Lenders.
“Reserve Percentage” means the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means with respect to Hudson REIT, the Borrower or any Subsidiary, the chief executive officer and the chief financial officer of the Borrower or such Subsidiary.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable solely in common Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a redemption or such other similar payment payable solely in common Equity Interests; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.
“Retail Property” means a Property improved with a building or buildings the substantial use of which is retail space, which may include a Property that is part of a Mixed-Use Property.
“Revaluation Date” means:
(a)    with respect to any Multicurrency Loan, each of the following: (i) each date of a borrowing of a Multicurrency Loan, (ii) each date of a continuation of a Multicurrency Loan and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Requisite Revolving Multicurrency Tranche Lenders shall reasonably require; and
(b)    with respect to any Multicurrency Letter of Credit, each of the following: (i) each date of issuance of a Multicurrency Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Multicurrency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Multicurrency Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine or the Requisite Revolving Multicurrency Tranche Lenders shall reasonably require.
“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s Revolving USD Tranche Commitment and/or Revolving Multicurrency Tranche Commitment, as the context may suggest or require.
“Revolving Commitment Percentage” means, as to each Revolving Lender of a given Class, the ratio, expressed as a percentage, of (a) the amount of such Revolving Lender’s aggregate Revolving Commitment of such Class to (b) the aggregate amount of all Revolving Commitments of such Class of all Revolving Lenders of such Class; provided, however, that if at the time of determination the Revolving Commitments of such Class have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender of such Class shall be the “Revolving Commitment Percentage” of such Revolving Lender of such Class in effect immediately prior to such termination or reduction.
“Revolving Credit Exposure” means, (i) with respect to any Revolving USD Tranche Lender at any time, such Lender’s Revolving USD Tranche Credit Exposure and (ii) with respect to any Revolving Multicurrency Tranche Lender at any time, such Lender’s Revolving Multicurrency Tranche Credit Exposure.
“Revolving Lender” means any or all Revolving USD Tranche Lenders and Revolving Multicurrency Tranche Lenders, as the context may suggest or require.
“Revolving Loan” means any or all Revolving USD Tranche Loans and Revolving Multicurrency Tranche Loans, as the context may suggest or require.
“Revolving Maturity Date” means (i) initially, the Original Revolving Maturity Date, (ii) following the first successful exercise of the option to extend pursuant to Section 2.14, the First Extended Revolving Maturity Date and (iii) following the second successful exercise of the option to extend pursuant to Section 2.14, the Second Extended Revolving Maturity Date.
“Revolving Multicurrency L/C Commitment Amount” has the meaning given to such term in Section 2.4(a)(ii).
“Revolving Multicurrency Tranche Commitment” means, as to each Revolving Multicurrency Tranche Lender, such Revolving Multicurrency Tranche Lender’s obligation to make Revolving Multicurrency Tranche Loans pursuant to Section 2.1(a)(ii), and to issue (in the case of the Issuing Banks) and to participate (in the case of the other Revolving Multicurrency Tranche Lenders) in Revolving Multicurrency Tranche Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1(a) as such Revolving Lender’s “Revolving Multicurrency Commitment Amount” or as set forth in any applicable Assignment and Assumption or Incremental Joinder Agreement, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.
“Revolving Multicurrency Tranche Commitment Percentage” means, as to each Revolving Multicurrency Tranche Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Commitment to (b) the aggregate amount of the Revolving Multicurrency Tranche Commitments of all Revolving Multicurrency Tranche Lenders; provided, however, that if at the time of determination the Revolving Multicurrency Tranche Commitments have been terminated or been reduced to zero, the “Revolving Multicurrency Tranche Commitment Percentage” of each Revolving Multicurrency Tranche Lender shall be the “Revolving Multicurrency Tranche Commitment Percentage” of such Revolving Multicurrency Tranche Lender in effect immediately prior to such termination or reduction.
“Revolving Multicurrency Tranche Credit Exposure” means, as to any Revolving Multicurrency Tranche Lender at any time, the aggregate principal Dollar Equivalent Amount at such time of its outstanding Revolving Multicurrency Tranche Loans and such Revolving Multicurrency Tranche Lender’s participation in Revolving Multicurrency Tranche Letter of Credit Liabilities at such time.
“Revolving Multicurrency Tranche Credit Outstandings” means the sum of (a) with respect to Revolving Multicurrency Tranche Loans on any date, the Dollar Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Multicurrency Tranche Loans occurring on such date; plus (b) with respect to any Revolving Multicurrency Tranche Letter of Credit Liabilities on any date, the Dollar Equivalent Amount of the aggregate outstanding amount thereof on such date after giving effect to any extensions of credit occurring on such date and any other changes in the aggregate amount of the Revolving Multicurrency Tranche Letter of Credit Liabilities as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Revolving Multicurrency Tranche Letters of Credit or any reductions in the maximum amount available for drawing under Revolving Multicurrency Tranche Letters of Credit taking effect on such date.
“Revolving Multicurrency Tranche Lender” means a Lender having a Revolving Multicurrency Tranche Commitment, or if the Revolving Multicurrency Tranche Commitments have terminated, holding any Revolving Multicurrency Tranche Loans or Revolving Multicurrency Tranche Letter of Credit Liabilities.
“Revolving Multicurrency Tranche Letter of Credit” means any letter of credit (whether denominated in Dollars or an Alternative Currency) that is issued pursuant to Section 2.4(a)(ii).
“Revolving Multicurrency Tranche Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Revolving Multicurrency Tranche Letter of Credit, the sum of (a) the Stated Amount of such Revolving Multicurrency Tranche Letter of Credit; plus (b) the aggregate unpaid principal amount of all Revolving Multicurrency Tranche Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Revolving Multicurrency Tranche Letter of Credit. For purposes of this Agreement, a Revolving Multicurrency Tranche Lender (other than the Revolving Multicurrency Tranche Lender then acting as Issuing Bank) shall be deemed to hold a Revolving Multicurrency Tranche Letter of Credit Liability in a Dollar Equivalent Amount equal to its participation interest under Section 2.4 in the related Revolving Multicurrency Tranche Letter of Credit, and the Revolving Multicurrency Tranche Lender then acting as the Issuing Bank shall be deemed to hold a Revolving Multicurrency Tranche Letter of Credit Liability in a Dollar Equivalent Amount equal to its retained interest in the related Revolving Multicurrency Tranche Letter of Credit after giving effect to the acquisition by the Revolving Multicurrency Tranche Lenders (other than the Revolving Multicurrency Tranche Lender then acting as the Issuing Bank) of their participation interests under such Section.
“Revolving Multicurrency Tranche Loan” has the meaning given such term in Section 2.1(a)(ii).
“Revolving Multicurrency Tranche Pro Rata Share” means, as to each Revolving Multicurrency Tranche Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Commitment to (b) the aggregate amount of the Revolving Multicurrency Tranche Commitments of all Revolving Multicurrency Tranche Lenders hereunder; provided, however, that if at the time of determination the Revolving Multicurrency Tranche Commitments have been terminated or been reduced to zero, the “Revolving Multicurrency Tranche Pro Rata Share” of each Revolving Multicurrency Tranche Lender shall be the “Revolving Multicurrency Tranche Pro Rata Share” of such Revolving Multicurrency Tranche Lender in effect immediately prior to such termination or reduction. Any change in a Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Commitment shall similarly change such Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Pro Rata Share in a like manner and amount.
“Revolving Multicurrency Tranche Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Banks for any drawing honored by any Issuing Bank under a Revolving Multicurrency Tranche Letter of Credit. All “Revolving Multicurrency Tranche Reimbursement Obligations” with respect to Multicurrency Letters of Credit hereunder shall be in Dollar Equivalent Amounts.
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit F-1, payable to a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving USD Tranche Commitment or Revolving Multicurrency Tranche Commitment, as applicable.
“Revolving USD L/C Commitment Amount” has the meaning given to such term in Section 2.4(a)(i).
“Revolving USD Tranche Commitment” means, as to each Revolving USD Tranche Lender, such Revolving USD Tranche Lender’s obligation to make Revolving USD Tranche Loans pursuant to Section 2.1(a)(i), and to issue (in the case of the Issuing Banks) and to participate (in the case of the other Revolving USD Tranche Lenders) in USD Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1(a)(i) as such Revolving Lender’s “Revolving USD Tranche Commitment Amount” or as set forth in any applicable Assignment and Assumption or Incremental Joinder Agreement, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Revolving USD Tranche Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.
“Revolving USD Tranche Commitment Percentage” means, as to each Revolving USD Tranche Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving USD Tranche Lender’s Revolving USD Tranche Commitment to (b) the aggregate amount of the Revolving USD Tranche Commitments of all Revolving USD Tranche Lenders; provided, however, that if at the time of determination the Revolving USD Tranche Commitments have been terminated or been reduced to zero, the “Revolving USD Tranche Commitment Percentage” of each Revolving USD Tranche Lender shall be the “Revolving USD Tranche Commitment Percentage” of such Revolving USD Tranche Lender in effect immediately prior to such termination or reduction.

“Revolving USD Tranche Credit Exposure” means, as to any Revolving USD Tranche Lender at any time, the aggregate principal amount at such time of its outstanding Revolving USD Tranche Loans and such Revolving USD Tranche Lender’s participation in USD Letter of Credit Liabilities at such time.
“Revolving USD Tranche Credit Outstandings” means the sum of (a) with respect to Revolving USD Tranche Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving USD Tranche Loans occurring on such date; plus (b) with respect to any USD Letter of Credit Liabilities on any date, the aggregate outstanding amount thereof on such date after giving effect to any extensions of credit occurring on such date and any other changes in the aggregate amount of the USD Letter of Credit Liabilities as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any USD Letters of Credit or any reductions in the maximum amount available for drawing under USD Letters of Credit taking effect on such date.
“Revolving USD Tranche Lender” means a Lender having a Revolving USD Tranche Commitment, or if the Revolving USD Tranche Commitments have terminated, holding any Revolving USD Tranche Loans or USD Letter of Credit Liabilities.
“Revolving USD Tranche Letter of Credit” means any letter of credit that is issued pursuant to Section 2.4(a)(i).
“Revolving USD Tranche Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Revolving USD Tranche Letter of Credit, the sum of (a) the Stated Amount of such Revolving USD Tranche Letter of Credit; plus (b) the aggregate unpaid principal amount of all Revolving USD Tranche Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Revolving USD Tranche Letter of Credit. For purposes of this Agreement, a Revolving USD Tranche Lender (other than the Revolving USD Tranche Lender then acting as Issuing Bank) shall be deemed to hold a Revolving USD Tranche Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Revolving USD Tranche Letter of Credit, and the Revolving USD Tranche Lender then acting as the Issuing Bank shall be deemed to hold a Revolving USD Tranche Letter of Credit Liability in an amount equal to its retained interest in the related Revolving USD Tranche Letter of Credit after giving effect to the acquisition by the Revolving USD Tranche Lenders (other than the Revolving USD Tranche Lender then acting as the Issuing Bank) of their participation interests under such Section.
“Revolving USD Tranche Loan” has the meaning given such term in Section 2.1(a)(i).
“Revolving USD Tranche Pro Rata Share” means, as to each Revolving USD Tranche Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving USD Tranche Lender’s Revolving USD Tranche Commitment to (b) the aggregate amount of the Revolving USD Tranche Commitments of all Revolving USD Tranche Lenders hereunder; provided, however, that if at the time of determination the Revolving USD Tranche Commitments have been terminated or been reduced to zero, the “Revolving USD Tranche Pro Rata Share” of each Revolving USD Tranche Lender shall be the “Revolving USD Tranche Pro Rata Share” of such Revolving USD Tranche Lender in effect immediately prior to such termination or reduction. Any change in a Revolving USD Tranche Lender’s Revolving USD Tranche Commitment shall similarly change such Revolving USD Tranche Lender’s Revolving USD Tranche Pro Rata Share in a like manner and amount.
“Revolving USD Tranche Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Banks for any drawing honored by any Issuing Bank under a Revolving USD Tranche Letter of Credit.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in this Agreement, in each case, such day is also a Business Day.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Agreement Date, Cuba, Iran, North Korea, Syria, Venezuela and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Extended Revolving Maturity Date” means December 21, 2026.
“Secured Indebtedness” means (without duplication), with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person or its subsidiaries outstanding at such date on a consolidated basis and that is secured in any manner by any Lien, and in the case of Hudson REIT (without duplication), Hudson REIT’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Senior Managing Agents” has the meaning set forth in the introductory paragraph hereof.

“Sharing Event” means (i) the occurrence of an Event of Default under Section 11.1(e) or 11.1(f), (ii) the termination of the Commitments under Section 11.2(a), or (iii) the acceleration of the Maturity Date.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities that collectively own a single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of such other Single Asset Entities described in the foregoing clause (i), then such Person shall also be deemed to be a Single Asset Entity for purposes hereof.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“SONIA” means a rate equal to the Sterling Overnight Index Average for such RFR Business Day.
“SONIA Adjustment” means (x) with respect to any Loans borrowed hereunder based on Daily Simple SONIA with a one (1) month Alternative Currency Interest Period, a percentage equal to 0.0326% (3.26 basis points) per annum, (y) with respect to any Loans borrowed hereunder based on Daily Simple SONIA with a three (3) month Alternative Currency Interest Period, a percentage equal to 0.1193% (11.93 basis points) per annum, and (z) with respect to any Loans borrowed hereunder based on Daily Simple SONIA with a six (6) month Alternative Currency Interest Period, a percentage equal to 0.2766% (27.66 basis points) per annum.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider and designated as a Specified Derivatives Contract by Borrower, in writing by notice to the Administrative Agent and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of any Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Agreement Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“Spot Rate” means, for a currency, the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such Spot Rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that the applicable Issuing Bank may use such Spot Rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling”, “GBP” or “£” means the lawful currency of the United Kingdom.
“Stated Amount” means the Dollar Equivalent Amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Studio Property” means a Property the substantial use of which is production studios, stages, control rooms and/or other audio and video room space, and office and other support space, storage facilities and other incidental spaces related thereto. Notwithstanding the foregoing, any Property or portion thereof (such portion, the “Netflix Portion”), demised pursuant to a lease (with an initial lease term of two or more years, not including any unexercised extension options) with Netflix, Inc. or any of its Affiliates, shall be deemed Office Property, it being understood that for purposes of determining NOI for the relevant Property, that if only a portion thereof is treated as Office Property pursuant to this definition above, then expenses attributable to the Netflix Portion shall be ratable based on the relationship that the square footage of the Netflix Portion bears to the square footage of the entire Property (including the Netflix Portion).
“Studio Service Subsidiary” means a Subsidiary operated primarily to provide rental and/or fee-based services to film, television or similar media productions.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of thirty percent (30.0%) of the undepreciated book value of the total consolidated assets at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Sustainability Adjustment Period” means the period running from the first day of the first month immediately following the delivery to Administrative Agent of the applicable Sustainability Certificate until the last day of the month in which the next Sustainability Certificate is delivered to Administrative Agent.
“Sustainability Certificate” means a certificate substantially in the form of Exhibit K.
“Sustainability Metric Auditor” means (a) Ernst & Young or (b) any other internationally recognized “big four” auditing firm or a reputable sustainability assurance provider reasonably satisfactory to the Administrative Agent and the Sustainability Structuring Agent.
“Sustainability Structuring Agent” has the meaning given to that term in the introductory paragraph hereof.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Syndication Agent” has the meaning set forth in the introductory paragraph hereof.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a loan made by a Term Loan Lender to Borrower pursuant to Section 2.17.
“Term Loan Commitment” means a Lender’s obligation to make advances of Term Loan(s) in accordance with Section 2.17, in an amount up to, but not exceeding, the amount set forth for such Lender in each applicable Incremental Joinder Agreement or as set forth in any applicable Assignment and Assumption.
“Term Loan Commitment Percentage” means, as to each Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Term Loan Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders; provided, however, that if at the time of determination the Term Loan Commitments have terminated or been reduced to zero, the “Term Loan Commitment Percentage” of each Term Loan Lender shall be the ratio, expressed as a percentage, of the unpaid principal amount of all outstanding Term Loan advances owing to such Lender as of such date, to the aggregate unpaid principal amount of all outstanding Term Loan advances owing to all Term Loan Lenders as of such date.
“Term Loan Lender” means each Lender who holds a Term Loan.
“Term Loan Maturity Date” means, with respect to each Term Loan, the final maturity date set forth for such Term Loan in the applicable Incremental Joinder Agreement for such Term Loan.
“Term Loan Note” means a promissory note made by Borrower substantially in the form of Exhibit F-2 payable to a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan Commitment, or if the Term Loan Commitments have terminated, the portion of Term Loans held by such Term Loan Lender.

“Term SOFR” means, for the applicable Corresponding Tenor as of 11:00 a.m. (London time) on the day that is two (2) RFR Business Days preceding the date of such setting (such day, the “Periodic Term SOFR Determination Day”), the Term SOFR Reference Rate that has been selected, recommended or published by the Term SOFR Administrator; provided, however, that if as of 11:00 a.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor for the applicable Class, then Term SOFR for such Class shall be deemed to be the Floor for such Class.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Titled Agents” means, collectively, the Lead Arrangers, the Syndication Agents, the Documentation Agents, the Senior Managing Agents, and the Sustainability Structuring Agent.
“Total Asset Value” means the sum of all of the following of Hudson REIT on a consolidated basis determined in accordance with GAAP applied on a consistent basis:
(a)cash and Cash Equivalents, plus
(b)for Properties owned for more than four (4) fiscal quarters and not valued pursuant to clauses (c) through (f) of this definition below, the sum of (i) the quotient of NOI of such Properties, if other than Studio Properties, for the most recent two (2) fiscal quarters annualized, divided by the applicable Capitalization Rate, plus (ii) the quotient of NOI of such Properties, if Studio Properties, for the most recent four (4) fiscal quarters, divided by the applicable Capitalization Rate, plus
(c)the GAAP book value of Properties acquired during the most recent four (4) fiscal quarters, plus
(d)the GAAP book value of Construction-in-Progress (including land, improvements, indirect costs internally allocated, pre-development costs and development costs), plus
(e)the GAAP book value of all Renovation Properties, plus
(f)the GAAP book value of Unimproved Land, plus
(g)an amount equal to the aggregate book value of Mortgage Receivables, plus
(h)Management Fee Income for the most recent four (4) fiscal quarters, multiplied by eight (8), plus
(i)The acquisition price of Studio Service Subsidiaries acquired during the most recent four

(4) fiscal quarters, plus
(j)Earnings From Studio Service Operations (other than from Studio Service Subsidiaries acquired during the most recent four (4) fiscal quarters) for the most recent four (4) fiscal quarters, multiplied by eight (8).
For avoidance of doubt, no single Property may be valued under more than one of the above clauses at any given time. Hudson REIT’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.
In no event shall a Property valued pursuant to subsection (b) of this definition above be less than zero.
For purposes of calculating the Total Asset Value of any Property that is not Construction-in-Progress or a Renovation Property, but that was Construction-in-Progress or a Renovation Property, as applicable, at any time during the previous two (2) full fiscal quarters, the NOI attributable to such Property for purposes of making the calculation in subsection (b) of this definition above shall be calculated as follows:
(i)    Until one full fiscal quarter has elapsed since such Property ceased being Construction-in-Progress or a Renovation Property, as applicable, the NOI attributable to (x) if such Property achieved Development Completion or Renovation Completion, as applicable, during the first month of the previous fiscal quarter, the NOI attributable to the last two (2) months while such Property was Construction-in-Progress or a Renovation Property, as applicable, shall be annualized and (y) otherwise, the last full fiscal quarter while such Property was Construction-in-Progress or a Renovation Property, as applicable, shall be annualized;1 and
(ii)    From and after the date that one full fiscal quarter has elapsed since such Property ceased being Construction-in-Progress or a Renovation Property, as applicable, but before two (2) full fiscal quarters have elapsed since such Property ceased being Construction-in-Progress or a Renovation Property, as applicable, the NOI of the sum of (x) the NOI attributable to the last full fiscal quarter while such Property was Construction-in-Progress or a Renovation Property, as applicable, and (y) the NOI attributable to the first full fiscal quarter after the Property ceased being Construction-in-Progress or a Renovation Property, as applicable, shall be annualized.

1 For illustration purposes only:
    (1)    If a Property achieves Development Completion or Renovation Completion, as applicable, during January 2022, then such Property remains a Construction-in-Progress or a Renovation Property, as applicable, through March 31, 2022. For any date of determination through and including March 31, 2022, the Total Asset Value for such Property shall be based on its GAAP book value. For any date of determination after March 31, 2022, through but excluding June 30, 2022, the Total Asset Value for such Property shall be based on the NOI attributable for such Property for February and March of 2022 annualized.
    (2)    If a Property achieves Development Completion or Renovation Completion, as applicable, during February 2022 or March 2022, then such Property remains a Construction-in-Progress or a Renovation Property, as applicable, through June 30, 2022. For any date of determination through and including June 30, 2022, the Total Asset Value for such Property shall be based on its GAAP book value. For any date of determination after June 30, 2022 through but excluding September 30, 2022, the Total Asset Value for such Property shall be based on the NOI attributable to the second fiscal quarter of 2022 annualized.

For purposes of calculating the Total Asset Value, value attributable to investments in the following types of assets in excess of the applicable percentage specified below shall be excluded from the calculation of Total Asset Value:
(A)    Investments in Properties in each Approved International Location such that the aggregate value in such Investments exceeds twenty percent (20.0%) of Total Asset Value;
    (B)    Earnings From Studio Service Operations and Management Fee Income such that the aggregate value thereof exceeds ten percent (10.0%) of Total Asset Value; and
    (C)    the value attributable to the following types of assets, in the aggregate for all such types of assets, in excess of forty percent (40.0%) of Total Asset Value: (i) Mortgages; (ii) Construction-in-Progress; (iii) Unimproved Land; (iv) Properties other than Office Properties and Studio Properties; (provided, that Investments for purposes of this clause (iv) shall not include retail associated with Properties which are primarily Office Properties or Studio Properties); (v) common stock, Preferred Equity Interests, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other equity interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates); (vi) Unconsolidated Affiliates; (vii) Management Fee Income; and (viii)Earnings From Studio Service Operations.
“Total Liabilities” means all Indebtedness of Hudson REIT and its Subsidiaries on a consolidated basis and Hudson REIT’s Ownership Share of all Indebtedness of all Unconsolidated Affiliates, other than intercompany Indebtedness owed to Hudson REIT and its Subsidiaries.
“Type” means, with respect to any Revolving Loan or Term Loan, whether such Loan or portion thereof is a LIBOR Loan, Multicurrency Loan, or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Asset Certificate” has the meaning given that term in Section 4.2.
“Unencumbered Asset Value” means without duplication, the sum of the following:

(a)For each Unencumbered Pool Property owned for the most recently ended four (4) fiscal quarters, the quotient of (i) Net Operating Income attributable to such Unencumbered Pool Property (A) if other than a Studio Property, for the most recently ended two (2) fiscal quarters annualized, and (B) if a Studio Property, for the most recently ended four (4) fiscal quarters, divided by (ii) the Capitalization Rate, plus
(b)For each Unencumbered Pool Property acquired within the last four (4) fiscal quarters, the acquisition cost of such Unencumbered Pool Property.
Notwithstanding the above, (i) to the extent that the Unencumbered Asset Value attributable to Unencumbered Pool Properties subject to Ground Leases exceeds thirty percent (30%) of total Unencumbered Asset Value (provided that the Ground Lease located at Metro Center as described on Schedule 1.1(f) shall not be taken into account when calculating such thirty percent (30%) limitation), such excess shall be excluded from Unencumbered Asset Value; (ii) to the extent that the aggregate rental revenue of the Unencumbered Pool Properties generated from a single tenant or Affiliated tenants in the aggregate exceeds twenty-five percent (25.0%), in each such case, such excess shall be excluded when determining Net Operating Income for the purposes of calculating Unencumbered Asset Value; and (iii) to the extent that the Unencumbered Asset Value attributable to Unencumbered Pool Properties in Approved International Locations, in the aggregate, exceeds twenty percent (20.0%) of total Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value. In no event shall a Property valued pursuant to subsection (a) of this definition above be less than zero.
“Unencumbered NOI” means, for any period the aggregate NOI from the Unencumbered Pool Properties for the most recent two (2) fiscal quarters annualized. To the extent that an Unencumbered Pool Property has been owned for at least one month, but not for a full fiscal quarter, the NOI from that Property for such period of ownership will be annualized. If the Property has not been owned for one full month, NOI shall be based on an Administrative Agent approved pro forma NOI.
“Unencumbered Pool” means, collectively, all of the Unencumbered Pool Properties.
“Unencumbered Pool Property” means the Properties designated as such pursuant to Section 4.2 and set forth on Schedule 4.2 (as updated from time to time in accordance with Section 4.2).
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the immediately following twelve (12) months.
“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness. Notwithstanding the foregoing, all Indebtedness which is secured by a pledge of equity interests only and is recourse to Hudson REIT or its Subsidiaries shall be deemed to be Unsecured Indebtedness.
“Unsecured Interest Expense” means, for a given period, all Interest Expense attributable to Unsecured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis, and Hudson REIT’s Ownership Share of Unsecured Indebtedness of its Unconsolidated Affiliates, in each case for such period. For the purpose of this definition, Interest Expense will be based on actual Unsecured Interest Expense.
“U.S.” means the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(3).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2GAAP.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date, provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.7); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the use of GAAP, the calculation of Total Liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities), FASB ASC 805 or other FASB standards allowing or requiring entities to report fair values for financial liabilities (including fair market adjustments with respect to any loans, assumed in connection with the purchase of real property and any fair market adjustment to Ground Leases, in either case reported under GAAP as a liability). Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents, one hundred percent (100%) of the financial attributes of a consolidated Affiliate of Hudson REIT shall be included and only the Ownership Share of

Hudson REIT of the financial attributes of an Unconsolidated Affiliate shall be included. Notwithstanding any change in GAAP that occurred or occurs after December 15, 2018 that would require lease obligations (including, but not limited to, lease obligations under any Ground Leases) that would be treated as operating leases as of December 15, 2018 to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of Hudson REIT and its consolidated Subsidiaries, such lease obligations shall be treated as operating leases for all purposes under this Agreement and be excluded from the definition of Indebtedness and other relevant definitions under this Agreement in which such lease obligations would otherwise be included as capital leases.
Section 1.3General; References to Central Time.
References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent not prohibited hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, (ii) the word “or” shall not be exclusive and shall have the inclusive meaning of “and/or” and (iii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns.
Section 1.4Rates.
The interest rate on Loans denominated in Dollars or an Alternative Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject to regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with Applicable Laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The London interbank offered rate, which may be one of the benchmark rates with reference to which the interest rate on Loans may be determined, is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for: (a) Sterling and Canadian Dollars will be December 31, 2021, (b) Dollars for 1-week and 2-month tenor settings will be December 31, 2021 and (c) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such currencies and tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on applicable Loans. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of London interbank offered rates. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 5.2(b), such Section 5.2(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 5.2(b), of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(b), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.
Neither the Administrative Agent nor any Lender warrants or accepts responsibility for, and none of the foregoing shall have any liability with respect to, the administration, submission or any other matter related to the rates in the definitions of “Base Rate”, “LIBOR”, “Daily Simple SOFR”, “Daily Simple SONIA”, “Prime Rate”, “Spot Rate” or with any comparable or successor rate to any of the foregoing, or any replacement rate to any therefor.

Section 1.5Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.6Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the applicable Issuing Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent Amount of extensions of credit and Revolving Multicurrency Tranche Credit Outstandings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or the applicable Issuing Bank.
(b)Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum, a required maximum or multiple amount, is expressed in Dollars, but such Loan or

Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as applicable.
Section 1.7Change of Currency.
Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
Section 1.8Additional Alternative Currencies.
The Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the Revolving Multicurrency Tranche Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank. The Administrative Agent and the Revolving Multicurrency Tranche Lenders may also establish a separate sublimit on borrowings denominated in such additional Alternative Currency, which together with all other Revolving Multicurrency Tranche Credit Outstandings shall not exceed the Revolving Multicurrency Tranche Commitment.
ARTICLE II. CREDIT FACILITY
Section 2.1Revolving Loans.
(a)Making of Revolving Loans.
(i)Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.16, each Revolving USD Tranche Lender severally and not jointly agrees to make revolving Base Rate Loans and LIBOR Loans denominated in Dollars (collectively, the “Revolving USD Tranche Loans”) to the Borrower from time to time during the period from and including the Agreement Date to, but excluding, the Revolving Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Revolving Lender’s Revolving USD Tranche Commitment. Each borrowing of Base Rate Loans or LIBOR Loans pursuant to this clause (i) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding sentence, but subject to Section 2.16, a borrowing of Revolving USD Tranche Loans may be in the aggregate amount of the unused Revolving USD Tranche Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow Revolving USD Tranche Loans.
(ii)Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.16, each Revolving Multicurrency Tranche Lender severally and not jointly agrees to make revolving Base Rate Loans and LIBOR Loans denominated in Dollars and Multicurrency Loans denominated in Alternative Currencies (collectively, the “Revolving Multicurrency Tranche Loans”) to the Borrower during the period from and including the Agreement Date to, but excluding, the Revolving Maturity Date, in an aggregate principal Dollar Equivalent Amount at any one time outstanding up to, but not exceeding, such Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Commitment. Each borrowing of Base Rate Loans, LIBOR Loans or Multicurrency Loans pursuant to this clause (ii) shall be in an aggregate minimum Dollar Equivalent Amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding sentence, but subject to Section 2.16, a borrowing of Revolving Multicurrency Tranche Loans may be in the aggregate amount of the unused Revolving Multicurrency Tranche Commitments. Within the

foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow Revolving Multicurrency Tranche Loans.
(b)Requests for Revolving Loans. Not later than (i) 8:00 a.m. Pacific time on the date of the proposed borrowing of Revolving Loans that are to be Base Rate Loans, (ii) 7:00 a.m. Pacific time on the date of the proposed borrowing of Revolving Loans that are to be Base Rate Loans denominated in Dollars and borrowed at the LIBOR Market Index Rate, (iii) 7:00 a.m. Pacific time at least three (3) Business Days prior to the date of the proposed borrowing of Revolving Loans that are to be LIBOR Loans denominated in Dollars, and (iv) 11:00 a.m. Eastern time at least (I) four (4) Business Days prior to a borrowing of Revolving Loans that are to be Multicurrency Loans denominated in Canadian Dollars, or (II) five (5) RFR Business Days prior to a borrowing of Revolving Loans that are to be Multicurrency Loans denominated in Sterling, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing or Alternative Currency Credit Notice. Each Notice of Borrowing shall specify (A) the aggregate principal amount (and Dollar Equivalent Amount, if different) of the Revolving Loans to be borrowed, (B) the date such Revolving Loans are to be borrowed (which must be a Business Day), (C) the Class of the requested Revolving Loans, (D) the Type of the requested Loans, (E) if such Revolving Loans are to be LIBOR Loans or Multicurrency Loans, the initial Interest Period or Alternative Currency Interest Period for such Revolving Loans, if applicable, and (F) if such Revolving Loans are to be Multicurrency Loans, the Alternative Currency in which such Loans shall be denominated in. Each Notice of Borrowing and Alternative Currency Credit Notice shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing or Alternative Currency Credit Notice, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan, a LIBOR Loan or a Multicurrency Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR, CDOR Rate or SONIA, as applicable, quoted rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.
(c)Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing or an Alternative Currency Credit Notice under the immediately preceding subsection (b), the Administrative Agent shall notify each applicable Revolving Lender of the proposed borrowing. Each applicable Lender shall deposit an amount (in Dollars or the requested Alternative Currency, as applicable) equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. Pacific time, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case, on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 12:00 noon Pacific time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.
(d)Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Agreement Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Revolving Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Revolving Lender in connection with any borrowing, the Administrative Agent may assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. In such event, if such Revolving Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Revolving Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Revolving Lender, the applicable Overnight Rate in effect from time to time and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans and/or Multicurrency Loans (of the applicable currency), as applicable. If the Borrower and such Revolving Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender.
(e)Effect of Revolving Loans on the Revolving Commitments.
(i)The Revolving USD Tranche Commitment of each Revolving USD Tranche Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving USD Tranche Lender’s Revolving USD Tranche Commitment Percentage, and (ii) the sum of (A) the outstanding amount of all Revolving USD Tranche Loans, plus (B) the amount of all Revolving USD Tranche Letter of Credit Liabilities. The aggregate principal amount at any one time outstanding of all Revolving USD Tranche Loans and of all Revolving USD Tranche Letter of Credit Liabilities of any Revolving USD Tranche Lender, shall not exceed such Revolving USD Tranche Lender’s Revolving USD Tranche Commitment.
(ii)The Revolving Multicurrency Tranche Commitment of each Revolving Multicurrency Tranche Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Commitment Percentage, and (ii) the Dollar Equivalent Amount of the sum of (A) the outstanding amount of all Revolving Multicurrency Tranche Loans, plus (B) the amount of all Revolving Multicurrency Tranche Letter of Credit Liabilities. The aggregate principal Dollar Equivalent Amount at any one time outstanding of all Revolving Multicurrency Tranche Loans and of all Revolving Multicurrency Tranche Letter of Credit Liabilities of any Revolving Multicurrency Tranche Lender, shall not exceed such Revolving Multicurrency Tranche Lender’s Revolving Multicurrency Tranche Commitment.
Section 2.2Additional Multicurrency Loan and Multicurrency Letter of Credit Provisions.
(a)[Intentionally Omitted].
(b)[Intentionally Omitted].
(c)Repayment of Multicurrency Extensions of Credit.
(i)Multicurrency Extensions of Credit shall be paid in the Alternative Currency so denominated, in same day funds, without setoff or counterclaim, by Borrower when due into such account at such financial institution as the Administrative Agent may from time to time specify in writing to Borrower as being applicable to such Multicurrency Extensions of Credit.
(i)If, after any Multicurrency Obligation is outstanding, currency control or exchange regulations are imposed in the country which issues such currency with the result that the currency in which such Multicurrency Obligation is denominated no longer exists, or Borrower is not able to make payment to the Administrative Agent in such currency, then all payments to be made by Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent Amount (as of the date of repayment and, notwithstanding anything to the contrary in the definition of Spot Rate, at a time determined by the Administrative Agent) of such payment due, it being the intention of the parties hereto that Borrower takes all risks of the imposition of any such currency control or exchange regulations.
(d)Redenomination. Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) unless otherwise agreed to by the Requisite Revolving Multicurrency Tranche Lenders (i) all then outstanding Multicurrency Obligations shall be automatically converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent Amount of the aggregate principal amount of the applicable Multicurrency Obligation on the date such Sharing Event first occurred) (the “Redenominated Amounts”), which Redenominated Amounts (1) shall thereafter continue to be deemed to be Base Rate Loans and (2) unless the Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred and (ii) unless the Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Redenominated Amounts shall be immediately due and payable in Dollars, using the Dollar Equivalent Amount of such accrued and unpaid interest and other amounts.
(e)Payment in Dollars. Upon the occurrence of a Sharing Event or any redenomination under Section 11.2(d), all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Multicurrency Obligation initially denominated in an Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Multicurrency Obligation had originally been made in Dollars.
(f)Additional Costs. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section, increased Taxes may be owing by the Borrower pursuant to Section 3.10, which Taxes shall be paid (to the extent provided in Section 3.10) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section.
(g)Funding of Multicurrency Loans. Each Revolving Multicurrency Tranche Lender may, at its option, make any Multicurrency Loan available to Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect any obligation of any Loan Party with respect to such Loan, including, without limitation, the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.
Section 2.3[Intentionally Omitted].
Section 2.4Letters of Credit.
(a)Letters of Credit.

(i)Subject to the terms and conditions of this Agreement, including without limitation, Section 2.16, each Issuing Bank with a Revolving USD Tranche Commitment severally and not jointly, on behalf of the Revolving USD Tranche Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Maturity Date, one or more standby letters of credit in Dollars (each a “Revolving USD Tranche Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $37,500,000 (the “Revolving USD L/C Commitment Amount”). The Existing Letter of Credit will be deemed to be and is as of the Effective Date a Revolving USD Tranche Letter of Credit issued under this Agreement.
(ii)Subject to the terms and conditions of this Agreement, including without limitation, Section 2.16, each Issuing Bank with a Revolving Multicurrency Tranche Commitment severally and not jointly, on behalf of the Revolving Multicurrency Tranche Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Maturity Date, one or more standby letters of credit denominated in Dollars or, subject to the applicable Issuing Bank’s sole approval in each instance, an Alternative Currency (each, whether denominated in Dollars or an Alternative Currency, a “Revolving Multicurrency Tranche Letter of Credit”; and each Revolving Multicurrency Tranche Letter of Credit denominated in an Alternative Currency, a “Multicurrency Letter of Credit”), up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the Dollar Equivalent Amount equal to $12,500,000 (the “Revolving Multicurrency L/C Commitment Amount”, and referred to collectively with the Revolving USD L/C Commitment Amount as the “L/C Commitment Amount”).
(b)Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is twenty (20) days prior to the Revolving Maturity Date or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, that a Letter of Credit may (A) contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank, but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is twenty (20) days prior to the Revolving Maturity Date, or, if such Letter of Credit is fully Cash Collateralized in accordance with clause (B) below, the date that is set forth in clause (B) below, and/or (B) extend up to one year beyond the Revolving Maturity Date, provided that, not later than twenty (20) days prior to the Revolving Maturity Date, such Letter of Credit is fully Cash Collateralized and Borrower has delivered to Administrative Agent a reimbursement agreement and such other documentation as Administrative Agent and/or the applicable Issuing Bank may reasonably require, each in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).
(c)Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank or Issuing Banks selected by the Borrower to issue a Letter of Credit and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuances of a Letter of Credit denominated in Dollars or at least ten (10) Business Days prior to the requested date of issuances of a Multicurrency Letter of Credit (or in each case such shorter period as agreed to by the applicable Issuing Bank and the Administrative Agent), such notice to describe in reasonable detail the proposed terms of such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, Class and applicable Alternative Currency, (ii) beneficiary, (iii) expiration date, and (iv) the applicable Issuing Bank. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or ten (10) Business Days in the case of a Letter of Credit denominated in an Alternative Currency) following the date after which the applicable Issuing Bank has received all of the items required to be delivered to it under this subsection (or in each case such shorter period as may be acceptable to the applicable Issuing Bank and the Administrative Agent). The applicable Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the applicable Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower and/or Administrative Agent, the applicable Issuing Bank shall deliver to the Borrower and/or Administrative Agent, as applicable, a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each applicable Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation in respect of a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay such amounts to Administrative Agent and Administrative Agent shall pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Revolving Lender’s Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, of such payment.
(e)Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the applicable Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit issued by such Issuing Bank by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if no Event of Default exists, the Borrower shall be deemed to have requested a borrowing of Revolving Loans of the same Class as such Letter of Credit (which, with respect to any Letter of Credit denominated in Dollars, shall be Base Rate Loans and, with respect to any Multicurrency Letter of Credit, shall be a Multicurrency Loans denominated in the same Alternative Currency as such Multicurrency Letter of Credit with an Interest Period, if applicable, of one (1) month) in a Dollar Equivalent Amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender of the applicable Class prompt notice of the amount (including Dollar

Equivalent Amount, if different) and Class of the Revolving Loan to be made available to the Administrative Agent not later than 10:00 a.m. Pacific time and (ii) if an Event of Default exists, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a)(i) and Section 2.1(a)(ii) shall not apply to any borrowing of Loans under this subsection.
(f)Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the applicable Issuing Bank of any Letter of Credit of a given Class and until such Letter of Credit shall have expired or been cancelled, the applicable Class of Revolving Commitment of each Revolving Lender of such Class shall be deemed to be utilized with respect to such Letter of Credit for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Lender’s Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, and (ii) the sum of the Dollar Equivalent Amount of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank, as applicable, shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, Administrative Agent or any of the Revolving Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, facsimile or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, Administrative Agent or the Revolving Lenders. None of the above shall affect, impair or prevent the vesting of any of the applicable Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the applicable Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (each as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the applicable Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. The obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of Section 2.4(e) above, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including, without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of

Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by an Issuing Bank under any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.10, but not in limitation of the Borrower’s unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the applicable Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the applicable Issuing Bank or such Lender arising solely out of the gross negligence or willful (each as determined by a court of competent jurisdiction in a final, non-appealable judgment) misconduct of the Administrative Agent, the applicable Issuing Bank or such Lender in respect of a Letter of Credit.
(h)Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank, with a copy to the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) (A) with respect to Revolving USD Tranche Letters of Credit, the Administrative Agent and the Revolving USD Tranche Lenders or (B) with respect to Revolving Multicurrency Tranche Letters of Credit, the Administrative Agent and the Revolving Multicurrency Tranche Lenders, in each case, if required by Section 13.7, shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).
(i)Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of (i) any Revolving USD Tranche Letter of Credit, each Revolving USD Tranche Lender and (ii) any Revolving Multicurrency Tranche Letter of Credit, each Revolving Multicurrency Tranche Lender, in each case, shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender of the same Class as such Letter of Credit thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of any Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of the applicable Issuing Bank, Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such

Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).
(j)Payment Obligation of Revolving Lenders. Each Revolving Lender of the applicable Class severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds in like funds as those disbursed to Borrower, the amount of such Lender’s Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, of each drawing paid by such Issuing Bank under each Letter of Credit of such Class applicable to such Revolving Lender to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d) or (e); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender of a given Class shall be required to fund, whether as a Revolving Loan or as a participation of such Class, shall not exceed such Revolving Multicurrency Tranche Commitment Percentage or Revolving USD Tranche Commitment Percentage, as applicable, of such drawing. If the notice referenced in the second sentence of Section 2.4(e) is received by a Revolving Lender not later than 9:00 a.m. Pacific time, then such Revolving Lender shall make such payment available to the Administrative Agent not later than 12:00 p.m. Pacific time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 11:00 a.m. Pacific time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of any Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f) or (iv) the termination of any or all the Revolving Commitments. Each such payment to the Administrative Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)Information to Revolving Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Revolving Lender of the applicable Class and the Borrower, a notice describing the aggregate amount of all Letters of Credit of such Class issued by such Issuing Bank outstanding at such time. Upon the request of Administrative Agent and/or any Revolving Lender of a given Class from time to time, the applicable Issuing Bank shall deliver any other information reasonably requested by such Revolving Lender with respect to each Letter of Credit of such Class then outstanding issued by such Issuing Bank. Other than as set forth in this subsection, the Issuing Banks shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsections (i) and (j).
(l)Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of any Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.5Reserved.
Section 2.6Rates and Payment of Interest on Loans.
(a)Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to, but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)during such periods as such Loan is (x) a Base Rate Loan other than a Base Rate Loan borrowed pursuant to Section 2.1(b)(ii), at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of such Class or (y) a Base Rate Loan borrowed pursuant to Section 2.1(b)(ii), at the LIBOR Market Index Rate (as in effect from time to time), plus the Applicable Margin for LIBOR Rate Loans of such Class;
(ii)during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans of such Class; and
(iii)if such Loan is a Multicurrency Loan, at the Alternative Currency Interest Rate for the applicable currency (as in effect from time to time) for the Interest Period therefor (if applicable), plus the Applicable Margin for such Multicurrency Loans of such Class.
Notwithstanding the foregoing, while an Event of Default exists at the election of Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (A) if such Loan is a Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and upon any Conversion of a Base Rate Loan to a LIBOR Loan on the principal amount Converted, (B) if such Loan is a LIBOR Loan, monthly in arrears on the first day of each month regardless of the Interest Period, commencing with the first full calendar month occurring after the Effective Date, and (C) if such Loan is a Multicurrency Loan, monthly in arrears on the first day of each month regardless of the Alternative Currency Interest Period (if applicable), commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratings and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for any reason whatsoever, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within ten (10) Business Days of receipt of such written notice (it being understood and agreed that no Default or Event of Default shall be deemed to have occurred so long as the Borrower pays such additional interest or fees within such 10 Business Day period). The requirement to recalculate interest or fees pursuant to this Section 2.6(c) shall survive for one hundred eighty (180) days following the termination of this Agreement. This Section 2.6(c) shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.
Section 2.7Number of Interest Periods.
(a)Maximum Number of Interest Periods. There may be no more than eight (8) different Interest Periods for LIBOR Loans outstanding at the same time (not including up to two (2) Interest Periods for LIBOR Loans in respect of Term Loans hereunder, if any). For the purposes hereof, different portions of the Loan subject to Interest Periods of the same length, which are not co-terminus, shall be deemed different Interest Periods.
(b)Maximum Number of Alternative Currency Interest Periods. There may be no more than four (4) different Interest Periods outstanding at the same time collectively for all Multicurrency Loans. For the purposes hereof, different portions of Multicurrency Loans denominated in the same Alternative Currency subject to Interest Periods of the same length, which are not co-terminus, shall be deemed different Interest Periods.
Section 2.8Repayment of Loans.
(a)Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, all Revolving Loans on the Revolving Maturity Date.
(b)Multicurrency Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Multicurrency Loan denominated in an Alternative Currency on the last day of the Interest Period of such Multicurrency Loan, unless Continued upon the terms and conditions set forth in Section 2.10(b) below.
(c)Term Loans. The Borrower shall repay all Term Loans as set forth in the applicable Incremental Joinder Agreement for such Term Loans and, in any event, shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans of a given Class on the Term Loan Maturity Date applicable to such Class of Term Loans.
Section 2.9Prepayments.
(a)Optional. Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice (or at least (I) four (4) Business Days for Multicurrency Loans denominated in Canadian Dollars, and five (5) RFR Business Days for Multicurrency Loans denominated in Sterling) (or in each case, such shorter period as may be acceptable to the Administrative Agent in its sole discretion) of the prepayment of any Loan (which notice shall specify the Type and Class of Loan being repaid); provided that such notice may be revocable at the Borrower’s discretion. Each voluntary prepayment of Loans denominated in Dollars or any Alternative Currency of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or in the aggregate amount of Revolving Loans or all Term Loans of a given Class, as applicable, then outstanding).
(a)Mandatory.
(i)Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent, for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess.
(ii)Revolving USD Tranche Commitment. If at any time the aggregate principal amount of outstanding Revolving USD Tranche Loans and Revolving USD Tranche Letter of Credit Liabilities, in the aggregate, exceeds the Revolving USD Tranche Commitment then in effect, the Borrower shall immediately repay, by payment to the Administrative Agent for the account of the Lenders, the outstanding Revolving USD Tranche Loans in an aggregate amount sufficient to reduce such Revolving USD Tranche Loans and Revolving USD Tranche Letter of Credit Liabilities, in the aggregate, to an amount not to exceed 100% of the Revolving USD Tranche Commitment then in effect
(iii)Revolving Multicurrency Tranche Commitment. If at any time the aggregate principal amount of outstanding Revolving Multicurrency Tranche Loans and Revolving Multicurrency Tranche Letter of Credit Liabilities, in the aggregate, exceeds the Revolving Multicurrency Tranche Commitment then in effect, the Borrower agrees to repay within two (2) Business Days after its knowledge or receipt of notice thereof repay, by payment to the Administrative Agent for the account of the Lenders, the outstanding Revolving Multicurrency Tranche Loans in an aggregate amount sufficient to reduce such Revolving Multicurrency Tranche Loans and Revolving Multicurrency Tranche Letter of Credit Liabilities, in the aggregate, to an amount not to exceed 100% of the Revolving Multicurrency Tranche Commitment then in effect.
(iv)Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i), (b)(ii) and (b)(iii) shall be applied to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2; provided, however that if no Default or Event of Default exists at the time such prepayment is made, and such prepayment would result in the Borrower being required to compensate Revolving Lenders pursuant to Section 5.4, then such prepayment shall be applied first to Base Rate Loans and then to LIBOR Loans, and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans or Multicurrency Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.
(c)[Intentionally Omitted].
(d)No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10Continuation.
(a)LIBOR Loans. So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or in the aggregate amount of the LIBOR Loan being continued), and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. Pacific time three (3) Business Days prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans, Class and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.
(b)Multicurrency Loans. So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any Multicurrency Loan, select a new Interest Period for such Multicurrency Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent an Alternative Currency Credit Notice not later than 2:00 p.m. at least (I) four (4) Business Days prior to the date of any such Continuation for Multicurrency Loans denominated in Canadian Dollars, and five (5) RFR Business Days prior to the date of any such Continuation for Multicurrency Loans denominated in Sterling. Such notice by the Borrower of a Continuation shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Multicurrency Loan, Class and portion thereof subject to such Continuation, and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. If no Alternative Currency Interest Period is specified in the Alternative Currency Credit Notice with respect to an Alternative Currency to which an Alternative Currency Interest Period applies, then Borrower shall be deemed to have selected an Alternative Currency Interest Period of one month’s duration. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Revolving Multicurrency Tranche Lender of such proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any applicable Multicurrency Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Multicurrency Loan with an Interest Period of one month unless such Multicurrency Loan is repaid, with all interest accrued thereon, on the last day of the applicable Interest Period; provided, however, that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, or earlier if required by the Administrative Agent subject to Section 5.4, Convert into a Base Rate Loan, denominated in Dollars, in an amount equal to the Dollar Equivalent Amount of the Multicurrency

Loan so Converted, notwithstanding the first sentence of this Section 2.10(b) or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.11Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by facsimile, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, (i) a Base Rate Loan may not be Converted into a LIBOR Loan if an Event of Default exists, (ii) no notice shall be required for a Conversion of a LIBOR Loan into a Base Rate Loan on the last day of an Interest Period, (iii) Loans of other Types may not be Converted into Multicurrency Loans or, except as expressly set forth herein with respect to conversions of Multicurrency Loans into a Base Rate Loan, vice versa and (iv) Loans of one Class may not be Converted into Loans of another Class. Each Conversion of Base Rate Loans of the same Class into LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.6. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan, unless the Borrower pays all applicable compensation pursuant to Section 5.4. Each such Notice of Conversion shall be given not later than 9:00 a.m. Pacific time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type and Class of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.12Notes.
(a)Notes. The Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by Revolving Notes (as to each Revolving Lender so requesting a Revolving Note), one payable to each such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. The Term Loans of a given Class made by each Term Loan Lender of such Class shall, in addition to this Agreement, also be evidenced by a Term Loan Note (as to each Term Loan Lender so requesting a Term Loan Note), one payable to each such Term Loan Lender in a principal amount equal to the amount of its Term Loan Commitment of such Class as originally in effect and otherwise duly completed.
(b)Records. Subject to Section 13.6(c), which shall control in the event of any inconsistency with this Section 2.12(b), the date, amount, interest rate, Type, Class and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.13Voluntary Reductions of the Commitments.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments of each Class (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent (or in each case such shorter period as may be acceptable to the Administrative Agent in its sole discretion) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, (i) such notice may be revocable at the Borrower’s discretion subject to payment of all reasonable and documented fees, costs and expenses incurred by Administrative Agent or any of the Lenders in connection therewith (including reasonable and documented attorney’s fees) and (ii) the Borrower may not reduce the aggregate amount of the Revolving Commitments below $75,000,000 unless the Borrower terminates the Revolving Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated (except pursuant to Section 2.17). The Borrower shall pay all interest and fees on the Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including, but not limited to, any applicable compensation due to each Lender in accordance with Section 5.4. For avoidance of doubt, only undrawn Term Loan Commitments, if any, may be terminated or reduced pursuant to this Section.
Section 2.14Extension of Certain Maturity Dates.
The Borrower shall have the right, exercisable no more than two (2) times, to request that the Administrative Agent and the Revolving Lenders extend (i) the Original Revolving Maturity Date by six months to the First Extended Revolving Maturity Date and (ii) the First Extended Revolving Maturity Date by an additional six months to the Second Extended Revolving Maturity Date, in each case, by executing and delivering to the Administrative Agent at least sixty (60) days, but not more than one hundred eighty (120) days, prior to the Original Revolving Maturity Date or First Extended Revolving Maturity Date, as applicable, a written request for such extension (a “Revolving Extension Request”). The Administrative Agent shall notify the Revolving Lenders if it receives a Revolving Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Maturity Date shall be extended to the First Extended Revolving Maturity Date or the Second Extended Revolving Maturity Date, as applicable: (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (y) the Borrower shall have paid the Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).
Section 2.15Expiration Date of Letters of Credit Past Revolving Commitment Termination.
If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default, maturity or otherwise) there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, Cash Collateralize the outstanding Letters of Credit such that the amount of Cash Collateral is equal to the aggregate Stated Amount (or in the case of any Multicurrency Letter of Credit, calculated as 105% of such Letter of Credit’s Stated Amount at such time) of all such Letters of Credit.
Section 2.16Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments the aggregate principal Dollar Equivalent Amount of all outstanding Loans of a given Class, together with the aggregate Dollar Equivalent Amount of all Letter of Credit Liabilities of such Class, would exceed the aggregate amount of the Commitments of such Class at such time.
Section 2.17Increase in Commitments.
Subject to satisfaction of the conditions set forth in this Section 2.17, the Borrower shall have the right to increase the aggregate amount of the Commitments (which may be in the form of an increase to any existing Class of Commitments or Loans or the incurrence of a new Class of Commitments or Loans, including term loans) up to three (3) times by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $2,000,000,000. Each such increase in Commitments of the same Class, each as applicable, must be in an aggregate minimum amount of $25,000,000 and integral multiples of $10,000,000 in excess thereof (or the maximum amount of the incremental Commitments available pursuant to this Section 2.17). The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders and the Fees to be paid for such increased Commitments. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender of a given Class becomes a party to this Agreement, or if any existing Lender is increasing its Commitment of a given Class or obtains a new Class of Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment of such Class or obtains a new Class of Commitment) (and as a condition thereto) purchase from the other Lenders of such Class its applicable Commitment Percentage of such Class (determined with respect to the Lenders’ respective

Commitments of such Class, as applicable, and after giving effect to the increase of Commitments of such Class, as applicable) of any outstanding Loans of such Class, as applicable, by making available to the Administrative Agent for the account of such other Lenders of such Class, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Loans of such Class to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders of such Class under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans of such Class. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, the parties hereto agree that, in connection with any increase in Commitments under this Section, the Administrative Agent, the Borrower, and each relevant new or increasing Lender shall endeavor to make arrangements satisfactory to such parties to cause each such new or increasing Lender to temporarily hold risk participations in the outstanding Loans, of the applicable Class, of the other Lenders of such Class (rather than fund its Commitment Percentage of such Class of all outstanding Loans of such Class concurrently with the effectiveness of such increase of Commitments of such Class) with a view toward minimizing breakage costs and transfers of funds in connection with such increase of Commitments. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4 as a result of the prepayment of any such Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (w) no Default or Event of Default shall exist on the effective date of such increase, (x) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (y) payment of any and all fees required in connection with such increased Commitments and (z)  the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor that is a party to the Guaranty authorizing the guaranty of such increase; and (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and any Guarantor party to the Guaranty, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes executed by the Borrower, payable to any new Lenders and existing Lenders obtaining a new Class of Commitment and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s applicable Class of Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of such Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 any Lender becoming a party hereto shall execute (1) such documents and agreements as the Administrative Agent may reasonably request and (2) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act. Each of the parties hereto hereby agrees that, upon the effectiveness of any incremental Commitments available pursuant to this Section 2.17, this Agreement shall be amended to the extent necessary to reflect the existence of such incremental Commitments and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may, notwithstanding anything else herein to the contrary, without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower, to effect the provisions of this Section 2.17 (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any incremental Commitment (or Loan) that is intended to be of the same Class as any other Commitment (or Loan) in existence on the date of effectiveness thereof to be of such same Class, as applicable).

Section 2.18Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
Section 2.19Reallocations on Effective Date; Exiting Lenders.
The Administrative Agent, the Borrower, each Exiting Lender (as defined below) and each Lender agree that upon the effectiveness of this Agreement, the amount of each Class of the Commitments of such Lender is as set forth on Schedule 1.1(a) attached hereto. Simultaneously with the effectiveness of this Agreement, the “Commitments” (including any outstanding loans issued thereunder) of each of the lenders under the Existing Credit Agreement as in effect immediately prior to the effectiveness of this Agreement (the “Existing Commitments”) shall be reallocated among the Revolving USD Tranche Lenders pro rata in accordance with their respective (and shall be deemed to be) Revolving USD Tranche Commitment as set forth on Schedule 1.1(a)(i). To effect such reallocations, each lender with an Existing Commitment whose Revolving USD Tranche Commitment upon the effectiveness of this Agreement exceeds its Existing Commitment immediately prior to the effectiveness of this Agreement (each an “Assignee Lender”) shall be deemed to have purchased at par all right, title and interest in, and all obligations in respect of, the excess Existing Commitments from the lenders whose Existing Commitments immediately prior to the effectiveness of this Agreement are less than their respective Revolving USD Tranche Commitment upon the effectiveness of this Agreement (including, for the avoidance of doubt, from each Exiting Lender) (each an “Assignor Lender”), so that the Revolving USD Tranche Commitment of each Revolving USD Tranche Lender will be as set forth on Schedule 1.1(a)(i) attached hereto. Except as modified by this Section 2.19, such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for Notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amount of their respective Revolving USD Tranche Commitment, if any, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), except that any such purchase or deemed purchase shall be recorded in the Register in accordance with Section 13.6(c). The Assignor Lenders, the Assignee Lenders and the other lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to the making of any Loans to be made on the Effective Date and any netting transactions effected by the Administrative Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Revolving USD Tranche Loans shall be held by the Revolving USD Tranche Lenders pro rata in accordance with the amount of the Revolving USD Tranche Commitments (determined without giving effect to any termination of Commitments effected by the making of any such Loans) of the Revolving USD Tranche Lenders. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, the parties hereto agree that, in connection with any assignment of the Existing Commitments under this Section, the Administrative Agent, the Borrower, and each relevant Assignee Lender and/or Assignor Lender shall endeavor to make arrangements satisfactory to such parties to cause each such Assignee Lender and/or Assignor Lender to temporarily hold risk participations in the outstanding loans issued pursuant to the Existing Commitment of the other lenders thereof (rather than fund its Commitment Percentage of such outstanding loans concurrently with the effectiveness of this Agreement) with a view toward minimizing breakage costs and transfers of funds in connection with the effectiveness of this Agreement and the Commitments herein. On the Effective Date, the commitment of each Assignor Lender that is a party to the Existing Credit Agreement, but not a party to this Agreement (other than for purposes of this Section 2.19) (an “Exiting Lender”), shall be immediately assigned in full and all outstanding obligations (excluding accrued interest and accrued fees) owing to such Exiting Lenders under the Existing Credit Agreement on the Effective Date shall be paid in full as provided in this Section;

provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Lender under the Existing Credit Agreement and the other “Loan Documents” as defined therein that are intended by their express terms to survive termination of the “Commitments” as defined under the Existing Credit Agreement and/or the repayment, satisfaction or discharge of obligations under any Loan Document (as defined in the Existing Credit Agreement) shall survive for such Exiting Lender hereunder. Notwithstanding anything in the Existing Credit Agreement or this Agreement to the contrary, accrued interest and fees owing to any lender pursuant to the terms of the Existing Credit Agreement or any other Loan Document as defined therein shall be paid on the first date for the payment of any interest or fees, as applicable, pursuant to the terms of this Agreement or any other Loan Document, as applicable, as defined herein. Each Exiting Lender is a party to this Agreement solely and exclusively for purposes of this Section 2.19 and not for any other purpose and, by signing this Agreement, hereby agrees to the assignment, payment and other terms provided for in this Section 2.19.
ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1Payments.
(a)Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in the currency originally disbursed, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the applicable Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the applicable Overnight Rate.

Section 3.2Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a), 2.4(e) and 2.5(e) shall be made from the applicable Class of Revolving Lenders, each payment of the fees under Sections 3.5(a), 3.5(b), the first sentence of 3.5(c), and 3.5(e) shall be made for the account of the applicable Class of Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Class of Revolving Commitments of the applicable Class of Revolving Lenders, pro rata according to the amounts of their respective applicable Revolving Commitments of such Class; (b) (i) each payment or prepayment of principal of Revolving Loans shall specify the Class of Revolving Loans being paid or prepaid and shall be made for the account of the applicable Class of Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans of such Class being paid or prepaid that are held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans of a given Class the outstanding principal amount of such Class of Revolving Loans shall not be held by the Revolving Lenders of such Class pro rata in accordance with their respective Revolving Commitments of such Class in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans of such Class in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans of the applicable Class being held by the Revolving Lenders of such Class pro rata in accordance with their respective Revolving Commitments of such Class and (ii) each payment or prepayment of principal of Multicurrency Loans by the Borrower shall be made for the account of the Revolving Multicurrency Tranche Lenders pro rata in accordance with the respective unpaid principal amount of the Multicurrency Loans (in like currency) held by them, provided that if immediately prior to giving effect to any such payment in respect of any Multicurrency Loans the outstanding principal amount of the Multicurrency Loans shall not be held by the Revolving Multicurrency Tranche Lenders pro rata in accordance with their respective Revolving Multicurrency Tranche Commitments in effect at the time such Multicurrency Loans were made, then such payment shall be applied to the Multicurrency Loans (of like currency) in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Multicurrency Loans being held by such Revolving Multicurrency Tranche Lenders pro rata in accordance with their respective Revolving Multicurrency Tranche Commitments; (c) the making of a Class of Term Loans under Section 2.17 shall be made from the Term Loan Lenders of such Class, pro rata according to the amounts of their respective Term Loan Commitments of such Class; (d) each payment or prepayment of principal of Term Loans of a given Class shall be made for the account of the Term Loan Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such Class held by them; (e) each payment of interest on Revolving Loans of a given Class or Term Loans of a given Class shall be made for the account of the Revolving Lenders of such Class or Term Loan Lenders of such Class, as applicable, pro rata in accordance with the amounts of interest on such Revolving Loans of such Class or Term Loans of such Class, as applicable, then due and payable to such Lenders, respectively; (f) the making, Conversion and Continuation of Loans of a particular Type and Class (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous; and (g) the Revolving Lenders’ (of a given Class) participation in, and payment obligations in respect of, Letters of Credit of such Class under Section 2.4, shall be in accordance with their respective Revolving Tranche Commitment Percentages of such Class, as applicable.
Section 3.3Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. Any assignment or participation pursuant to this Section 3.3 shall be recorded in the Register or a Participant Register in accordance with Section 13.6(c) or 13.6(d), as applicable.
Section 3.4Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5Fees.
(a)Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent, including, without limitation, those set forth in the Fee Letter.
(b)Revolving Loan Facility Fee.
(i)During the period from the Agreement Date to, but excluding, the Revolving Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving USD Tranche Lenders a facility fee equal to the daily aggregate amount of the Revolving USD Tranche Commitments (whether or not utilized) multiplied by a rate per annum equal to the Applicable Facility Fee. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Maturity Date or any earlier date of termination of the Revolving USD Tranche Commitments or reduction of the Revolving USD Tranche Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(ii)During the period from the Agreement Date to, but excluding, the Revolving Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Multicurrency Tranche Lenders a facility fee equal to the daily aggregate amount of the

Revolving Multicurrency Tranche Commitments (whether or not utilized) multiplied by a rate per annum equal to the Applicable Facility Fee. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Maturity Date or any earlier date of termination of the Revolving Multicurrency Tranche Commitments or reduction of the Revolving Multicurrency Tranche Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(c)Letter of Credit Fees.
(i)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving USD Tranche Lender a letter of credit fee at a rate per annum equal to (1) the Applicable Margin for Revolving Loans that are LIBOR Loans multiplied by the daily average Stated Amount of each Revolving USD Tranche Letter of Credit for the period from and including the date of issuance of such Revolving USD Tranche Letter of Credit (x) to and including the date such Revolving USD Tranche Letter of Credit expires or is cancelled or terminated or (y) to, but excluding, the date such Revolving USD Tranche Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting fee in respect of each Revolving USD Tranche Letter of Credit issued thereby equal to the greater of (i) $500 and (ii) one-eighth of one percent (0.125%) of the initial Stated Amount of such Revolving USD Tranche Letter of Credit. The fees provided for in this subsection shall be earned upon issuance and shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Maturity Date, (iii) on the date the Revolving USD Tranche Commitments are terminated or reduced to zero and (iv) following any event specified in the immediately preceding clauses (ii) or (iii), from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Revolving USD Tranche Letter of Credit. The Borrower shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Revolving USD Tranche Letter of Credit issued thereby or any other transaction relating thereto.
(ii)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Multicurrency Tranche Lender a letter of credit fee at a rate per annum equal to (1) (A) with respect to each Revolving Multicurrency Tranche Letter of Credit denominated in Dollars, the Applicable Margin for Revolving Loans that are LIBOR Loans multiplied by the daily average Stated Amount of each Revolving Multicurrency Tranche Letter of Credit denominated in Dollars for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to, but excluding, the date such Letter of Credit is drawn in full, and (B) with respect to each Multicurrency Letter of Credit, the Applicable Margin for Multicurrency Loans denominated in the same Alternative Currency as such Multicurrency Letter of Credit multiplied by the daily average Stated Amount of each Multicurrency Letter of Credit for the period from and including the date of issuance of such Multicurrency Letter of Credit (x) to and including the date such Multicurrency Letter of Credit expires or is cancelled or terminated or (y) to, but excluding, the date such Multicurrency Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting fee in respect of each Revolving Multicurrency Tranche Letter of Credit issued thereby equal to the greater of (i) $500 and (ii) one-eighth of one percent (0.125%) of the initial Stated Amount of such Revolving Multicurrency Tranche Letter of Credit. The fees provided for in this subsection shall be earned upon issuance and shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Maturity Date, (iii) on the date the Revolving Multicurrency Tranche Commitments are terminated or reduced to zero and (iv) following any event specified in the immediately preceding clauses (ii) or (iii), from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Revolving Multicurrency Tranche Letter of Credit. The Borrower shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by any Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Revolving Multicurrency Tranche Letter of Credit issued thereby or any other transaction relating thereto.
(d)[Intentionally Omitted].
(e)Extension Fees. If the Borrower exercises its right to extend the Revolving Maturity Date in accordance with Section 2.14(a), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a fee equal to seven and one-half hundredths of one percent (0.075%) of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized). Such fee shall be fully earned and due and payable in full on the date the Administrative Agent receives the Revolving Extension Request pursuant to such Section.
(f)[Intentionally Omitted].
(g)Administrative and Other Fees. The Borrower agrees to pay (i) the administrative and other fees of the Administrative Agent and the Lead Arrangers as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent and (ii) the fees payable to the applicable Issuing Banks as provided in the Fee Letter.
Section 3.6Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed, except for Extensions of Credit denominated in Sterling or Canadian Dollars, which shall bear interest computed on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, actual days elapsed.
Section 3.7Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i) through (iii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in (i) the definition of “Requisite Lenders,” “Requisite Revolving Multicurrency Tranche Lenders,” “Requisite Revolving USD Tranche Lenders,”, “Requisite Revolving Lenders” and “Requisite Class Lenders”, as applicable, and (ii) Section 13.7.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and/or (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders and/or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such

Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Disbursements of such Class owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of such class of, or L/C Disbursements of such Class owed to, such Defaulting Lender until such time as all Loans of such Class and, as applicable, funded and unfunded participations in Letter of Credit Liabilities of such Class are held by the Revolving Lenders of such Class pro rata in accordance with their respective Revolving Commitment Percentages of such Class, as applicable (determined without giving effect to the immediately following subsection (d)), and all Term Loans of the same Class are held by the Term Loan Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)Certain Fees.
(i)Each Defaulting Lender that is a Revolving USD Tranche Lender shall be entitled to receive the Fee payable under Section 3.5(b)(i) for any period during which that Revolving Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving USD Tranche Loans funded by it, and (2) its respective Revolving USD Tranche Commitment Percentage of the Stated Amount of Revolving USD Tranche Letters of Credit for which it has provided Cash Collateral as and when required pursuant to Section 3.9(e) below. Each Defaulting Lender that is a Revolving Multicurrency Tranche Lender shall be entitled to receive the Fee payable under Section 3.5(b)(ii) for any period during which that Revolving Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Multicurrency Tranche Loans funded by it, and (2) its respective Revolving Multicurrency Tranche Commitment Percentage of the Stated Amount of Revolving Multicurrency Tranche Letters of Credit for which it has provided Cash Collateral as and when required pursuant to Section 3.9(e) below.
(ii)Each Defaulting Lender that is a Revolving USD Tranche Lender shall be entitled to receive any Fee payable under Section 3.5(c)(i) for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its respective Revolving USD Tranche Commitment Percentage of the Stated Amount of Revolving USD Tranche Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e). Each Defaulting Lender that is a Revolving Multicurrency Tranche Lender shall be entitled to receive any Fee payable under Section 3.5(c)(ii) for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its respective Revolving Multicurrency Tranche Commitment Percentage of the Stated Amount of Revolving Multicurrency Tranche Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e)
(iii)With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(d)Reallocation of Participations to Reduce Fronting Exposure. In the case of a Defaulting Lender that is a Revolving Lender of a given Class, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities of such Class shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders of such Class in accordance with their respective Revolving Commitment Percentages of such Class, as applicable (in each case, determined without regard to such Defaulting Lender’s Revolving Commitment of the applicable Class), but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of a given Class of any Non-Defaulting Lender that is a Revolving Lender of such Class to exceed such Non-Defaulting Lender’s Revolving Commitment of such Class. Subject to Section 13.3, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral.
(i)If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)At any time that there shall exist a Defaulting Lender that is a Revolving Lender of a given Class, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit of the applicable Class issued by such Issuing Bank and outstanding at such time.
(iii)The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender of a given Class, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letter of Credit Liabilities of the same Class, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the applicable Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender that is a Revolving Lender).

(iv)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit of a given Class shall be applied to the satisfaction of the obligation of a Defaulting Lender that is a Revolving Lender to fund participations in respect of Letter of Credit Liabilities of such Class (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the applicable Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)Defaulting Lender Cure. If the Borrower and the Administrative Agent (and, solely in the case of a Defaulting Lender that is a Revolving Lender, the applicable Issuing Banks) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders of the same Class or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders of the applicable Class in accordance with their respective Revolving Commitment Percentages of such Class, as applicable (in each case, determined without giving effect to the immediately preceding subsection (d)), and to cause the Term Loans of each Class to be held pro rata by the Term Lenders of such Class in accordance with their respective Term Loan Commitment Percentages of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, the applicable Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and outstanding Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender which is a Non-Defaulting Lender may (but shall not be obligated to) in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and outstanding Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, in accordance with Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500, provided that failure by a Defaulting Lender to execute any such Assignment and Assumption shall not invalidate any such assignment. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the Assignment and Assumption shall make such additional payments to the Administrative Agent in an aggregate amount sufficient with any applicable amounts held pursuant to subsection (e) of this Section, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable Defaulting Lender’s Revolving Commitment Percentage of each Class of Revolving Loans and/or Term Loan Commitment Percentage of each Class of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the applicable Issuing Bank or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full Revolving Commitment Percentage and Term Loan Commitment Percentage of each Class, as applicable, of all outstanding Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 3.10Taxes.
(a)Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 and Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Unless otherwise delivered to the Borrower pursuant to the other provisions of this Section 3.10(g), the Administrative Agent shall deliver to the Borrower an IRS Form W-9 and any forms or other documentation described above that it would be required to deliver to the Borrower if it were a Lender.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. UNENCUMBERED POOL
Section 4.1Unencumbered Pool Requirements.
At all times the Properties in the Unencumbered Pool shall satisfy the following requirements, to Administrative Agent’s reasonable satisfaction:
(a)The Unencumbered Asset Value shall be at least $250,000,000;
(b)All Unencumbered Pool Properties shall be Eligible Properties;
(c)There shall be at least five (5) Unencumbered Pool Properties; and
(d)No Unencumbered Pool Property shall be Unimproved Land.
Section 4.2Eligibility and Addition of Properties.
(a)Initial Unencumbered Pool Properties. As of the Agreement Date, the Properties identified on Schedule 4.2 shall be the “Unencumbered Pool Properties” and each an “Unencumbered Pool Property”.
(b)Addition and Removal of Unencumbered Pool Properties. After the Agreement Date, the Properties designated as such by Borrower in the most recent certificate (an “Unencumbered Asset Certificate”) executed by the chief financial officer of the Borrower that: (i) sets forth an updated Schedule 4.2 listing each Unencumbered Pool Property then existing; and (ii) certifies that each such Property is an Eligible Property fully qualified as such under the applicable criteria for inclusion as an Unencumbered Pool Property, shall be added to the Unencumbered Pool effective as of the date such Unencumbered Asset Certificate is delivered to the Administrative Agent.
(c)Excluded Unencumbered Pool Properties. If at any time any Unencumbered Pool Property fails to meet all such criteria for qualification (x) such Unencumbered Pool Property shall automatically cease to be an Unencumbered Pool Property for all purposes hereunder and thereafter be excluded from the Unencumbered Pool until such time as it meets all such criteria and (y) Borrower shall, within ten (10) Business Days of such Property ceasing to meet all criteria for qualification as an Unencumbered Pool Property, deliver a notice thereof to Administrative Agent together with an updated Unencumbered Asset Certificate reflecting the updated listing of all of the Unencumbered Pool and each Unencumbered Pool Property and a new Compliance Certificate reflecting the revised calculations excluding such Property as an Unencumbered Pool Property. No Default or Event of Default shall occur solely by reason of any Property no longer constituting an Unencumbered Pool Property so long as Borrower remains in compliance with the terms of this Agreement, including, without limitation, Section 10.1, after giving effect to such Property’s exclusion from the Unencumbered Pool and ensuing re-determination of the covenants set forth in Section 10.1 required by this Section above.
ARTICLE V. YIELD PROTECTION, ETC.
Section 5.1Additional Costs; Capital Adequacy.
(a)Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), as a result of any Regulatory Change, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such

Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.
(b)Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or Multicurrency Loans or its obligation to make any LIBOR Loans or Multicurrency Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or Multicurrency Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or Multicurrency Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or Multicurrency Loans or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or Multicurrency Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)Lender’s Suspension of LIBOR Loans and Multicurrency Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b) of this Section 5.1, if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans or Multicurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or Multicurrency Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans or Multicurrency Loans, as applicable, hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).
(d)Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to any Issuing Bank of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Revolving Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Revolving Lender, to the Administrative Agent for the account of such Revolving Lender, from time to time as specified by such Issuing Bank or such Revolving Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Revolving Lender for such increased costs or reductions in amount.
(e)Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank, and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank, or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank, or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Issuing Bank, and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank, or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank, or such Lender, as the case may be, of the effect of any Regulatory Change shall, provided that such determinations are made on a reasonable basis and in good faith, be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, such Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.2Suspension of LIBOR or the Alternative Currency Interest Rate; Benchmark Replacement.
(a)LIBOR Suspension. Subject to Section 5.2(b) below, if, on or prior to the determination of LIBOR or the applicable Alternative Currency Interest Rate for any Interest Period:
(i)The Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that reasonable and adequate means do not exist for the ascertaining LIBOR or the applicable Alternative Currency Interest Rate for such Interest Period;
(ii)the Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that quotations of interest rates for the relevant deposits (whether in Dollars or an Alternative Currency) referred to in the definition of LIBOR or the applicable Alternative Currency Interest Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans or Multicurrency Loans as provided herein; or
(iii)the Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that the relevant rates of interest referred to in the definition of

LIBOR or the applicable Alternative Currency Interest Rate upon the basis of which the rate of interest for LIBOR Loans or Multicurrency Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining such LIBOR Loans or Multicurrency Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans or Multicurrency Extensions of Credit, Continue LIBOR Loans or Multicurrency Loans, or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan or Multicurrency Loan, either prepay such Loan or, in the case of LIBOR Loans, Convert such LIBOR Loan into a Base Rate Loan.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Derivatives Contract shall be deemed not to be a “Loan Document” for purposes of this Section 5.2(b)) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect any then-current Benchmark for any currency, then (x) if a Benchmark Replacement for such currency is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for such currency for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement for such currency is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for such currency for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.2(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 13.7), in connection with the use, administrative, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right in its reasonable discretion in consultation with the Borrower to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(b)(iv) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark for any currency is a term rate (including LIBOR, Term SOFR, CDOR Rate, SONIA or other applicable reference rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings for such currency at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings for such currency at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark for any currency, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Loans or Multicurrency Loans, as applicable, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (i) in the case of a request for a borrowing of, conversion to or continuation of Loans denominated in Dollars, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) in the case of a request for a borrowing of, conversion to or continuation of Loans denominated in any currency other than Dollars, such request shall be ineffective. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any Benchmark is not an Available Tenor, the component of the Base Rate or any other Benchmark that is based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate or such other Benchmark.
(vi)London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for the London interbank offered rate for: (I) Dollars for 1-week and 2-month tenor settings will be December 31, 2021 and (II) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to all LIBOR Loans and Administrative Agent shall have no obligation to notify any parties of any such Benchmark Transition Event.
Section 5.3Illegality.
(a)Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain any Type of Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into such Type of Loans shall be suspended until such time as such Lender may again make and maintain such Type of Loans (in which case the provisions of Section 5.5 shall be applicable). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans of such Type or convert such Loans into the Dollar Equivalent Amount in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.
(b)In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, or continuation of any of its Multicurrency Extensions of Credit (A) has become unlawful as a result of compliance by such Lender, in good faith, with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (B) has become impracticable, or would cause Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the applicable interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall within two (2) Business Days give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all such Multicurrency Extensions of Credit or convert such Multicurrency Extensions of Credit into the Dollar Equivalent Amount in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein. Thereafter the obligations of such Lender to make Multicurrency Extensions of Credit shall be suspended until such notice shall be withdrawn by such Lender, and such Lender’s obligation to maintain its outstanding Multicurrency Extensions of Credit shall be terminated, subject to Section 5.4, at the earlier to occur of the expiration of the applicable Interest Period then in effect with respect to the affected advances or when required by Applicable Law.
(c)Notwithstanding the generality of the foregoing, if, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Administrative Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent Amount is no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Lenders to loan or (iv) such currency no longer being a currency in which the Requisite Lenders are willing to make Extensions of Credit (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans denominated in such Alternative Currency to which the

Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.
Section 5.4Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall (in consultation with such Lender) determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Multicurrency Loan or Conversion of a LIBOR Loan or Multicurrency Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR Loan or Multicurrency Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan or Multicurrency Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation: (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date and (ii) in the case of a Multicurrency Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Multicurrency Loan for the remainder of the Interest Period at the rate applicable to such Multicurrency Loan, less (B) the amount of interest that would accrue on the same Multicurrency Loan for the same period if the Alternative Currency Interest Rate were set on the date on which such Multicurrency Loan was repaid or prepaid or the date on which the Borrower failed to borrow or Continue such Multicurrency Loan, calculating present value by using as a discount rate the applicable Alternative Currency Interest Rate quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 5.5Treatment of Affected Loans.
(a)If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower in writing (with a copy to the Administrative Agent, as applicable) and, unless and until such Lender or the Administrative Agent, as applicable, gives written notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist (or until a Benchmark Replacement is implemented in accordance with Section 5.2(b))):

(i)to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(ii)all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives written notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2, or 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments of the applicable Class.
(b)If the obligation of any Revolving Multicurrency Tranche Lender to make or Continue Multicurrency Loans shall be suspended pursuant to Section 5.3, then such Revolving Multicurrency Tranche Lender’s Multicurrency Loans so affected shall be automatically (unless otherwise determined by the Administrative Agent) be exchanged to Dollars at the Spot Rate and Converted to Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Multicurrency Loans (or, subject to Section 5.5(a), on such earlier date as a Revolving Multicurrency Tranche Lender may specify to the Borrower with a copy to the Administrative Agent).
Section 5.6Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or Multicurrency Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(b) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 13.7, requires the vote of such Lender, and the Requisite Lenders or Requisite Class Lenders, as applicable, shall have voted in favor of such amendment, modification or waiver, then Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6 (b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender that are so assigned (including any amounts payable under Section 5.4 by reason of such payment or otherwise), plus (y) if Revolving Loans are being assigned, the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee; provided, that the Affected Lender’s failure to execute an Assignment and Assumption shall not invalidate such assignment. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected

Lender or any of the other Lenders; provided, however, that notwithstanding anything to the contrary in this Agreement, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.
Section 5.7Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.8Assumptions Concerning Funding of LIBOR Loans and Multicurrency Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans or Multicurrency Loans, as applicable, through the purchase of deposits (denominated in Dollars or Alternative Currencies) in the relevant market bearing interest at the rate applicable to such LIBOR Loans or Multicurrency Loans in an amount equal to the amount of the LIBOR Loans or Multicurrency Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans or Multicurrency Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE VI. CONDITIONS PRECEDENT
Section 6.1Initial Conditions Precedent.
The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent (the date of the satisfaction or waiver of the conditions set forth in this Section 6.1, the “Effective Date”):
(a)The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)counterparts of this Agreement executed by each of the parties hereto;
(ii)to the extent requested by each Lender, Revolving Notes executed by the Borrower, payable to each applicable Lender (but excluding any Lender that has requested not to receive Notes) and complying with the terms of Section 2.12(a);
(iii)the Guaranty executed by Hudson REIT;
(iv)an opinion of (A) Latham & Watkins LLP, special counsel to the Borrower and Hudson REIT, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by Administrative Agent and (B) Venable LLP, Maryland counsel to the

Borrower and Hudson REIT, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by the Administrative Agent;
(v)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Borrower and Hudson REIT, in each case certified as of a recent date by the Secretary of State of the State of Maryland;
(vi)a certificate of good standing (or certificate of similar meaning) with respect to the Borrower and Hudson REIT, in each case issued as of a recent date by the Secretary of State of Maryland and certificates of qualification to transact business or other comparable certificates issued as of a recent date by the applicable secretary of state (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower and Hudson REIT with respect to each of the officers of the Borrower and Hudson REIT, as applicable, authorized to execute and deliver the Loan Documents to which each such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Alternative Currency Credit Notices, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(viii)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower and Hudson REIT of (A) the by-laws or partnership agreement, as applicable, and (B) all corporate, partnership or other necessary action taken by the Borrower and Hudson REIT, as applicable, to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)a Compliance Certificate calculated on a pro forma basis (taking into account the Unencumbered Pool Properties as of the Agreement Date) for the Borrower’s fiscal quarter ending September 30, 2021;
(x)a Disbursement Instruction Agreement effective as of the Effective Date;
(xi)[intentionally omitted];
(xii)copies of all Material Contracts in existence on the Agreement Date not previously delivered to Administrative Agent;
(xiii)the Fee Letter;
(xiv)all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders for which an invoice has been provided at least three (3) Business Days prior to the date hereof, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;
(xv)at Administrative Agent’s request, insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.5 (including, without limitation, both property and liability insurance) is in full force and effect;
(xvi)[intentionally omitted];

(xvii)a complete listing of all Subsidiaries which are not Guarantors;
(xviii)evidence that all accrued and unpaid interest and fees owing by the Loan Parties under the Existing Credit Facilities have been paid, in full, for which an invoice has been provided at least three (3) Business Days prior to the date hereof; and
(xix)such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;
(b)there shall not have occurred or become known to the Borrower, Administrative Agent or any of the Lenders any event, condition, situation or status since December 31, 2020, that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(d)the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and
(e)(i) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act and (ii) at least five (5) Business Days prior to the Effective Date, the Borrower shall deliver, on behalf of itself and any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to itself and to such Guarantor, to each Lender that so requests such a Beneficial Ownership Certification.
Section 6.2Conditions Precedent to All Loans and Letters of Credit.
In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of (i) Lenders to make any Loans (other than Revolving Loans pursuant to Section 2.4(e), the only conditions precedent for which are set forth in Section 2.4(e)) and (ii) the applicable Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.7; (c) subject to Section 2.4(e), in the case of the borrowing of Loans, the Administrative Agent shall have received a timely Notice of Borrowing or Alternative Currency Credit Notice, as applicable, and in the case of the issuance of a Letter of Credit the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit; and (d) in the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Requisite Revolving Multicurrency Tranche Lenders would make it impracticable for such Loan to be denominated in the relevant Alternative Currency. Each Credit Event (other than a Continuation, the Conversion of Loans of one Type to another Type to the extent permitted hereunder or the making of Revolving Loans pursuant to Section 2.4(e)) shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Section 6.2 have been satisfied. For purposes of determining compliance with the conditions specified in Section 6.1 with respect to the initial effectiveness of this Agreement, for the benefit of Administrative Agent and the other Lenders, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.
ARTICLE VII. REPRESENTATIONS AND WARRANTIES
Section 7.1Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:
(a)Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity (as applicable), duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, limited liability company, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(b)Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed on Part II of Schedule 7.1(b), (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary (other than Excluded Subsidiaries) shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in the Borrower and the Guarantors. As of the Agreement Date, Part III of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.
(c)Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any material Governmental Approval not already obtained or violate in any material respect any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, which could reasonably be expected to have a Material Adverse Effect; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)Title to Properties; Liens. Schedule 7.1(f)(i) is, as of the Agreement Date, a complete and correct listing of all Properties of the Borrower, each other Loan Party and each other Material Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is Construction-in-Progress or a Renovation Property and, if such Property is Construction-in-Progress or a Renovation Property, the status of completion of such Property. Schedule 7.1(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties. Each of the Borrower, each other Loan Party and each other Material Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. No Eligible Property is subject to any Lien other than Permitted Liens (or, for the sake of clarity and to the extent that they are Liens, Negative Pledges permitted under

Section 10.2) and each such Eligible Property otherwise satisfies all requirements under the Loan Documents for being an Eligible Property.
(g)Existing Indebtedness. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees (other than Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar customary exceptions to recourse liability or exceptions relating to bankruptcy, insolvency, receivership or other similar events, provided that the obligations under such Guaranty have not become due and payable)) with an outstanding principal amount of $5,000,000 or more of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance, in all material respects, with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.
(h)Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. As of the Agreement Date, each of the Borrower, the other Loan Parties and the other Subsidiaries that is party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i)Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. To the knowledge of the Borrower, there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary except as could not reasonably be expected to have a Material Adverse Effect.
(j)Taxes. All federal and state income tax returns and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and state income taxes and other material taxes required to be paid by the Borrower, each other Loan Party and each other Subsidiary, and with respect to their respective properties, income, profits and assets which are due and payable, have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit by any Governmental Authority. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes are in accordance with GAAP, to the extent required under GAAP.
(k)Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of Hudson REIT and its consolidated Subsidiaries for the fiscal years ended December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly in all material respects, in accordance with

GAAP consistently applied throughout the periods involved, the consolidated financial position of Hudson REIT and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither Hudson REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(l)No Material Adverse Change. Since December 31, 2020, taking into account public filings made with the Securities and Exchange Commission prior to the Agreement Date, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. The Borrower and Hudson REIT collectively are, and Hudson REIT and its Subsidiaries on a consolidated basis are, Solvent.
(m)[Intentionally Omitted].
(n)ERISA.
(i)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Each Qualified Plan has received a favorable determination from or is entitled to rely on a currently-effective opinion letter issued to a pre-approved plan sponsor by the Internal Revenue Service or a timely application for such letter is currently being processed by the Internal Revenue Service with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent any Qualified Plan from being qualified under Section 401(a) of the Internal Revenue Code or cause the loss of such qualification.
(ii)The Borrower represents that, with respect to any Benefit Arrangement maintained by Hudson REIT or the Borrower that is a retiree welfare benefit arrangement, all amounts have been accrued on Hudson REIT’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $15,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) neither the Borrower nor Hudson REIT has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject Hudson REIT or the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(o)Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)Environmental Laws. Each of the Borrower, each other Loan Party and the other Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties; (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect; and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws; (y) cause or contribute to any other potential common law or legal claim or other liability; or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. To Borrower’s knowledge, none of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(q)Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit that would impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r)Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Borrower and the other Loan Parties shall comply with Regulations T, U and X of the Board of Governors of the Federal Reserve System.
(s)Affiliate Transactions. Except as permitted by Section 10.9, none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t)Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except as could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(u)Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Material Subsidiaries are engaged primarily in the business of acquiring, owning, redeveloping, developing, financing and managing various types of Properties, including, without limitation, Retail Properties, Office Properties, Studio Properties, and Mixed-Use Properties, and providing rental and/or fee-based studio-related, production-related and/or ancillary or related services, together with other business activities incidental or reasonably related thereto.
(v)Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby (other than under the Fee Letter).
(w)Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements and general economic or industry specific information) furnished and to be furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were or will be (as applicable), at the time furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are subject to contingencies and uncertainties, many of which are not within the control of Hudson REIT and its Subsidiaries and are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and such variances may be material). As of the Agreement Date, no fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not materially misleading.

(x)No Plan Assets; No Prohibited Transactions. The assets of the Borrower and each Guarantor do not constitute Plan Assets, and the Borrower and each Guarantor shall not take any action or omit to take any action that would result in its assets becoming or being deemed to include Plan Assets. Assuming that no Lender funds any amount payable by it hereunder with Plan Assets, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute or result in “prohibited transactions” under ERISA or Section 4975 of the Internal Revenue Code.
(y)OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/ index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
(z)REIT Status. Hudson REIT qualifies as, and has elected to be treated as, a REIT and its proposed methods of operation will enable it to continue to maintain its status as a REIT.
(aa)Unencumbered Pool Properties. Set forth on Schedule 4.2 as of the Agreement Date, and thereafter as set forth in the most recent Unencumbered Asset Certificate delivered to Administrative Agent, is a correct and complete listing of each Unencumbered Pool Property included in calculations of the Unencumbered Asset Value. Each Unencumbered Pool Property included in calculations of the Unencumbered Asset Value satisfies all of the requirements set forth in Section 4.1.
Section 7.2Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the date on which any extension of the Revolving Maturity Date is effectuated pursuant to Section 2.14 and at and as of the date of the occurrence of each Credit Event (other than a Continuation, the Conversion of Loans of one Type to Loans of another Type to the extent permitted hereunder or the making of Revolving Loans pursuant to Section 2.4(e)), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VIII. AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Borrower shall comply with the following covenants:

Section 8.1Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (ii) preserve and maintain its respective, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except in the case of clauses (ii) and (iii) where the failure to preserve and maintain or be so authorized and qualified could not reasonably be expected to have a Material Adverse Effect.
Section 8.2Compliance with Applicable Law.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
Section 8.3Maintenance of Property.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
Section 8.4Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.
Section 8.5Insurance.
The Borrower shall, and shall cause each other Loan Party and each other Material Subsidiary to, maintain insurance (on a replacement cost basis as it relates to property insurance for all perils other than earthquake related perils, which shall be insured on a net probable maximum loss basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all certificates of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.6Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all federal and state income taxes and other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) if the failure to pay or discharge such tax, assessment, charge, levy or claim could not reasonably be expected to have a Material Adverse Effect.
Section 8.7Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct in all material respects entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with at least one Business Day’s prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while an Event of Default exists. If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Material Subsidiary with the Borrower’s accountants.
Section 8.8Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of Hudson REIT, the Borrower and its Subsidiaries; (d) to provide for the general working capital needs of Hudson REIT, the Borrower and its Subsidiaries and for other general corporate purposes of Hudson REIT, the Borrower and its Subsidiaries; and (e) to pay fees and expenses incurred in connection with the Loans. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 8.9Environmental Matters.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 8.10Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further guarantee agreements, instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 8.11Material Contracts.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, except, in each case, to the extent that either of the foregoing could not reasonably be expected to have a Material Adverse Effect (other than in connection with clause (a)(1) of the definition thereof).
Section 8.12REIT Status.
The Borrower shall cause Hudson REIT to maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.
Section 8.13Exchange Listing.
The Borrower shall cause Hudson REIT to maintain at least one class of common shares of Hudson REIT having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.
Section 8.14Guarantors.
(a)Subject to Section 8.14(c), within one hundred twenty (120) days, unless extended by Administrative Agent in its sole discretion, of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary) after the Effective Date or in connection with the addition of a Property to the Unencumbered Pool that is owned by a Subsidiary not already a Guarantor (or Borrower), the Borrower shall deliver to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (A) an Accession Agreement executed by such Subsidiary and (B) the items that would have been delivered under subsections (iv)(A), (v) through (viii), and (xiv) through (xvi), of Section 6.1(a) if such Subsidiary had been a Material Subsidiary on the Effective Date; provided, however, promptly (and in any event within one hundred twenty (120) days, unless extended by Administrative Agent in its sole discretion) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section. For the purpose of clarity, each Unencumbered Pool Property must be owned by a Guarantor or the Borrower, except during any period in which the owner of any Unencumbered Pool

Property is not required to provide a Guaranty pursuant to Section 8.14(c), in which case such Unencumbered Pool Property need only be owned by a Subsidiary of the Borrower or the Borrower.
(b)The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) subject to Section 8.14(c), such Guarantor does not own (or will not own as of such release) any Unencumbered Pool Property, nor any direct or indirect equity interest in any Subsidiary that owns an Unencumbered Pool Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a) or the last two sentences of the following subsection (c); (iii) no Default or Event of Default then exists or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.7; and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
(c)Notwithstanding anything to the contrary contained in this Section 8.14 above, for so long as Hudson REIT maintains an Investment Grade Rating, no Material Subsidiary or owner of any Unencumbered Pool Property (or any other Subsidiary) shall be required to become a Guarantor and any Material Subsidiary or owner of any Unencumbered Pool Property (or any other Subsidiary) that has provided a Guaranty that is eligible to be released from such Guaranty pursuant to clauses (iii), (iv) and (v) of the preceding subsection (b) may be released from the Guaranty (which, for avoidance of doubt, shall in no event include Hudson REIT), unless such Person, or any Subsidiary that directly or indirectly owns any Equity Interest in such Person, provides a Guaranty of Indebtedness to a Person other than to Administrative Agent, for the benefit of the Guarantied Parties (as defined in the Guaranty). In the event Borrower fails to maintain an Investment Grade Rating, then each Material Subsidiary (other than an Excluded Subsidiary) and each owner of any Unencumbered Pool Property that is not then a Guarantor that is a party to the Guaranty hereunder shall comply with all the terms and conditions of Section 8.14(a) above within thirty (30) days of such failure, unless extended by Administrative Agent in its sole discretion. In the event a Material Subsidiary (other than an Excluded Subsidiary) or an owner of any Unencumbered Pool Property or any Subsidiary that directly or indirectly owns any Equity Interest in such owner, that is not then a Guarantor that is party to the Guaranty hereunder provides a Guaranty of Indebtedness to a Person other than to Administrative Agent, for the benefit of the Guarantied Parties (as defined in the Guaranty), then such Material Subsidiary, owner of any Unencumbered Pool Property and/or such Subsidiary that directly or indirectly owns any Equity Interest in such owner, as applicable, shall comply with all the terms and conditions of Section 8.14(a) above within thirty (30) days of executing such third party Guaranty, unless extended by Administrative Agent in its sole discretion.

ARTICLE IX. INFORMATION
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish (which may be by electronic delivery in accordance with Section 9.5 hereof) to the Administrative Agent for distribution to each of the Lenders:
Section 9.1Quarterly Financial Statements.
Within five (5) days after the filing of Hudson REIT’s 10-Q with the Securities and Exchange Commission (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of Hudson REIT), the unaudited consolidated financial statements of Hudson REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such period and setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of Hudson REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Hudson REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes). Subject to Section 9.5, if the applicable financial statements of Hudson REIT are timely and publicly available electronically on the website of Hudson REIT or the SEC, then the Borrower shall be deemed to have met the delivery requirements of this Section 9.1.
Section 9.2Year-End Statements.
Within five (5) days after the filing of Hudson REIT’s 10-K with the Securities and Exchange Commission (but in no event later than ninety (90) days after the end of each fiscal year of Hudson REIT), the audited consolidated financial statements of Hudson REIT and its Subsidiaries (including a consolidated balance sheet, income statement, statement of cash flows and statement of stockholder equity) as at the end of such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Hudson REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of Hudson REIT and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP, any other “big-4” accounting firm or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified as to substance and scope (other than a qualification relating to the impending maturity of any Indebtedness within 12 months) and who shall have authorized the Borrower to deliver such report to the Administrative Agent and the Lenders pursuant to this Agreement. Subject to Section 9.5, if the applicable financial statements of Hudson REIT are timely and publicly available electronically on the website of Hudson REIT or the SEC, then the Borrower shall be deemed to have met the delivery requirements of this Section 9.2.
Section 9.3Compliance Certificate.
Within forty-five (45) days of the end of each of the first, second and third fiscal quarters of Hudson REIT and within ninety (90) days of the end of each fiscal year of Hudson REIT, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of Hudson REIT (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, (i) the calculations required to establish whether Hudson REIT was in compliance with the covenants contained in Section 10.1, (ii) a list of all assets included in calculations of Unencumbered Asset Value and shall disclose which assets have been added or removed from such calculation since the previous list delivered to Administrative Agent and (iii) a list of all assets included in calculations of Total Asset Value which are located in an Approved International Location and shall disclose all Total Asset Value attributable thereto; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; (c) setting forth a statement of Funds From Operations; (d) setting forth a report of newly acquired Properties, including the Net Operating Income, cost and mortgage debt, if any, of each such Property, and (e) with respect to each Compliance Certificate delivered within ninety (90) days of the end of each fiscal year of Hudson REIT, at the Borrower’s sole discretion, attaching an updated Sustainability Certificate. The calculations set forth in this Section 9.3 above shall be in Dollars and any conversion from any foreign currency to Dollars shall be calculated using the same methodology as the conversion from such currency to Dollars in Hudson REIT’s public reporting practice with respect thereto in accordance with all appropriate guidance applicable thereto.
Section 9.4Other Information.
To the extent not otherwise disclosed in the financial statements furnished to Administrative Agent pursuant to Sections 9.1 and 9.2 above or publically filed with the Securities and Exchange Commission, Borrower shall furnish to Administrative Agent the following:
(a)Promptly upon receipt thereof, copies of all reports disclosing matters identified through the audit or review of the operations of the Borrower or Hudson REIT which are reasonably likely to be materially detrimental to financial condition of the Borrower or Hudson REIT, if any, submitted to the Borrower, Hudson REIT or its board of directors by its independent public accountants including, without limitation, any management report;
(b)[Intentionally omitted];
(c)To the extent not publicly filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefore), promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all material press releases issued by the Borrower, any Subsidiary or any other Loan Party;
(d)[Intentionally omitted];
(e)At the time the financial statements are furnished pursuant to Section 9.2, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in detail, in form satisfactory to the Administrative Agent. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1 and 10.2 at the end of each fiscal quarter of the next succeeding fiscal year;
(f)If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(g)To the extent any Loan Party or any other Subsidiary receives notice or is or becomes otherwise aware of the same, (i) prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and (ii) prompt notice of the receipt of notice that any United States federal income tax returns of any Loan Party or any other Subsidiary are being audited by any Governmental Authority;
(h)A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party concurrently with the next delivery of the Compliance Certificate;
(i)Prompt notice of (i) any change in the senior management of Hudson REIT or the Borrower, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Material Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect, together with such other information as requested by the Administrative Agent, the Lenders and their counsel to evaluate such matters;
(j)Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(k)Promptly upon entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, a copy of such contract;
(l)Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(m)[Intentionally omitted];
(n)[Intentionally omitted];
(o)Upon notice of any change in the information provided in the Beneficial Ownership Certification most recently delivered to the Administrative Agent that would result in a change to any information included in such Beneficial Ownership Certification, together with a new Beneficial Ownership Certification reflecting such change;
(p)Promptly upon the reasonable request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;
(q)Promptly, upon any change in Hudson REIT’s Credit Rating, a certificate stating that Hudson REIT’s Credit Rating has changed and the new Credit Rating that is in effect;
(r)Promptly, upon each request, information identifying the Borrower or any other Loan Party as a Lender may reasonably request in order to comply with the Beneficial Ownership Regulation or applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act;

(s)Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(t)Promptly upon the reasonable request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and
(u)From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
Section 9.5Electronic Delivery of Certain Information.
(a)Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the applicable Issuing Bank) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Pacific time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificate required by Section 9.3, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
Section 9.6Public/Private Information.
The Borrower shall cooperate with the reasonable requests of the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
Section 9.7USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, a cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X. NEGATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants:
Section10.1Financial Covenants.
(a)Ratio of Total Liabilities to Total Asset Value. The Borrower shall not permit the ratio of (i) Total Liabilities to (ii) Total Asset Value, to exceed 0.60 to 1.00 as of the last day of any fiscal quarter; provided that such ratio may increase to 0.65 to 1.00 for up to two (2) consecutive calendar quarters immediately following a Material Acquisition not more than twice during the term of this Agreement. For purposes of this covenant, (A) Total Liabilities shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents in excess of $30,000,000 to the extent that there is an equivalent amount of Indebtedness included in Total Liabilities that matures within twenty-four (24) months from the applicable date of the calculation, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Liabilities is adjusted pursuant to clause (A) above.
(b)Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with

Section 1.2), to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00 as of the last day of any fiscal quarter; provided that such ratio may increase to 0.65 to 1.00 for up to two (2) consecutive calendar quarters immediately following a Material Acquisition not more than twice during the term of this Agreement. For purposes of this covenant, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents in excess of $30,000,000 to the extent that there is an equivalent amount of Unsecured Indebtedness that matures within twenty-four (24) months from the applicable date of the calculation, and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted pursuant to clause (A) above (to the extent such cash and Cash Equivalents were included in such calculation of Unencumbered Asset Value).
(c)Ratio of Adjusted EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), for the immediately preceding consecutive twelve (12) month period to (ii) Fixed Charges of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), for such consecutive twelve (12) month period, to be less than 1.50 to 1.00 as of the last day of any fiscal quarter.
(d)Ratio of Secured Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), to (ii) Total Asset Value, to exceed 0.45 to 1.00, at any time.
(e)Ratio of Unencumbered NOI to Unsecured Interest Expense. The Borrower shall not permit the ratio of (i) Unencumbered NOI for any fiscal quarter to (ii) Unsecured Interest Expense of Hudson REIT and its Subsidiaries, on a consolidated basis, for such fiscal quarter, to be less than 2.00 to 1.00 as of the last day of such fiscal quarter.
(f)[Intentionally Omitted].
(g)[Intentionally Omitted].
(h)[Intentionally Omitted].
(i)Dividends and Other Restricted Payments. If an Event of Default specified in Section 11.1(a), Section 11.1(e) or Section 11.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2(a), the Borrower may only make Restricted Payments to Hudson REIT and other holders of Equity Interests of the Borrower during any fiscal year, in each case, in an aggregate amount not to exceed the minimum amount required to be distributed to all of the holders of Equity Interests of the Borrower such that the amount distributed to Hudson REIT is sufficient to enable Hudson REIT to (i) make scheduled cash distributions to shareholders of Hudson REIT to the extent such distributions were publicly announced prior to the occurrence of any Default or Event of Default, (ii) make scheduled dividends in respect of the Borrower Preferred Units and (iii) make Required REIT Distributions.
Notwithstanding anything to the contrary contained in this Agreement, the financial covenants set forth in this Section 10.1 above and the constituent defined terms used therein (directly and indirectly) shall exclude assets and liabilities of Hudson REIT, the Borrower and its Subsidiaries associated with Indebtedness that has been defeased in full with cash and Cash Equivalents.

Section10.2Negative Pledge.
The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Pool Property or any direct or indirect ownership interest of the Borrower in any Person owning any Unencumbered Pool Property, now owned or hereafter acquired, except for (i) Permitted Liens and (ii) a Negative Pledge contained in any agreement that evidences Unsecured Indebtedness, which Negative Pledge contains restrictions on encumbering assets that are substantially similar to, or not more restrictive than, those restrictions contained in the Loan Documents.
Section10.3Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party (other than Hudson REIT) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party (other than Hudson REIT) to: (a) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests directly or indirectly owned by the Borrower (other than any restrictions contained in the Borrower LP Agreement); (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than, in each case, (i) those encumbrances or restrictions contained in any Loan Document, (ii) restrictions and conditions imposed by Applicable Law, (iii) customary restrictions and conditions contained in agreements relating to the sale of such Loan Party or any Property owned by such Loan Party (to the extent such sale is permitted hereunder), (iv) customary restrictions and conditions contained in agreements relating to the acquisition of any Property (to the extent such acquisition is not prohibited under this Agreement), (v) customary restrictions governing any purchase money Liens permitted hereby covering only the property subject to such Lien, (vi) those restrictions contained in any other agreement that evidences Unsecured Indebtedness, which restrictions on the actions described above that are substantially similar to, or not materially more restrictive than, those contained in the Loan Documents, (vii) customary restrictions contained in the organizational documents of any Subsidiary that is not a Wholly-Owned Subsidiary (but only to the extent applicable to the Equity Interest in such Subsidiary or the assets of such Subsidiary) and (viii) with respect to clause (d) only, (A) customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business, (B) restrictions on the ability of any Loan Party or any Subsidiary to transfer, directly or indirectly, Equity Interests (and beneficial interest therein) in any Excluded Subsidiary pursuant to the terms of any Secured Indebtedness of such Excluded Subsidiary, (C) customary restrictions on transfer contained in leases applicable only to the property subject to such lease, (D) customary non-assignment provisions or other customary restrictions on transfer arising under licenses and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to assets subject to such licenses and contracts and (E) restrictions on transfer contained in any agreement evidencing Secured Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement; provided that in any such case, the restrictions apply only to the assets that are encumbered by such Lien.
Section10.4Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or

(d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:
(i)any Subsidiary of Hudson REIT may merge with a Loan Party so long as such Loan Party is the survivor and any Subsidiary of Hudson REIT that is not a Loan Party may merge with any other Subsidiary of Hudson REIT that is not a Loan Party;
(ii)any Subsidiary of Hudson REIT may sell, transfer or dispose of its assets to a Loan Party and any Subsidiary of Hudson REIT that is not a Loan Party may sell, transfer or dispose of its assets to any other Subsidiary of Hudson REIT that is not a Loan Party;
(iii)a Loan Party (other than Hudson REIT, the Borrower or any Loan Party that owns an Unencumbered Pool Property) and any Subsidiary of Hudson REIT that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would exist;
(iv)any Loan Party and any other Subsidiary of Hudson REIT may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, all or any portion of its assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party that owns an Unencumbered Pool Property included in the calculation of Unencumbered Asset Value, the Borrower or such Loan Party shall be the survivor thereof; and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, if such transaction relates to a Substantial Amount, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer;
(v)the Borrower, the other Loan Parties and the other Subsidiaries of Hudson REIT may (A) lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business, (B) sell their respective assets (other than Properties) in the ordinary course of business or because such assets have become damaged, worn, obsolete or unnecessary or are no longer used or useful in their business and (C) convey, sell, transfer or otherwise dispose of cash and Cash Equivalents and inventory, fixtures, furnishings and equipment in the ordinary course of business; and
(vi)for the avoidance of doubt, Hudson REIT and its Subsidiaries may make any Restricted Payment permitted by Section 10.1(i).

Section10.5[Intentionally Omitted].
Section10.6Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section10.7Modifications of Organizational Documents and Material Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders in any material respect (provided, that amendments to include or modify customary special purpose entity provisions in connection with the incurrence of Secured Indebtedness shall not be deemed adverse under this Section 10.7) or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect (other than under clause (a)(i) of the definition thereof).
Section10.8[Intentionally Omitted].
Section10.9Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (c) Restricted Payments not prohibited by Section 10.1.(i), (d) transactions with Unconsolidated Affiliates relating to the provision of management services and overhead and similar arrangements in the ordinary course of business, (e) employment and severance arrangements between the Loan Parties or any of their Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (f) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Loan Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Loan Parties and their Subsidiaries, (g) transactions between or among the Borrower and any of its Wholly Owned Subsidiaries or between or among any of the Borrower’s Wholly Owned Subsidiaries.
Section10.10Environmental Matters.
The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from any of the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section10.11Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated to be held by the Borrower, such other Loan Party or such other Subsidiary.
ARTICLE XI. DEFAULT
Section11.1Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment. The Borrower or any other Loan Party shall fail to pay (i) any amount due on the Revolving Maturity Date or Term Loan Maturity Date, (ii) any principal of any of the Loans or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any other amount due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement, any other Loan Document or the Fee Letter within five (5) Business Days of the same being due.
(b)Default in Performance.
(i)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.1, Section 9.2, Section 9.3 or Article X; or
(ii)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)Indebtedness Cross Default.
(i)The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable (giving effect to all applicable grace periods therefor) in respect of any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of (1) $50,000,000 or more with respect to Nonrecourse Indebtedness, and/or (2) $30,000,000 or more with respect to Recourse Indebtedness (“Material Indebtedness”); or
(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or
(iii)[Intentionally omitted]; or
(iv)There occurs an “Event of Default” under and as defined in any Derivatives Contract with a notional value in excess of $50,000,000 as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract with a notional value in excess of $50,000,000 as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).
(e)Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary that accounts for more than five percent (5.0%) of the Total Asset Value as of any date of determination shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(f)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, or any other Subsidiary that accounts for more than five percent (5.0%) of the Total Asset Value as of any date of determination, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).
(h)Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $50,000,000 (excluding amounts covered by insurance for which insurance coverage for such judgment has been confirmed by the applicable carrier), or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any Subsidiary.
(j)ERISA.
(i)Any ERISA Event shall have occurred that individually, or together with any other ERISA Event that has occurred, results or could reasonably be expected to result in liability to Hudson REIT and/or the Borrower aggregating in excess of $50,000,000; or
(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(l)Change of Control.
(i)Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40.0)% of the total voting power of the then outstanding voting stock of Hudson REIT; or
(ii)During any period of twelve (12) consecutive months ending after the Effective Date, individuals who at the beginning of any such twelve-month period constituted the board of directors of Hudson REIT (together with any new directors whose election by such board or whose nomination for election by the shareholders of Hudson REIT was approved by a vote of at least fifty percent (50.0%) of the total voting power of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute at least fifty percent (50.0%) of the total voting power of the board of directors of the Borrower then in office.
Section11.2Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.
(i)Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
(ii)Optional. If any other Event of Default shall exist, the Administrative Agent may (unless otherwise directed by Requisite Lenders) and at the direction of the Requisite Lenders shall: (1) declare, by written notice to the Borrower, (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.
(b)Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)Redenomination of Multicurrency Loans. Unless otherwise agreed to by the Requisite Revolving Multicurrency Tranche Lenders, upon the occurrence of any Sharing Event, each Multicurrency Loan then outstanding shall be redenominated into Dollars (based on the Dollar Equivalent Amount of such Multicurrency Loans on the date of redenomination) on the next day, or the last day of the then current Alternative Currency Interest Period of such Multicurrency Loan, if applicable; provided that in each case the Borrower shall be liable for any currency exchange loss and/or breakage fees related to such redenomination and shall promptly pay the Lenders upon receipt of notice thereof the amount of any such loss.
Section11.3[Intentionally Omitted].
Section11.4Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guarantied Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guarantied Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section11.5Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4) under any of the Loan Documents, in respect of any Guarantied Obligations shall be applied in the following order and priority:
(a)to the payment of that portion of the Guarantied Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Bank in its capacity as such, ratably among the Administrative Agent and such Issuing Banks in proportion to the respective amounts described in this clause (a) payable to them;
(b)to the payment of that portion of the Guarantied Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;
(c)to the payment of that portion of the Guarantied Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;
(d)to the payment of that portion of the Guarantied Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks, the Specified Derivatives Providers in proportion to the respective amounts described in this clause (d) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and
(e)the balance, if any, after all of the Guarantied Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guarantied Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.
Section11.6Letter of Credit Collateral Account.
(a)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the applicable Issuing Bank as provided herein and Administrative Agent has been notified that such payments have been applied by the such Issuing Bank. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Revolving Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(d)If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Revolving Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Letters of Credit that remain outstanding.
(e)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account of the applicable Class exceed the aggregate amount of the Letter of Credit Liabilities of such Class then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the

Administrative Agent’s receipt of such request from the Borrower, against receipt, but without any recourse, warranty or representation whatsoever, such portion of the amount of the credit balances in the Letter of Credit Collateral Account of such Class as exceeds the aggregate amount of Letter of Credit Liabilities of such Class at such time. Upon the expiration, termination or cancellation of an extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under Section 2.4 for deposit into the Letter of Credit Collateral Account of the applicable Class but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders of the applicable Class the amount so reimbursed or funded for such extended Letter of Credit that remains in the Letter of Credit Collateral Account for such Class, pro rata in accordance with the respective unpaid reimbursements or funded participations of such Lenders in respect of such extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt, but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section11.7Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.
Section11.8Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section11.9Rights Cumulative.
(a)Generally. The rights and remedies of the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI, for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Banks from exercising the rights and remedies that inure to its respective benefit (solely in their respective capacity as an Issuing Bank) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4, (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
ARTICLE XII. THE ADMINISTRATIVE AGENT
Section12.1Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent or the Sustainability Structuring Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent or the Sustainability Structuring Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “Sustainability Structuring Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent or the Sustainability Structuring Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices, pro forma Compliance Certificates, and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section12.2Wells Fargo as Lender.
Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any other Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. This Section shall apply to any Lender acting as Administrative Agent.

Section12.3Sustainability Structuring Agent.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, with respect to the Applicable Sustainability Adjustment and all related provisions and terms included in this Agreement and any other Loan Document, neither the Administrative Agent nor the Sustainability Structuring Agent (a) makes any assurances whether any such agreements, terms or provisions meet any criteria or expectations of the Borrower or any Lender or any Issuing Bank with regard to environmental or social impact and sustainability performance, or whether the characteristics of the relevant sustainability metrics (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities, or (b) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by the Borrower of the sustainability metrics or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in the Sustainability Certificate or other applicable pricing or compliance certificate (and the Administrative Agent and the Sustainability Structuring Agent may rely conclusively on any such certificate, without further inquiry, when implementing any such adjustment). Each Lender hereby acknowledges that neither the Sustainability Structuring Agent nor any of the other Titled Agents (other than the Administrative Agent) has any liability hereunder other than in its capacity as a Lender, if applicable.
Section12.4Specified Derivatives Contracts.
No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.
Section12.5Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. If a Lender shall not have given written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days of such initial written notice, the Administrative Agent shall provide a second written notice to such Lender. If such Lender shall not have given written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within such additional ten (10) Business Days, such Lender shall be deemed to have conclusively approved of, or consented to, such determination or any recommendation provided by Administrative Agent. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.7(b) or Section 13.7(c).

Section12.6Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section12.7Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders, the Issuing Banks and the Specified Derivatives Providers in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, facsimile or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney in fact, each as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section12.8Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent and the Sustainability Structuring Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (in each case, as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) or the Sustainability Structuring Agent (in its capacity as Sustainability Structuring Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, each as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Sustainability Structuring Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any expenses (including the fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent or the Sustainability Structuring Agent, as applicable, in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent, the Sustainability Structuring Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent, the Sustainability Structuring Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent or the Sustainability Structuring Agent, as applicable, notwithstanding any claim or assertion that the Administrative Agent or the Sustainability Structuring Agent, as applicable, is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent or the Sustainability Structuring Agent, as applicable, that the Administrative Agent or the Sustainability Structuring Agent, as applicable, will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent or the Sustainability Structuring Agent, as applicable, is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent or the Sustainability Structuring Agent, as applicable, for any Indemnifiable Amount following payment by any Lender to the Administrative Agent or the Sustainability Structuring Agent, as applicable, in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent or the Sustainability Structuring Agent, as applicable, shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section12.9Lender Credit Decision, Etc.
Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other Affiliates has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the

Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.
Section12.10Successor Administrative Agent.
The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender acting as the Administrative Agent) and the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder, or (ii) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender on the Agreement Date and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after (i) the Lenders’ giving notice of removal or (ii) the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent instead shall be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or each such Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank hereunder and under the other Loan Documents and (ii) the successor Administrative Agent (or such Revolving Lender as specified thereby if the successor Administrative Agent is not a Revolving Lender), in its capacity as an Issuing Bank, shall issue letters of credit in substitution for all Letters of Credit, issued by the Resigning Lender, as an Issuing Bank, outstanding at the time of such succession (which letters of credit issued in substitution shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice. Any successor Administrative Agent shall be a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
Section12.11Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section12.12Erroneous Payments.
(a)Each Lender and each Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 12.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender or Issuing Bank, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Lender and each Issuing Bank agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within two (2) Business Days of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the applicable Overnight Rate from time to time in effect.
(c)The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender, Issuing Bank, or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received provided, that this Section 12.12(c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.
(d)Each party’s obligations under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE XIII. MISCELLANEOUS
Section13.1Notices.
Unless otherwise provided herein (including, without limitation, as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed by a nationally recognized carrier, facsimile, or hand-delivered as follows:

If to the Borrower:
Hudson Pacific Properties, L.P.
11601 Wilshire Blvd., 9th Floor
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
E-Mail:         mark@hudsonppi.com
Facsimile Number:    310-445-5710
Telephone Number:    310-445-5702
With a copy to:
Attn: Harout Diramerian
E-Mail: hdiramerian@hudsonppi.com
Telephone Number: 310-445-5720
If to the Administrative Agent:
Wells Fargo Bank, National Association
333 S Grand Ave, 9th Floor
Los Angeles, CA 90071
Attn: Nina Johnnie
E-Mail:            nina.c.johnnie@wellsfargo.com
Telephone Number:    980-214-6380

If to the Administrative Agent under Article II:
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
Attn: Kirby D. Wilson
Facsimile Number:    866-595-7863
Telephone Number:    612-667-6009
If to Wells Fargo as the Issuing Bank:
Wells Fargo Bank, National Association
333 S Grand Ave, 9th Floor
Los Angeles, CA 90071
Attn: Nina Johnnie
E-Mail:            nina.c.johnnie@wellsfargo.com
Telephone Number:    980-214-6380

If to Bank of America, N.A. as the Issuing Bank:
Bank of America, N.A.
Global Trade Operations

One Fleet Way, 2nd Floor
Mail Code PA6-580-02-30
Scranton, PA 18507
Telephone: 1.800.370.7519
E-mail Address: scranton_standby_lc@bofa.com
General Fax: 1. 800.755.8743

If to U.S. Bank National Association as the Issuing Bank:
U.S. Bank National Association
1 California Street, 20th Floor
San Francisco, CA 94111
Attention: Michael Diemer
E-mail: michael.diemer@usbank.com

with copy to:

U.S. Bank National Association
1100 Abernathy Road, Suite 1250
Atlanta, GA 30328
Attention: Charlene Browning
E-mail: charlene.browning@usbank.com

If to KeyBank National Association as the Issuing Bank:
KeyBank National Association
    c/o KeyBank Institutional Real Estate
    ATTN: Jason R. Weaver, Sr. Vice President
    127 Public Square
    Cleveland, OH 44114-1306
    Tel: 216-689-7984
If to Royal Bank of Canada as the Issuing Bank:
Royal Bank of Canada
200 Vesey Street, 12th Floor
New York, NY 10281
E-Mail: jake.sigmund@rbccm.com
Telephone Number: 212-428-7925
Facsimile Number: N/A

If to any other Revolving Lender as the Issuing Bank:
To such Revolving Lender’s address or facsimile number as set forth in the applicable Administrative Questionnaire

If to any other Lender:
To such Lender’s address or facsimile number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, any Issuing Bank and Lenders at the addresses specified; (ii) if faxed or e-mailed, when transmitted, if during normal business hours, otherwise on the next succeeding Business Day; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to any Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section13.2Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, reasonable and documented due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one counsel to the Administrative Agent (and, if reasonably required by the Administrative Agent, one local counsel in each applicable jurisdiction and/or one specialty counsel in each applicable specialty) and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in the Unencumbered Pool and the Administrative Agent’s other activities under Article IV, and the reasonable and documented fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the fees and disbursements of one counsel (and, if reasonably required by the Administrative Agent and/or the Lenders, one local counsel in each applicable jurisdiction and/or one specialty counsel in each applicable specialty and, in the case of any actual or perceived conflict of interest, one additional counsel, and if reasonably required, one local counsel in each applicable jurisdiction and/or one specialty counsel in each applicable specialty, to the affected parties similarly situated and taken as a whole) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) without duplication of amounts payable under Section 3.10(c) and Section 3.10(d), to pay and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and documented fees and disbursements of one counsel (and, if reasonably required by the Administrative Agent, the Issuing Banks and/or the Lenders, one local counsel in each applicable jurisdiction and/or one specialty counsel in each applicable specialty and, in the case of any actual or perceived conflict of interest, one additional counsel, and if reasonably required, one local counsel in each applicable jurisdiction and/or one specialty counsel in each applicable specialty, to the affected parties similarly situated and taken as a whole) to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. To the extent the Administrative Agent provides any of the foregoing described services internally, the Borrower will reimburse Administrative Agent for these costs at market rates. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.
Section13.3Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section13.4Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of any Issuing Bank, a Lender, an Affiliate of any Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) (other than funds owned by third parties) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section13.5Litigation; Jurisdiction; Other Matters; Waivers.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY

APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.
(d)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section13.6Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations, as applicable, hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and the Revolving Loans at the time owing to it, or in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loan Commitment and Term Loans, in each such case, of a given Class, at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in the immediately preceding subsection (A), the aggregate amount of a specific Class of Commitments (which for this purpose includes Loans of such Class outstanding thereunder) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans of the assigning Lender subject to each such assignment (in each such case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Revolving Commitment or Revolving Loan, and $2,500,000 in the case of any assignment in respect of a Term Loan Commitment of a given Class or Term Loans of such Class, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender and/or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Revolving Commitment and/or Revolving Loans, or $2,500,000 in the case of a Term Loan Commitment of a given Class and/or Term Loans of such Class, then such assigning Lender shall assign the entire amount of its Commitment of such Class and the Loans of such Class at the time owing to it.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan(s) or the Commitment(s) assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans and Commitments on a non-pro-rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(A)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment or any unfunded Term Loan Commitments if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and
(B)the consent of Wells Fargo (if Wells Fargo is an Issuing Bank) and each other Issuing Bank with any outstanding Letter of Credit at such time, if any, (in each case, such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
(iv)Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender as such time) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.
(v)No Assignment to Borrower Parties. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, any other Loan Party or any of their respective Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Assignments by Specified Derivatives Provider. If the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further Loans or Commitments under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the Eligible Assignee or another Lender (or Affiliate thereof).
(viii)Amendments to Schedule 1.1(a). The Administrative Agent may unilaterally amend Schedule 1.1(a) attached hereto to reflect any assignment effected hereunder.
(ix)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payments liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) (A) its full pro rata share of all Term Loans in accordance with its Term Loan Commitment Percentage, as applicable, and (B) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage, in each such case, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d) below.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (if applicable) other than in accordance with Section 8.14 or any other release in accordance with the terms hereof, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender )) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.6 and 5.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent either such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan or other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such interest in the Loans or other obligations under the Loan Documents as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.
(e)[Intentionally Omitted].
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(h)USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation,

the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section13.7Amendments and Waivers.
(a)Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than the Fee Letter) may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than the Fee Letter) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (c), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto) for such Class of Lenders. For the avoidance of doubt, the Requisite Class Lenders of a given Class may amend, modify or waive Section 6.2 or any other provision of this Agreement pursuant to the previous sentence if the sole effect of such amendment, modification or waiver is to require such Class of Lenders to make Loans of such Class when such Class of Lenders would not otherwise be required to do so (other than the waiver of any Event of Default). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)Consent of Certain Lenders. No amendment, waiver or consent shall:
(i)modify the definition of “Revolving Maturity Date” (except in accordance with Section 2.14), or “Revolving Commitment Percentage”, otherwise postpone any date fixed for or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations relating to the Revolving Commitments or the Revolving Loans, or extend the expiration date of any Letter of Credit beyond the Revolving Maturity Date, in each case, without written consent of each Revolving Lender (provided that the waiver of a Default or Event of Default shall not be deemed to be a postponement);
(ii)modify the definitions of “Requisite Revolving Multicurrency Tranche Lenders”, “Revolving Multicurrency Tranche Pro Rata Share”, or “Revolving Multicurrency Tranche Commitment Percentage”, in each case, without written consent of each Revolving Multicurrency Tranche Lender;
(iii)modify the definitions of “Requisite Revolving USD Tranche Lenders”, or “Revolving USD Tranche Pro Rata Share”, or “Revolving USD Tranche Commitment Percentage”, in each case, without written consent of each Revolving USD Tranche Lender;

(iv)modify the definition of “Term Loan Maturity Date” or “Term Loan Commitment Percentage”, in each ease as it relates to a particular Class, without the written consent of each Term Loan Lender of such Class;
(v)modify the definition of the term “Requisite Class Lenders”, “Requisite Revolving Lenders” or modify in any other manner the Class or number or percentage of the Lenders of any Class required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender of such Class;
(vi)modify the definition of the term “Requisite Lenders” or, except as permitted under clause (iv) of this Section above, modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;
(vii)if and while any Term Loans remain outstanding, amend, modify or waive (A) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to (1) require the Revolving Lenders to make Revolving Loans or (2) require an Issuing Bank to issue Letters of Credit, in each case, when such Lenders or such Issuing Bank would not otherwise be required to do so or (B) either L/C Commitment Amount, in each case, without the prior written consent of the applicable Requisite Revolving Lenders; or
(viii)amend the definition of “Alternative Currency” or Section 1.8 without the written consent of each Revolving Multicurrency Tranche Lender.
(c)Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:
(i)increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6 and any increases contemplated under Section 2.17) or subject the Lenders to any additional obligations except for increases contemplated under Section 2.17 (provided that the waiver of a Default or Event of Default or of any mandatory prepayment or mandatory reduction in Commitments shall not be deemed to be an increase in the Commitments of any Lender);
(ii)reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (provided that (x) no amendment of any component definition (other than the defined terms “Applicable Margin – Rating”, “Applicable Margin – Ratio”, “Level” and the corresponding rate tables contained therein) used in the calculation of such rates of interest shall constitute a reduction in such rate of interest and (y) the Requisite Lenders may waive any requirement to pay interest at the Post-Default Rate);
(iii)reduce the amount of any Fees payable to the Lenders hereunder (provided that no amendment of any rate or component definition used in the calculation of such fees (including as a result of any amendments or other modifications implemented pursuant to Section 5.2(b)) shall constitute a reduction in such Fees), other than Fees payable under any Fee Letter;
(iv)modify the definition of “Pro Rata Share” or “Commitment Percentage”, or amend or otherwise modify the provisions of Section 3.2 or Section 11.5;

(v)amend this Section or, other than as set forth in the parentheticals in clauses (ii) and (iii) above, amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
(vi)release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.14;
(vii)waive a Default or Event of Default under Section 11.1(a), except as provided in Section 11.7; or
(viii)amend, or waive the Borrower’s compliance with, Section 2.16.
(d)Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights, obligations, liabilities or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Banks. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(e)Technical Amendments; Benchmark Replacement.
(i)Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of any of the Loan Documents, the Administrative Agent and the Borrower (or such other Loan Party a party to such Loan Document) shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not materially adversely affect the interests of the Lenders and the Issuing Banks. Administrative Agent shall promptly deliver to

Lenders any amendment executed pursuant to this Section 13.7(e). Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, Administrative Agent and the Borrower may, without the consent of any Lender or other person, enter into any amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement and give effect to any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 5.2 in accordance with the terms of Section 5.2.
(f)Consent of Extending Lenders. Notwithstanding anything to the contrary herein, with the consent of each Lender so electing, the Loans, this Agreement and the Loan Documents may be amended to permit the Borrower to extend the Revolving Maturity Date or any Term Loan Maturity Date, as applicable, of each such electing Lender’s Loans and Commitments, in each case, as applicable, and to provide for different interest rates and fees for such extending Lender for such extended period. Any extension under this Section shall be in each such Lender’s sole discretion and shall be subject to the terms and conditions established by each such electing Lenders at such time.
(g)Sustainability Structuring Agent. Notwithstanding anything to the contrary herein, no amendment, waiver or consent unless in writing and signed by the Sustainability Structuring Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights, obligations, liabilities or duties of the Sustainability Structuring Agent under this Agreement or any of the other Loan Documents.
Section13.8Non-Liability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Sustainability Structuring Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Sustainability Structuring Agent, any Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Sustainability Structuring Agent, any Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section13.9Confidentiality.
Except as otherwise provided by Applicable Law, the Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, consultants, auditors, service providers, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 13.9) (and each disclosing party, solely as to itself, shall be responsible for its respective Affiliates’ and its and their directors’, officers’, employees’, professional advisors’, legal consultants’, and agents’ compliance with this paragraph); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed

Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (in which case the disclosing party shall use commercially reasonable efforts to promptly notify the Borrower, in advance, to the extent practicable and permitted by Applicable Law); (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications and market data collectors and similar service providers to the lending industry, such information to consist of deal terms and other information customarily found in such publications and/or provided to similar service providers; (i) to any other party hereto; and (j) with the prior written consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section13.10Indemnification.
(a)The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Sustainability Structuring Agent, the Issuing Banks, the Lenders, all of their respective Related Parties and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature and in any currency (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel (but limited, in the case of legal fees and expenses, to one counsel to such Indemnified Parties taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all similarly affected Indemnified Parties taken as a whole (and, if reasonably necessary, of one local counsel, one special counsel and one regulatory counsel, as applicable, in each relevant jurisdiction and for each relevant subject matter, to all such persons, taken as a whole, and, solely in the case of a conflict of interest, one additional local counsel to all similarly affected Indemnified Parties, taken as a whole))

incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Sustainability Structuring Agent, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Sustainability Structuring Agent, the Issuing Banks and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries, other than to the extent in violation of law; (vii) the fact that the Administrative Agent, the Sustainability Structuring Agent, the Issuing Banks and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Sustainability Structuring Agent, the Issuing Banks or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Sustainability Structuring Agent, any Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Banks as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection (a) to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, each as determined by a court of competent jurisdiction in a final, non-appealable judgment, or disputes among Indemnified Parties that do not relate to any actions or omissions of any Loan Party. To the extent the Administrative Agent provides any of the foregoing described services internally, the Borrower will reimburse Administrative Agent for these costs at market rates. This Section 13.10(a) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
(b)The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d)All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, or on behalf of, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g)The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.
Section13.11Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section13.12Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section13.13GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section13.14Counterparts.
(a)To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
(b)The words “execution,” “signed,” “signature,” and words of like import in or related to this Agreement, any other Loan Document or any other document to be signed in connection herewith or the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures from any Person in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Each of the parties hereto hereby (i) agrees that, for all purposes, electronic images of this Agreement and each other Loan Document (including, in each case, signature pages thereto) shall have the same legal effect, validity, admissibility into evidence and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity, admissibility into evidence or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies hereof, including with respect to any of the signatures thereto.
Section13.15Obligations with Respect to Loan Parties.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section13.16Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section13.17Limitation of Liability.
None of the Loan Parties, their respective Subsidiaries, the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the foregoing shall have any liability with respect to, and each party hereto hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential or punitive damages suffered or incurred by any such Person in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents; provided that this Section 13.17 shall not limit the obligations of the Loan Parties to indemnify the Indemnified Parties with respect to third party claims to the extent provided by Section 13.10. Each party hereto hereby waives, releases, and agrees not to sue any other party hereto or any of their respective Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby; provided that this Section 13.17 shall not limit the obligations of the Loan Parties to indemnify the Indemnified Parties with respect to third party claims to the extent provided by Section 13.10. None of the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, any Issuing Bank or any Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section13.18Entire Agreement.
This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no verbal agreements among the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.
Section13.19Construction.
The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.

Section13.20Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section13.21Time.
Time is of the essence with respect to each provision of this Agreement.
Section13.22No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers, the Sustainability Structuring Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section13.23Lender’s Agents.
Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement or any of the other Loan Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.
Section13.24Special Representations, Warranties and Covenants Regarding Sanctions, Anti-Corruption, Anti-Money Laundering.
(a)The Borrower represents that neither Hudson REIT nor any of its Subsidiaries (collectively, the “Company”) nor, to the Company’s knowledge, any director, officer, or employee thereof or any agent, affiliate or representative of the Company: (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (iv) directly or knowingly indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(a)The operations of the Company and its affiliates are and have been conducted at all times in compliance in all material respects with applicable financial record keeping and reporting requirements of all applicable Anti-Money Laundering Laws and all applicable Anti-Corruption Laws and no material action, suit or proceeding by or before any court or governmental or regulatory authorities or any arbitrator involving Hudson REIT or any of its Subsidiaries with respect to any applicable Anti-Money Laundering Laws or any applicable Anti-Corruption Laws is pending or, to the knowledge of the Borrower, threatened.
(b)The Company  has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by each such party and their respective directors, officers, employees, agents and Affiliates with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company and their respective directors, officers, employees, agents and Affiliates are and shall remain in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)The Company shall not, directly or knowingly indirectly, use the proceeds of any borrowing or proceeds of any other extension of credit hereunder or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity directly or knowingly indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the material violation of any Sanctions applicable to any party hereto.
Section13.25Amendment and Restatement; No Novation.
This Agreement constitutes an amendment and restatement of the Existing Credit Agreements effective from and after the Effective Date. Upon satisfaction of the conditions precedent set forth in Section 6.1, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Facilities, and the Existing Credit Facilities shall be superseded by this Agreement in all respects, in each case, on a prospective basis only. The execution and delivery of this Agreement shall not constitute a novation of any Loans, Letter of Credit Liabilities or other obligations owing to the Lenders or the Administrative Agent, as applicable, under the Existing Credit Agreements based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreements shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans, letters of credit and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreements, as amended, shall be deemed to be Loans, Letters of Credit and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Commitments and Loans of the Lenders hereunder.

Section13.26Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section13.27Acknowledgment Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 13.27, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section13.28Judgment Currency.
(a)Conversion Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency on the day on which final judgment is given (or if such day is not a Business Day, the next succeeding Business Day).
(b)Discharge of Judgment. The obligations of Borrower in respect of any sum due from it to the Administrative Agent and/or any Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent and/or such Lender of any sum adjudged to be so due in the Other Currency, the Administrative Agent and/or such Lender may in accordance with normal banking procedures purchase the Original Currency with the Other Currency. If the Original Currency so purchased is less than the sum originally due to the Administrative Agent and/or such Lender in the Original Currency, Borrower hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and/or such Lender, as applicable, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Lender in the Original Currency, the Administrative Agent and/or such Lender, as applicable, shall remit such excess to Borrower.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P.
a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By: /s/ Mark T. Lammas_________
Name: Mark T. Lammas
Title: President

[Signatures Continued on Next Page]

Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Bank, and as a Lender

By: /s/ Kevin A. Stacker
Name: Kevin A. Stacker
Title: Managing Director

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

BANK OF AMERICA, N.A., as an Issuing Bank, and as a Lender

By: /s/ Helen Chan
Name: Helen Chan
Title: Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

KEYBANK NATIONAL ASSOCIATION, as an Issuing Bank and as a Lender

By: /s/ Jonathan Bond
Name: Jonathan Bond
Title: Assistant Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

ROYAL BANK OF CANADA., as an Issuing Bank, and as a Lender

By: /s/ Jake Sigmund
Name: Jake Sigmund
Title: Authorized Signatory

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as an Issuing Bank and as a Lender

By: /s/ Michael F. Diemer
Name: Michael F. Diemer
Title: Senior Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

BARCLAYS BANK PLC, as a Lender

By: /s/ Craig Malloy
Name: Craig Malloy
Title: Director

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Klay Schmeisser
Name: Klay Schmeisser
Title: Senior Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

BMO HARRIS BANK N.A., as a Lender

By: /s/ Lloyd Baron
Name: Lloyd Baron
Title: Managing Director

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

REGIONS BANK, as a Lender

By: /s/ William Chalmers
Name: William Chalmers
Title: Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Michael J. Sedivy
Name: Michael J. Sedivy
Title: Senior Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

CITY NATIONAL BANK, a national banking association, as a Lender

By: /s/ John Finnigan
Name: John Finnigan
Title: Senior Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

FIRST HAWAIIAN BANK, as a Lender

By: /s/ Christopher M. Yasuma
Name: Christopher M. Yasuma
Title: Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

METROPOLITAN LIFE INSURANCE COMPANY, as an Exiting Lender

By: MetLife Investment Management, LLC, its investment manager

By: /s/ William Gardner
Name: William Gardner
Title: Authorized Signatory

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Signature Page to Fourth Amended and Restated Credit Agreement with Hudson Pacific Properties, L.P.

TRUIST FINANCIAL CORPORATION, as an Exiting Lender

By: /s/ Ryan Almond
Name: Ryan Almond
Title: Director

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Schedule 1.1(a)(i)
Revolving USD Tranche Commitments and Revolving USD Tranche Commitment Percentages
as of the Agreement Date

Revolving USD Tranche Lender	Revolving USD Tranche Commitment Percentage	Revolving USD Tranche Commitment Amount
Wells Fargo Bank, National Association	10.90%	$81,750,000
Bank of America, N.A.	10.90%	$81,750,000
Keybank National Association	10.40%	$78,000,000
Royal Bank of Canada	10.40%	$78,000,000
U.S. Bank National Association	10.40%	$78,000,000
Barclays Bank PLC	7.00%	$52,500,000
Fifth Third Bank, National Association	7.00%	$52,500,000
Goldman Sachs Bank USA	7.00%	$52,500,000
Morgan Stanley Bank, N.A.	7.00%	$52,500,000
BMO Harris Bank N.A.	5.50%	$41,250,000
Regions Bank	5.50%	$41,250,000
Associated Bank, National Association	3.00%	$22,500,000
City National Bank	3.00%	$22,500,000
First Hawaiian Bank	2.00%	$15,000,000
TOTAL COMMITMENT AMOUNT	100.000000000%	$750,000,000

Schedule 1.1(a)(ii)
Revolving Multicurrency Tranche Commitment Amounts and Revolving Multicurrency Tranche Commitment Percentages
as of the Agreement Date

Revolving Multicurrency Tranche Lender	Revolving Multicurrency Tranche Commitment Percentage	Revolving Multicurrency Tranche Commitment Amount
Wells Fargo Bank, National Association	11.30%	$28,250,000
Bank of America, N.A.	11.30%	$28,250,000
Keybank National Association	10.80%	$27,000,000
Royal Bank of Canada	10.80%	$27,000,000
U.S. Bank National Association	10.80%	$27,000,000
Barclays Bank PLC	7.00%	$17,500,000
Fifth Third Bank, National Association	7.00%	$17,500,000
Goldman Sachs Bank USA	7.00%	$17,500,000
Morgan Stanley Bank, N.A.	7.00%	$17,500,000
BMO Harris Bank N.A.	5.50%	$13,750,000
Regions Bank	5.50%	$13,750,000
Associated Bank, National Association	3.00%	$7,500,000
City National Bank	3.00%	$7,500,000
TOTAL COMMITMENT AMOUNT	100.000000000%	$250,000,000

Schedule 1.1(b)(i)
Loan Parties
(As of the Agreement Date)

Borrower
Hudson Pacific Properties, L.P.
Loan Parties
Hudson Pacific Properties, Inc.
Hudson 1455 Market Street, LLC
Hudson Rincon Center, LLC
Hudson Techmart Commerce Center, LLC
Hudson Palo Alto Square, LLC
Sunset Bronson Entertainment Properties, LLC
HPP-MAC-WSP, LLC
Hudson 10900 Washington, LLC
Hudson 10950 Washington, LLC
Hudson 11601 Wilshire, LLC
Hudson 1740 Technology, LLC
Hudson 275 Brannan, LLC
Hudson 3176 Porter Drive, LLC
Hudson 333 Twin Dolphin Plaza, LLC
Hudson 555 Twin Dolphin Plaza, LLC
Hudson 3400 Hillview Avenue, LLC
Hudson 3401 Exposition, LLC
Hudson Merrill Place, LLC
Hudson First & King, LLC
Hudson 604 Arizona, LLC
Hudson 625 Second, LLC

Hudson 6922 Hollywood, LLC
Howard Street Associates, LLC
Hudson 901 Market, LLC
Hudson Clocktower Square, LLC
Hudson Concourse, LLC
Hudson Foothill Research Center, LLC
Hudson 4th & Traction, LLC
Hudson Gateway Place, LLC
Hudson 405 Mateo, LLC
Hudson Met Park North, LLC
Hudson Metro Center, LLC
Hudson Metro Plaza, LLC
Hudson Northview, LLC
Hudson Page Mill Center, LLC
Hudson Shorebreeze, LLC
Hudson Skyport Plaza, LLC
Hudson Skyway Landing, LLC
Hudson Towers at Shore Center, LLC
Hudson Page Mill Hill, LLC
Hudson 1003 4th Place, LLC

Schedule 1.1(b)(ii)
Excluded Subsidiaries
(As of the Agreement Date)
Excluded Subsidiaries
Hudson Bental LP
Hudson Canada Management ULC (BC ULC)
Hudson Pacific Acquisition Holdings, Inc.
Hudson Pacific Sponsor, LLC
Hudson UK Holdings Limited
Hudson UK Management Company Limited
Star Waggons ULC

Schedule 1.1(c)
Permitted Liens
None.

Schedule 1.1(d)
Existing Letters of Credit
(As of the Agreement Date)

Guarantor Party Name	Instrument Ref. #	Issue Date	Expiry Date	Liability Amount	Product Type	Beneficiary
Hudson Pacific Properties, L.P.	IS000107515U	11/20/2019	11/21/2022	$784,960.00	Standby Letter of Credit	San Francisco Public Utilities
Hudson Pacific Properties, L.P.	IS0313151U	6/25/2015	6/27/2022	$2,049105.00	Standby Letter of Credit	San Francisco Public Utilities

Schedule 1.1(e)
Ground Leases With Remaining Terms of Less Than 30 Years

1. 3176 Porter (3176 Porter Drive, Palo Alto, CA 94304) with a remaining term as of the Agreement Date of eighteen (18) years
2. 3400 Hillview (3400 Hillview Avenue, Palo Alto, CA 94304) with a remaining term as of the Agreement Date of eighteen (18) years
3.Del Amo (3501 Sepulveda Boulevard, Torrance, CA 90505) with a remaining term as of the Agreement Date of twenty-seven (27) years
4.Ferry Building (1 Ferry Building, San Francisco, CA 94111) with a remaining term as of the Agreement Date of one (1) year
5.Foothill Research Center (4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304) with a remaining term as of the Agreement Date of seventeen (17) years
6.Page Mill Center (1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304) with a remaining term as of the Agreement Date of nineteen (19) years
7.Page Mill Hill (1801, 1841, 1881, 1891 & 1899 Page Mill Road, Palo Alto, CA 94304) with a remaining term as of the Agreement Date of twenty-seven (27) years
8.Palo Alto Square (3000 El Camino Real, Palo Alto, CA 94306) with a remaining term as of the Agreement Date of twenty-seven (27) years

Schedule 1.1(f)
Ground Leases Subject to Consent
1. 3176 Porter (3176 Porter Drive, Palo Alto, CA 94304)
2. 3400 Hillview (3400 Hillview Avenue, Palo Alto, CA 94304)
3.Clocktower Square (600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304)
4.Ferry Building (1 Ferry Building San Francisco, CA 94111)
5.Foothill Research Center (4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304)
6.Metro Center (923-985 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404)
7.Page Mill Center (1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304)
8.Page Mill Hill (1801, 1841, 1881, 1891 & 1899 Page Mill Road, Palo Alto, CA 94304)
9.Palo Alto Square (3000 El Camino Real, Palo Alto, CA 94306)
10.Techmart Commerce Center (5201 Great America Parkway, Santa Clara, CA 95054)

Schedule 4.2
Unencumbered Pool Properties
(As of the Agreement Date)

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
10900 Washington	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)	Hudson 10900 Washington, LLC, a Delaware limited liability company
10950 Washington	10912 & 10950 Washington Blvd. Culver City, CA 90232 (Los Angeles County)	Hudson 10950 Washington, LLC, a Delaware limited liability company
11601 Wilshire	11601 Wilshire Boulevard Los Angeles, CA 90025 (Los Angeles County)	Hudson 11601 Wilshire, LLC, a Delaware limited liability company
1740 Technology	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)	Hudson 1740 Technology, LLC, a Delaware limited liability company
275 Brannan	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)	Hudson 275 Brannan, LLC, a Delaware limited liability company
3176 Porter (formerly Lockheed)	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3176 Porter Drive, LLC, a Delaware limited liability company
333 Twin Dolphin	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 333 Twin Dolphin Plaza, LLC, a Delaware limited liability company
3400 Hillview	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3400 Hillview Avenue, LLC, a Delaware limited liability company
3401 Exposition	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)	Hudson 3401 Exposition, LLC, a Delaware limited liability company
411 First (formerly Merrill Place)	411 First Avenue South, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC, a Delaware limited liability company
450 Alaskan	450 Alaskan Way South Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC, a Delaware limited liability company
505 First	505 First Avenue South, Seattle, WA 98104 (King County)	Hudson First & King, LLC, a Delaware limited liability company
555 Twin Dolphin	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 555 Twin Dolphin Plaza, LLC, a Delaware limited liability company
604 Arizona	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)	Hudson 604 Arizona, LLC, a Delaware limited liability company
625 Second	625 Second Street, San Francisco, CA 94107 (San Francisco County)	Hudson 625 Second, LLC, a Delaware limited liability company
6922 Hollywood	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)	Hudson 6922 Hollywood, LLC, a Delaware limited liability company
83 King	83 South King Street, Seattle, WA 98104 (King County)	Hudson First & King, LLC, a Delaware limited liability company
875 Howard	875 & 899 Howard St., San Francisco, CA 94103 (San Francisco County)	Howard Street Associates LLC, a Delaware limited liability company

901 Market	901 Market Street, San Francisco, CA 94103 (San Francisco County)	Hudson 901 Market, LLC, a Delaware limited liability company
95 Jackson (formerly Merrill Place Theatre Building)	95 S Jackson Street, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC, a Delaware limited liability company
Clocktower Square	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)	Hudson Clocktower Square, LLC, a Delaware limited liability company
Concourse	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Concourse, LLC, a Delaware limited liability company
Foothill Research Center	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson Foothill Research Center, LLC, a Delaware limited liability company
4th & Traction	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)	Hudson 4th & Traction, LLC, a Delaware limited liability company
Gateway	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)	Hudson Gateway Place, LLC, a Delaware limited liability company
MaxWell	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)	Hudson 405 Mateo, LLC, a Delaware limited liability company
Met Park North	1220 Howell Street, Seattle, CA 98101	Hudson Met Park North, LLC
Metro Center	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)	Hudson Metro Center, LLC, a Delaware limited liability company
Metro Plaza	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Metro Plaza, LLC, a Delaware limited liability company
Northview Center	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)	Hudson Northview, LLC, a Delaware limited liability company
Page Mill Center	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	Hudson Page Mill Center, LLC, a Delaware limited liability company
Page Mill Hill	1801 Page Mill Road, CA 94304 (Santa Clara County)	Hudson Page Mill Hill, LLC, a Delaware limited liability company
Palo Alto Square	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)	Hudson Palo Alto Square, LLC, a Delaware limited liability company
Rincon Center	101 Spear Street San Francisco, CA 94105 (San Francisco County)	Hudson Rincon Center, LLC, a Delaware limited liability company
Shorebreeze	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)	Hudson Shorebreeze, LLC, a Delaware limited liability company
Skyport Plaza	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)	Hudson Skyport Plaza, LLC, a Delaware limited liability company
Skyway Landing	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)	Hudson Skyway Landing, LLC, a Delaware limited liability company

Techmart Commerce Center	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)	Hudson Techmart Commerce Center, LLC, a Delaware limited liability company
Towers at Shore Center	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)	Hudson Towers at Shore Center, LLC, a Delaware limited liability company

Schedule 7.1(b)
Ownership Structure
Part I:

Entity	Jurisdiction	Ownership
HCTD, LLC	Delaware	100% Hudson Pacific Services, Inc.
Howard Street Associates LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 604 Arizona, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 275 Brannan, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 9300 Culver, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 6922 Hollywood, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 222 Kearny, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 901 Market, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 1455 GP, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 1455 Market, L.P.	Delaware	55% Limited Partnership Interest, Hudson Pacific Properties, L.P. 100% Non-Economic GP Interest, Hudson 1455 GP, LLC
Hudson 1455 Market Street, LLC	Delaware	100% Non-Director Voting Common and 65% Director Voting Preferred, Hudson 1455 Market, L.P. 35% Director Voting Preferred, Hudson 1455 GP, LLC
Hudson 6040 Sunset, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 10900 Washington, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 10950 Washington, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 9300 Wilshire, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson OP Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Del Amo Office, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Pacific Services, Inc.	Maryland	100% Hudson Pacific Properties, L.P.
Hudson Media and Entertainment Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Rincon Center, LLC	Delaware	100% Rincon Center Commercial, LLC
Rincon Center Commercial, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Sunset Bronson Entertainment Properties, LLC	Delaware	51% Hudson Pacific Properties, L.P.
Sunset Bronson Services, LLC	Delaware	51% Services Holdings, LLC
Sunset Gower Entertainment Properties, LLC	Delaware	51% Hudson Pacific Properties, L.P.
Sunset Gower Services, LLC	Delaware	51% Services Holdings, LLC
Sunset Studios Holdings, LLC	Delaware	51% Hudson Pacific Properties, L.P.
Hudson Met Park North, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Element LA, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Northview, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 625 Second, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson First & King, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 3401 Exposition, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Merrill Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Palo Alto Square, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 3400 Hillview Avenue, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Embarcadero Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Foothill Research Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Page Mill Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Clocktower Square, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 3176 Porter Drive, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Towers at Shore Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Skyway Landing, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Shorebreeze, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 555 Twin Dolphin Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 333 Twin Dolphin Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Metro Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Concourse, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Gateway Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Metro Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 1740 Technology, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Skyport Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Skyport Plaza Land, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Techmart Commerce Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 4th & Traction, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 1003 4th Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 405 Mateo, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 11601 Wilshire, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 1099 GP, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 1099 Stewart, L.P.	Delaware	55% Limited Partnership Interest, Hudson Pacific Properties, L.P. 100% Non-Economic GP Interest, Hudson 1099 GP, LLC
Hudson 1099 Stewart REIT, LLC	Delaware	100% Non-Director Voting Common and 65% Director Voting Preferred, Hudson 1099 Stewart, L.P. 35% Director Voting Preferred, Hudson 1099 GP, LLC
Hudson 1099 Stewart Street, LLC	Delaware	100% Hudson 1099 Stewart REIT, LLC.
Hudson Page Mill Hill, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Sunset Las Palmas Services, LLC	Delaware	51% Services Holdings, LLC
Sunset Las Palmas Entertainment Properties, LLC	Delaware	51% Hudson Pacific Properties, L.P.
Los Angeles Stadium Partners, LLC	Delaware	100% Hudson 11601 Wilshire, LLC
Hudson WSP, LLC	Delaware	100% Hudson Pacific Properties, L.P.
HPP-MAC-WSP, LLC	Delaware	75% Hudson WSP, LLC
One Westside, LLC	Delaware	100% HPP-MAC-WSP, LLC
Macerich Westside Pavilion Property Successor Borrower LLC	California	100% HPP-MAC-WSP, LLC
Hudson 1000 Olive Way, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson 1918 Eighth Avenue, LLC	Delaware	100% Hudson 1918 Eighth REIT, LLC
Hudson 1918 Eighth REIT, LLC	Delaware	100% Hudson 1918 Eighth, L.P.
Hudson 1918 Eighth, L.P.	Delaware	55% Hudson Pacific Properties, L.P.
Hudson 1918 GP, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Bentall GP, LLC	Delaware	100% Hudson Bentall Holdings, LLC
Hudson Bentall Holdings, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Bentall LP	Ontario, Canada	99.99% Hudson Bentall Holdings, LC 0.01% Hudson Bentall HP, LLC

Hudson Bentall Tenant, LLC	Delaware	100% Hudson Bentall Holdings, LLC
Hudson Canada Management ULC (BC ULC)	British Columbia, Canada	100% Hudson Pacific Properties, L.P.
Hudson New York Holdings, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson One Ferry GP, LLC	Delaware	100% Hudson One Ferry, LLC
Hudson One Ferry JV, L.P.	Delaware	55% Hudson One Ferry, LLC 100% Non-Economic GP Interest, Hudson One Ferry GP, LLC
Hudson One Ferry Operating GP, LLC	Delaware	100% Hudson One Ferry REIT, L.P.
Hudson One Ferry Operating, L.P.	Delaware	100% Hudson One Ferry REIT, L.P. 100% Non-Economic GP Interest, Hudson One Ferry Operating GP, LLC
Hudson One Ferry REIT GP, LLC	Delaware	100% Hudson One Ferry JV, L.P.
Hudson One Ferry REIT, L.P.	Delaware	100% Hudson One Ferry JV, L.P.
Hudson One Ferry, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson Pacific Acquisition Holdings, Inc.	Cayman	100% Hudson Pacific Sponsor, LLC
Hudson Pacific Sponsor, LLC	Cayman	100% Hudson Pacific Properties, L.P.
Equiblue Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson SDS Holdings, LLC	Delaware	100% Hudson Pacific Properties, L.P.
Hudson UK Holdings Limited	UK / Jersey	51% Hudson Pacific Properties, L.P.
Hudson UK Management Company Limited	UK / Jersey	51% Hudson Pacific Properties, L.P.
New L.E.D. Productions, LLC	California	100% Zio Entertainment Network, LLC
NEW LED ASSETS ATL, LLC	Georgia	100% Zio Entertainment Network, LLC
New RSD Studio Rentals, LLC	California	100% Zio Entertainment Network, LLC

Services Holdings, LLC	Delaware	100% Sunset Services Holdings, LLC
Star Waggons, LLC	California	100% Hudson Pacific Services, Inc.
Star Waggons North, Inc.	California	100% Star Waggons, LLC
Star Waggons ULC	Canada	100% Star Waggons North, Inc.
Studio Services, LLC	California	100% Zio Entertainment Network, LLC
Sun Valley Peoria, LLC	California	50% Hudson Pacific Properties, L.P.
Sunset Bond Holdings, LLC	Delaware	51% Hudson Pacific Properties, L.P.
Sunset Services Holdings, LLC	Delaware	51% Hudson Pacific Services, LLC
Sunset Studios Holdings, LLC	Delaware	51% Hudson Pacific Properties, L.P.
Sunset West End JV, LLC	Delaware	100% Hudson New York Holdings, LLC
Sunset West End, LLC	Delaware	100% Sunset West End JV, LLC
Transpoman, LLC	Delaware	100% Zio Entertainment Network, LLC
ZEN OPS ATL, LLC	Georgia	100% Zio Entertainment Network, LLC
Zio Entertainment Network OPS, LLC	California	100% Zio Entertainment Network, LLC
Zio Entertainment Network, LLC	Delaware	100% Hudson Pacific Services, Inc.
Part II:
Fifth Amended and Restated Limited Partnership Agreement of Hudson Pacific Properties, L.P., dated as of November 16, 2021.
Part III:

Entity	Jurisdiction	Ownership
BH Centre Agent Corp.	British Columbia, Canada	20% Hudson Bentall Tenant, LLC
BH Centre Head Corp.	British Columbia, Canada	20% Hudson Bentall Tenant, LLC

BTC Properties I Co. LTD.	Ontario, Canada	20% Hudson Bentall LP
Sun Valley Peoria, LLC	California	50% Hudson Pacific Properties, L.P.
Los Angeles Stadium Partners, LLC	Delaware	100% Hudson 11601 Wilshire, LLC
Kane GP Limited	Jersey	35% Hudson UK Holdings Limited
Kane Jersey JV LP	Jersey	35% Hudson UK Holdings Limited
Kane Jersey Finco	Jersey	100% Kane Jersey JV LP
Sunset London Studios Propoco Ltd	United Kingdom	100% Kane Jersey Finco
Sunset London Studios Opco Ltd	United Kingdom	100% Sunset London Studios Propco Ltd
Sunset Studios UK Management Ltd	United Kingdom	35% Hudson UK Holdings Limited

Schedule 7.1(f)(i)
List of Properties
Properties Owned by Loan Parties

PROPERTY NAME	ADDRESS	PERCENT OCCUPIED	FEE AND/OR LEASEHOLD OWNER
1455 Market	1455 Market Street, San Francisco, CA 94103 (San Francisco County)	96.8%	1455 Market Street, San Francisco, CA 94103 (San Francisco County)
Rincon Center	101 Spear Street, San Francisco, CA 94105 (San Francisco County)	97.3%	101 Spear Street, San Francisco, CA 94105 (San Francisco County)
Metro Center	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)	79.8%	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)
Palo Alto Square	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)	86.7%	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)
Concourse	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)	88.5%	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)
ICON	5800 Sunset Boulevard Hollywood, CA 90028 (Los Angeles County)	100.0%	5800 Sunset Boulevard Hollywood, CA 90028 (Los Angeles County)
One Westside	10800 Pico Blvd, Los Angeles, CA 90064 (Los Angeles County)	100.0%	10800 Pico Blvd, Los Angeles, CA 90064 (Los Angeles County)
1918 Eighth Avenue	1918 8th Ave Seattle, WA 98101 (King County)	99.6%	1918 8th Ave Seattle, WA 98101 (King County)
10900 Washington	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)	100.0%	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)

10950 Washington	10912 & 10950 Washington Blvd. Culver City, CA 90232 (Los Angeles County)	100.0%	10912 & 10950 Washington Blvd. Culver City, CA 90232 (Los Angeles County)
11601 Wilshire	11601 Wilshire Boulevard, Los Angeles, CA 90025 (Los Angeles County)	91.4%	11601 Wilshire Boulevard, Los Angeles, CA 90025 (Los Angeles County)
1740 Technology	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)	99.6%	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)
275 Brannan Street	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)	100.0%	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)
333 Twin Dolphin Plaza	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	91.8%	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)
3400 Hillview	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)	100.0%	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)
3401 Exposition	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)	100.0%	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)
411 First (formerly Merrill Place)	411 First Avenue South, Seattle, WA 98104 (King County)	64.2%	411 First Avenue South, Seattle, WA 98104 (King County)
450 Alaskan Way	450 Alaskan Way, Seattle, WA 98104 (King County)	95.4%	450 Alaskan Way, Seattle, WA 98104 (King County)
4th & Traction	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)	93.5%	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)
505 First Avenue	505 First Avenue South, Seattle, WA 98104 (King County)	84.2%	505 First Avenue South, Seattle, WA 98104 (King County)
555 Twin Dolphin	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	80.9%	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)

604 Arizona	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)	100.0%	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)
625 Second Street	625 Second Street, San Francisco, CA 94107 (San Francisco County)	51.1%	625 Second Street, San Francisco, CA 94107 (San Francisco County)
6922 Hollywood	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)	71.8%	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)
83 South King Street	83 South King Street, Seattle, WA 98104 (King County)	78.1%	83 South King Street, Seattle, WA 98104 (King County)
875 Howard Street	875 Howard St., San Francisco, CA 94103 (San Francisco County)	97.9%	875 Howard St., San Francisco, CA 94103 (San Francisco County)
901 Market Street	901 Market Street, San Francisco, CA 94103 (San Francisco County)	88.3%	901 Market Street, San Francisco, CA 94103 (San Francisco County)
95 Jackson (formerly Merrill Place Theatre Building)	95 S Jackson Street, Seattle, WA 98104 (King County)	00.0%	95 S Jackson Street, Seattle, WA 98104 (King County)
Clocktower Square	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)	100.0%	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)
Foothill Research Center	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)	100.0%	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)
Gateway	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)	83.1%	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)
3176 Porter (Lockheed)	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)	100.0%	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)
MaxWell	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)	100.0%	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)
Metro Park North	1220 Howell Street, Seattle, CA 98101	100.0%	1220 Howell Street, Seattle, CA 98101

Metro Plaza	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)	87.4%	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)
Northview Center	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)	68.4%	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)
Page Mill Center	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	82.4%	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)
Hudson Shorebreeze, LLC	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)	83.9%	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)
Skyport Plaza	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)	96.1%	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)
Skyway Landing	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)	74.9%	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)
Techmart Commerce Center	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)	74.7%	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)
Towers at Shore Center	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)	89.4%	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)

Properties Owned By Other Material Subsidiaries (not Loan Parties)
None.

Schedule 7.1(f)(ii)
Eligible Properties

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
Rincon Center	121 Spear Street, San Francisco, CA 94105 (San Francisco County)	Hudson Rincon Center, LLC
901 Market Street	901 Market Street, San Francisco, CA 94103 (San Francisco County)	Hudson 901 Market, LLC
11601 Wilshire	11601 Wilshire Boulevard, Los Angeles, CA 90025 (Los Angeles County)	Hudson 11601 Wilshire, LLC
450 Alaskan Way	450 Alaskan Way, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC
95 Jackson	95 S. Jackson Street, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC
604 Arizona Avenue	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)	Hudson 604 Arizona, LLC
Page Mill Hill	1801 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	Hudson Page Mill Hill, LLC
875 Howard Street	875 & 899 Howard St., San Francisco, CA 94103 (San Francisco County)	Howard Street Associates LLC
Northview	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)	Hudson Northview, LLC
625 Second Street	625 Second Street, San Francisco, CA 94107 (San Francisco County)	Hudson 625 Second, LLC

3401 Exposition Boulevard	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)	Hudson 3401 Exposition, LLC
Merrill Place	411 First Avenue South, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC
505 First Street Avenue	505 First Avenue South, Seattle, WA 98104 (King County)	Hudson First & King, LLC
83 South King Street	83 South King Street, Seattle, WA 98104 (King County)	Hudson First & King, LLC
10900 Washington Boulevard	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)	Hudson 10900 Washington, LLC
10950 Washington Boulevard	10912 & 10950 Washington Blvd. Culver City, CA 90232 (Los Angeles County)	Hudson 10950 Washington, LLC, a Delaware limited liability company
6922 Hollywood Blvd.	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)	Hudson 6922 Hollywood, LLC
Palo Alto Square	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)	Hudson Palo Alto Square, LLC
3400 Hillview	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3400 Hillview Avenue, LLC
Foothill Research Center	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson Foothill Research Center, LLC
Page Mill Center	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	Hudson Page Mill Center, LLC

Clocktower Square	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)	Hudson Clocktower Square, LLC
Lockheed	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3176 Porter Drive, LLC
The Concourse	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Concourse, LLC
Gateway Office	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)	Hudson Gateway Place, LLC
Metro Plaza	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Metro Plaza, LLC
1740 Technology	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)	Hudson 1740 Technology, LLC
Skyport Plaza	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)	Hudson Skyport Plaza, LLC
Techmart Commerce Center	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)	Hudson Techmart Commerce Center, LLC
Towers at Shore Center	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)	Hudson Towers at Shore Center, LLC
Skyway Landing	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)	Hudson Skyway Landing, LLC
Shorebreeze	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)	Hudson Shorebreeze, LLC

555 Twin Dolphin Plaza	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 555 Twin Dolphin Plaza, LLC
333 Twin Dolphin Plaza	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 333 Twin Dolphin Plaza, LLC
Metro Center	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)	Hudson Metro Center, LLC
275 Brannan	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)	Hudson 275 Brannan, LLC
405 Mateo	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)	Hudson 405 Mateo, LLC
1003 4th Place	1003 East 4th Place, Los Angeles, CA 90013 (Los Angeles County)	Hudson 1003 4th Place, LLC
4th & Traction	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)	Hudson 4th & Traction, LLC
Met Park North	1220 Howell Street, Seattle, WA 98101	Hudson Met Park North, LLC

Schedule 7.1(g)
Existing Indebtedness
(as of the Agreement Date)
Unsecured Indebtedness

Obligation	Outstanding
Series A Guaranteed Senior Notes	$110,000,000
Series B Guaranteed Senior Notes	$259,000,000
Series C Guaranteed Senior Notes	$56,000,000
Series D Guaranteed Senior Notes	$150,000,000
Series E Guaranteed Senior Notes	$50,000,000
3.95% Registered Senior Notes	$400,000,000
4.65% Registered Senior Notes	$500,000,000
3.25% Registered Senior Notes	$400,000,000

Secured Indebtedness

Obligation	Address of Property	Outstanding	Guarantees
Mortgage loan secured by Hill 7	1099 Stewart Street Seattle, CA 98101 (King County)	$101,000,000	Mortgage loan secured by Hill 7
Mortgage loan secured by Hudson Element LA, LLC	1861, 1901, 1925 & 1933 South Bundy Drive 12333 West Olympic Boulevard Los Angeles, CA 90025	$168,000,000	Mortgage loan secured by Hudson Element LA, LLC
Mortgage loan secured by One Westside and 10850 Pico	10800 Pico Blvd and 10850 Pico Blvd, Los Angeles, CA 90064 (Los Angeles County)	$220,240,000	Mortgage loan secured by One Westside and 10850 Pico
Mortgage loan secured by 1918 Eighth	1918 8th Ave Seattle, WA 98101 (King County)	$314,300,000	Mortgage loan secured by 1918 Eighth
Mortgage loan secured by Hollywood Media Portfolio	Various	$890,186,000	Mortgage loan secured by Hollywood Media Portfolio

Schedule 7.1(h)
Material Contracts
1.Loan Agreement dated as of October 9, 2015 between Hudson Element LA, LLC, as Borrower and Cantor Commercial Real Estate Lending, L.P. and Goldman Sachs Mortgage Company, collectively, as lender

2.Note Purchase Agreement, dated as of November 16, 2015, by and among Hudson Pacific Properties, L.P. and the purchasers named therein, as amended by that certain First Amendment, dated as of November 7, 2019

3.Note Purchase Agreement, dated as of July 6, 2016, by and among Hudson Pacific Properties, L.P. and the purchasers named therein, as amended by that certain First Amendment, dated as of November 7, 2019

4.Indenture, dated October 2, 2017, among Hudson Pacific Properties, L.P., and U.S. Bank National Association

5.Supplemental Indenture No. 1, dated October 2, 2017, among Hudson Pacific Properties, L.P., Hudson Pacific Properties, Inc. and U.S. Bank National Association

6.Supplemental Indenture No. 2, dated as of February 27, 2019, among Hudson Pacific Properties, L.P., as issuer, Hudson Pacific Properties, Inc., as guarantor, and U.S. Bank National Association, as trustee, including the form of 4.650% Senior Notes due 2029 and the guarantee

7.Supplemental Indenture No. 3, dated as of October 3, 2019, among Hudson Pacific Properties, L.P., as issuer, Hudson Pacific Properties, Inc., as guarantor, and U.S. Bank National Association, as trustee, including the form of 3.250% Senior Notes due 2030 and the guarantee

Schedule 7.1(i)
Litigation
None.

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and [between][among] [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement identified below (as hereafter amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the] [any] Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ______________________________

                ______________________________
    [Assignor [is] [is not] a Defaulting Lender]

2 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
3 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
4 Select as appropriate.
5 Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.    Assignee[s]:        ______________________________

                ______________________________
    [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.    Borrower:        Hudson Pacific Properties, L.P., a Maryland limited partnership

4.    Administrative Agent:    Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021, among Borrower, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto from time to time.

6.    Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Class Assigned[8]	Aggregate Amount of Commitments/Loans for all Lenders[9]	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.    Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT, WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

6 List each Assignor, as appropriate.
7 List each Assignee, as appropriate.
8 Fill in appropriate terminology for the Class (e.g., “Revolving US Tranche Commitment”, “Revolving Multicurrency Tranche Commitment”, “Term Loan”, etc.) of facilities under the Credit Agreement that are being assigned under this Assignment.
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitments/ Loans of all Lenders thereunder.

[8.    Trade Date:        ______________]11

[Remainder of this page intentionally left blank]

11 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Assignment and Assumption Agreement as of the Effective Date.

ASSIGNOR[S]:

[NAME OF ASSIGNOR]

By:______________________________
Name: _________________________
Title: __________________________

[NAME OF ASSIGNOR]

By:______________________________
Name: _________________________
Title: __________________________

ASSIGNEE[S]:

[NAME OF ASSIGNEE]

By:______________________________
Name: _________________________
Title: __________________________

[NAME OF ASSIGNEE]

By:______________________________
Name: _________________________
Title: __________________________

[CONSENTED TO AND]12 ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: _________________________________
Name: _____________________________
Title: ______________________________

[CONSENTED TO:]13

[NAME OF RELEVANT PARTY OR PARTIES]

By: _________________________________
Name: _____________________________
Title: ______________________________

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

    1.    Representations and Warranties.

    1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

    1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 7.1(k) thereof or of the most recent financial statements delivered pursuant to Section 9.1 or 9.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, Section 3.10), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

    2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.
A-1

    3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-2

EXHIBIT B
FORM OF GUARANTY

GUARANTY
THIS GUARANTY, dated as of __________________ ___, 20__ (this “Guaranty”), executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons, each a “Guarantor”, and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the other Lenders and the Issuing Banks (the Administrative Agent, the other Lenders, and the Issuing Banks, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).
WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Issuing Bank, and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, each Guarantor is owned and controlled by the Borrower (other than Hudson REIT, which is the direct parent of the Borrower);
WHEREAS, the Borrower, each Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations;
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations; and
WHEREAS, this Guaranty constitutes an amendment and restatement of the Existing Guaranties as specified in Section 35.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.
Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than payment and performance in full of all of the Guarantied Obligations), including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract or any other document, instrument or agreement evidencing or relating to any Guarantied Obligations (as amended, modified, restated, supplemented or replaced from time to time, collectively, the “Guarantied Documents”), or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guarantied Document or any assignment or transfer of any Guarantied Document;
(b)    any lack of validity or enforceability of any Guarantied Document or any assignment or transfer of any Guarantied Document;
(c)    any furnishing to any of the Guarantied Parties of any security for any of the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;
(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to any of the Guarantied Obligations, or any subordination of the payment of any of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;
(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any Loan Party or any other Person to recover payments made under this Guaranty;

(g)    any non-perfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;
(h)    any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of any Loan Party to any of the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
    (j)    any defense, set off, claim or counterclaim (other than payment and performance in full) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guarantied Party;

    (k)    any change in the corporate existence, structure or ownership of any Loan Party;

    (l)    any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guarantied Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect;

    (m)    any borrowings in Alternative Currencies at the applicable Alternative Currency Interest Rate or any fluctuations in the any applicable Dollar Equivalent Amounts; or

(m)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than payment and performance in full).
Section 4. Action with Respect to Guarantied Obligations. The Guarantied Parties may, at any time and from time to time, pursuant to the terms of the Guarantied Documents, as applicable, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Guarantied Documents; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.
Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Guarantied Documents, as if the same were set forth herein in full.
Section 6. Covenants. Each Guarantor will comply with all covenants with which the Borrower is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Guarantied Documents.
Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Guarantied Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lenders or intended or understood by Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by

Lenders, such as non-judicial foreclosure with respect to security for a guaranteed obligation, even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of law; (e) any defense based upon Lenders’ or Administrative Agent’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable under any of the Guarantied Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lenders’ election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Lenders may have against any Loan Party and any right to participate in, or benefit from, any security for any of the Guarantied Documents now or hereafter held by Lenders; and (j) notice of acceptance hereof or any presentment, demand, protest, or notice of any kind (except to the extent expressly required under the Credit Agreement or the other Loan Documents, as applicable), and any other act or thing (other than the defense of payment and performance in full of all of the Guarantied Obligations), or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8. Inability to Accelerate Loan. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment, upon an Event of Default, of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guarantied Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.
Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations (other than contingent obligations not then due) have been paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing. Until the Guarantied Obligations (other than contingent obligations not then due) have been repaid in full, each Guarantor hereby forever waives to the fullest extent possible any and all claims such Guarantor may have against any Loan Party arising out of any payment by such Guarantor to the Administrative Agent and the Lenders of any of the obligations pursuant to this Guaranty, including, but not limited to, all such claims of such Guarantor arising out of any right of subrogation, indemnity, reimbursement, contribution, exoneration, payment or any other claim, cause of action, right or remedy against the Borrower, whether such claim arises at law, in equity, or out of any written or oral agreement between or among such Guarantor, the Borrower or otherwise. The waivers set forth above are intended by each Guarantor, the Administrative Agent and the Lenders to be for the benefit of each Loan Party, and such waivers shall be enforceable by such Loan Party, or any of their successors or assigns, as an absolute defense to any action by such Guarantor against such Loan Party or the assets of such Loan Party, which action arises out of any payment by such Guarantor to the Administrative Agent or Lenders upon any of these obligations. The waivers set forth herein may not be revoked by any Guarantor without the prior written consent of the Administrative Agent and each Loan Party.
Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid without set-off or counterclaim or any deduction or withholding of any Taxes, subject to the provisions of Section 3.10 of the Credit Agreement.
Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Guarantied Documents or Applicable Law, and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party, each Affiliate of a Guarantied Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), an Affiliate of a Guarantied Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) (other than funds owned by third parties) and any other indebtedness at any time held or owing by a Guarantied Party, an Affiliate of a Guarantied Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.
Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including, without limitation, all intercompany receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from or any other Loan Party, on account of, or in any manner in respect of, any Junior Claim until all of the Guarantied Obligations (other than contingent obligations not then due) have been paid in full.
Section 14. Avoidance Provisions. It is the intent of each Guarantor (other than Hudson REIT), the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor (other than Hudson REIT) hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor (other than Hudson REIT) hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor (other than Hudson REIT) hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
SECTION 17. WAIVER OF JURY TRIAL.
    (a)    EACH GUARANTOR, AND EACH OF THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

    (b)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER GUARANTIED DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER GUARANTIED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER GUARANTIED DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY

ACTION BY ANY GUARANTIED PARTY OR THE ENFORCEMENT BY ANY GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

    (c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTIED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Guarantied Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
Section 20. Termination and Release. This Guaranty shall remain in full force and effect with respect to each Guarantor until payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of all Guarantied Documents in accordance with their respective terms. At the request and sole expense of the Borrower, if any Guarantor is a Subsidiary, it shall be released from its obligations hereunder (i) in accordance with Section 8.14 of the Credit Agreement, (ii) in the event that all the Borrower’s Ownership Share of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement or (iii) in the event of any other transaction permitted by the Credit Agreement pursuant to which such Guarantor becomes an Excluded Subsidiary or ceases to be a Subsidiary of the Borrower
Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement and Specified Derivatives Contracts, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of the Administrative Agent and any such assignment or other transfer to which the Administrative Agent has not so consented shall be null and void.
Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 13.7 of the Credit Agreement.
Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 11:00 a.m. Pacific time, on the date one Business Day after demand therefor.
Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Guarantied Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if faxed or e-mailed, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.
Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28. Limitation of Liability.    None of any Guarantor, the Administrative Agent, the Sustainability Structuring Agent, any other Guarantied Party, any other Indemnified Party or any of their respective Related Parties, shall have any liability with respect to, and each party hereto hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any such Person in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by this Guaranty or any of the other Guarantied Documents. Each party hereto hereby waives, releases, and agrees not to sue any other party hereto or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by thereby.
Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5 of the Credit Agreement.
Section 30. Time. Time is of the essence with respect to each and every provision of this Guaranty.
Section 31. Right of Contribution. The Guarantors (other than Hudson REIT) hereby agree as among themselves that, if any Guarantor (other than Hudson REIT) shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor (other than Hudson REIT) in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor (other than Hudson REIT) under this Section shall be subordinate and subject in all respects, including right of payment, to the Guarantied Obligations until such time as the Guarantied Obligations have been paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Guarantied Obligations have been paid and performed in full and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of

Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.
    Section 32. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20 hereof. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 33. Definitions.

    (a) For the purposes of this Guaranty:

    “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, (x) any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment and (y) any Person that was a Guarantor but that is no longer a Guarantor subsequent to the date of any such payment shall be deemed to not have been a Guarantor on the date of such payment and the financial information for such Person shall be excluded in connection with such payment.

    “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

    “Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

    “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (including the Borrower) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

    “Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, (x) any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment and (y) any Person that was a Guarantor but that is no longer a Guarantor subsequent to the date of any such payment shall be deemed to not have been a Guarantor on the date of such payment and the financial information for such Person shall be excluded in connection with such payment.

        (b)    As used herein, “Guarantors” shall mean, as the context requires, collectively, (i) Hudson REIT and each Subsidiary identified as a “Guarantor” on the signature pages hereto, (ii) each Person that joins this Guaranty as a Guarantor pursuant to Section 8.14 of the Credit Agreement, (iii) with respect to (A) any Specified Derivatives Obligations between any Loan Party (other than the Borrower) and any Specified Derivatives Provider, the Borrower and (B) the payment and performance by each other Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Borrower, and (iv) the successors and permitted assigns of the foregoing.

        (c)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 34. Unsecured. As of the date hereof, the Loans are unsecured, and references in this Guaranty to “collateral” or to statutes which are applicable in a secured loan context are included simply in case the Loans become secured at any time in the future, though converting the Loans to secured loans is not an option contemplated by the parties at this time. This Guaranty is not intended to grant any lien in favor of the Administrative Agent or the other Guarantied Parties and the Guarantors make no representations as to the priority of the Guarantied Parties’ claims as against any other creditors of the Guarantors.
Section 35. Amendment and Restatement; No Novation. This Guaranty constitutes an amendment and restatement of (i) the Guaranty, dated March 31, 2015, delivered in connection with the March 2015 Existing Credit Agreement, (ii) the Guaranty, dated November 17, 2015, delivered in connection with the Existing Credit Agreement and (iii) the Guaranty, dated March 13, 2018, delivered in connection with the Existing Credit Agreement (collectively, the “Existing Guaranties”), and shall be effective from and after the date hereof and shall supersede the Existing Guaranties in all respects. The execution and delivery of this Guaranty shall not constitute a novation of any obligations owing to the Lenders, the Administrative Agent or any other party, as applicable, under any of the Existing Guaranties based on facts or events occurring or existing prior to the execution and delivery of this Guaranty.
[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GUARANTORS:

[GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., 9th Floor
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Facsimile Number:    (310) 445-5710
Telephone Number:    (310) 445-5702

With a copy to:

Attn: Dale Shimoda
Telephone Number: (323) 315-9432

ANNEX I

FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT, dated as of ____________, ____, (this “Agreement”) executed and delivered by ______________________, a _____________ (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), Administrative Agent, and the other parties thereto, for its benefit and the benefit of other Guarantied Parties (as defined in the Guaranty).
WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Issuing Banks and the other Lenders have agreed to make available certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, the New Guarantor is owned and controlled by the Borrower;
WHEREAS, the Borrower, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain the financial accommodations from the Guarantied Parties through their collective efforts;
WHEREAS, New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available; and
WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties continuing to make such financial accommodations.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Credit Agreement);

(b)    makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)    consents and agrees to each provision set forth in the Guaranty.
Section 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

NEW GUARANTOR:

[NEW GUARANTOR]

By:
Name:
Title:

    (CORPORATE SEAL)

Address for Notices:

c/o Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., 9th Floor
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Facsimile Number:    (310) 445-5710
Telephone Number:    (310) 445-5702

With a copy to:

Attn: Dale Shimoda
Telephone Number:     (323) 315-9432

ACCEPTED:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT C
FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING
____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
Attention: Kirby D. Wilson
Ladies and Gentlemen:
Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
1.    Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower hereby requests that the Revolving Lenders make Revolving Loans to the Borrower in an aggregate amount equal to [$][C$][£] ___________________.14

2.    The Borrower requests that such Revolving Loans be made available to the Borrower on ____________, 20__.

3.    The Borrower hereby requests that such Revolving Loans be of the following Class:

[Check one box only]

[__] Revolving Multicurrency Tranche Loans
[__] Revolving USD Tranche Loans

4.    The Borrower hereby requests that such Revolving Loans be of the following Type:

[Check one box only]

[__] Base Rate Loan
[__] LIBOR Loan, with an initial Interest Period for a duration of:

14 Each borrowing of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

[Check one box only]

[_] one month
[_] three months
[_] six months
[__] Multicurrency Loan, with an initial Alternative Currency Interest Period, if applicable, for a duration of:

[Check one box only]

[_] one month
[_] three months
[_] six months

5.    Pursuant to Section 2.17 of the Credit Agreement and the applicable Incremental Joinder Agreement, the Borrower hereby requests that the Term Loan Lenders make Term Loan advances to the Borrower in an aggregate amount equal to $[ ].15

6.    The Borrower requests that such Term Loan advances be made available to the Borrower on the Effective Date.

7.    The Borrower hereby requests that such Term Loan Advances be of the following Type:

[Check one box only]

[__] Base Rate Loan
[__] LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

[_] one month
[_] three months
[_] six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and immediately after making such Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.16 would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained

15 Total Amount of Term Loan Commitments under the applicable Incremental Joinder Agreement.

in Article VI (initial borrowing)/Section 6.2 (subsequent borrowings)/Section 2.17 (incremental Commitments) of the Credit Agreement [and Section [ ] of the applicable Incremental Joinder Agreement] will have been satisfied at the time such Loans are made.
[Remainder of this page intentionally left blank.]

    IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT D
FORM OF NOTICE OF CONTINUATION

NOTICE OF CONTINUATION

____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
Attention: Kirby D. Wilson
Ladies and Gentlemen:
Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:
1.    The requested date of such Continuation is ____________, 20__.

2.    The Class of LIBOR Loans subject to such Continuation is:

        [_] Revolving USD Tranche Loans
        [_] Revolving Multicurrency Tranche Loans
        [_]Term Loan advances

3.    The Type of Loans to be Continued pursuant hereto is currently:

[Check one box only]

[_]    Base Rate Loan
[_]    LIBOR Loan
[_]    Multicurrency Loan

4    The aggregate principal amount of the Class of Loans subject to the requested Continuation is [$][C$][£] ________________________ and the portion of such principal amount subject to such Continuation is [$][C$][£] __________________________.16

5.    The current Interest Period or Alternative Currency Interest Period of the Loans subject to such Continuation ends on ________________, 20__.

6.    The duration of the Interest Period or Alternative Currency Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

[_] one month
[_] three months
[_] six months

[The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and immediately after giving effect to such Continuation, no Event of Default exists or will exist.]17
[Remainder of this page intentionally left blank.]

16 Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or in the aggregate amount of the LIBOR Loan being continued).
17 Include for Continuations of LIBOR Loans.

    IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT E
FORM OF NOTICE OF CONVERSION

[NOTICE OF CONVERSION]

____________, 20__
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
600 South 4th Street, 9th Floor
Minneapolis, MN 55415
Attention: Kirby D. Wilson

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.    The requested date of such Conversion is ______________, 20__.

2.    The Class of Loans subject to such Conversion is:

        [_] Revolving USD Tranche Loans
        [_] Revolving Multicurrency Tranche Loans (in Dollars only)
        [_] Term Loan advances

3.    The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

[_]    Base Rate Loan
[_]    LIBOR Loan

4.    The aggregate principal amount of the Loans subject to the requested Conversion is $_____________________ and the portion of such principal amount subject to such Conversion is $___________________.18

5.    The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

[_]    Base Rate Loan
[_]    LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

[_] one month
[_] three months
[_] six months

[The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and immediately after giving effect to such Conversion, no Event of Default exists or will exist.]19

[Remainder of this page intentionally left blank.]

18 Each Conversion of Base Rate Loans of the same Class into LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.
19 Include for Conversions to LIBOR Loans.

    IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT F-1

FORM OF REVOLVING NOTE

REVOLVING NOTE
([Revolving USD Tranche]/[ Revolving Multicurrency Tranche])

$______________    _________, 20__

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”) hereby unconditionally promises to pay to ___________________________ or registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, Minneapolis Loan Center of Administrative Agent, 600 South 4th Street, 9th Floor, Minneapolis, MN 55415, Attention: Kirby D. Wilson, Loan No. 1006877, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________), or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving [USD Tranche]/[Multicurrency Tranche] Loans made by the Lender to the Borrower under the Credit Agreement (as defined below), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
This Revolving Note is one of the “Revolving Notes” referred to in the Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving [USD Tranche][Multicurrency Tranche] Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions, and (c) provides for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events and for prepayments of Revolving [USD Tranche][Multicurrency Tranche] Loans upon the terms and conditions specified therein.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
Time is of the essence for this Revolving Note.
[This Revolving Note is given in replacement of the Revolving Note dated _____ __, 20__ (the “Prior Revolving Note”), in the original principal amount of $_______ previously delivered to the Lender under the Credit Agreement. THIS REVOLVING NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE PRIOR REVOLVING NOTE. THIS REVOLVING NOTE SHALL BE EFFECTIVE FROM AND AFTER THE DATE HEREOF AND SHALL SUPERSEDE THE PRIOR REVOLVING NOTE IN ALL RESPECTS.]

F-1-1

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
[Remainder of this page intentionally left blank.]

F-1-2

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Revolving Note as of the date written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:
F-1-3

EXHIBIT F-2

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

$______________    _________, 20__

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”) hereby unconditionally promises to pay to ___________________________ or registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, Minneapolis Loan Center of Administrative Agent, 600 South 4th Street, 9th Floor, Minneapolis, MN 55415, Attention: Kirby D. Wilson, Loan No. 1006877, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________), or such lesser amount as shall equal the aggregate unpaid principal amount of Term Loan advances made by the Lender to the Borrower under the Credit Agreement (as defined below), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
This Term Loan Note is one of the “Term Loan Notes” referred to in the Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this Term Loan Note upon the occurrence of certain events and for prepayments of Term Loan advances upon the terms and conditions specified therein.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
Time is of the essence for this Term Loan Note.
[This Term Loan Note is given in replacement of the Term Loan Note, dated _____ __, 20__ (the “Prior Term Loan Note”), in the original principal amount of $_______ previously delivered to the Lender under the Credit Agreement. THIS TERM LOAN NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE PRIOR TERM LOAN NOTE. THIS TERM LOAN NOTE SHALL BE EFFECTIVE FROM AND AFTER THE DATE HEREOF AND SHALL SUPERSEDE THE PRIOR TERM LOAN NOTE IN ALL RESPECTS.]
THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
[Remainder of this page intentionally left blank.]

F-2-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Term Loan Note as of the date written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

F-2-2

EXHIBIT G
FORM OF COMPLIANCE CERTIFICATE
Reference is made to the Fourth Amended and Restated Credit Agreement, dated as December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.
Pursuant to Section 9.3 of the Credit Agreement, the undersigned hereby certifies, in its capacity as an officer of the Borrower and not in its individual capacity, to the Administrative Agent and the Lenders that:
1.    (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20__, and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute(s) (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].
2.    Schedule 1 attached hereto accurately and completely sets forth (i) the calculations required to establish compliance with Section 10.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above and (ii) a list of all assets included in the calculation of Unencumbered Asset Value and discloses which assets have been added or removed from such calculation since the previous list was delivered to the Administrative Agent.
3.    Schedule 2 sets forth a statement of Funds From Operations.
4.    Schedule 3 sets forth a report of newly acquired Properties, including the Net Operating Income, cost and mortgage debt of each such Property.
5.    As of the date hereof the aggregate outstanding principal Dollar Equivalent Amount of all outstanding Revolving Loans are less than or equal to the aggregate amount of the Revolving Commitments.
6.    Attached hereto as Schedule 4 are copies of amendments to charter documents of Loan Parties made since delivery of the last Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Compliance Certificate on and as of ___________, 20__.

Name:
Title:

SCHEDULE 1

[To be attached by Borrower]

SCHEDULE 2

[To be attached by Borrower]

SCHEDULE 3

[To be attached by Borrower]

SCHEDULE 4

[To be attached by Borrower]

G-1

EXHIBIT H
DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership
Administrative Agent: Wells Fargo Bank, National Association

Loan: Loan number [1006877] made pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021, among Borrower, Administrative Agent, Lenders and the other parties thereto from time to time, as amended from time to time (as amended, the “Credit Agreement”)

Effective Date: December 21, 2021

Check applicable box:

•New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.
•Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)to designate an individual or individuals with authority to request disbursements of:

a. Loan proceeds, at the time of Loan closing/origination; and

b.Loan proceeds subsequent to Loan closing/origination;

(2)to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

H

Individual or Individuals with Authority to Request Disbursements
Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith:

	Individual’s Name	Title	Telephone Number
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”
If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

H

FOLLOWING SECTION TO BE USED FOR WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers at Loan Closing/Origination: Disbursement Requests for Disbursement(s) from the Loan proceeds to be made at Loan Closing/Origination (each a “Closing Disbursement”)by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

[DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING
ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit at Loan Closing/Origination: Disbursement Requests for Disbursement(s) from the Loan proceeds to be deposited at Loan Closing/Origination into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

H

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS INVOLVED

Permitted Wire Transfers Subsequent to Loan Closing/Origination: Disbursement Requests for Disbursements from the Loan proceeds to be made subsequent to Loan Closing/Origination (each a “Subsequent Disbursement”) by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

[DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS SUBSEQUENT TO LOAN CLOSING/ORIGINATION ANTICIPATED
ADD LINES FOR ADDITIONAL DEPOSIT ACCOUNT INFORMATION IF NECESSARY]

Direct Deposit Subsequent to Loan Closing/Origination: Disbursement Requests for Disbursements from the Loan proceeds to be deposited subsequent to Loan Closing/Origination into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account into which Disbursements to be Deposited:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

H

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

H

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.
“Receiving Bank” means the financial institution where a Receiving Party maintains its account.
“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.
“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement or the Credit Agreement, as applicable.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent, Issuing Banks and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Bank or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Banks’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, any Issuing Bank, nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.
H

CLOSING EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S.

H

SUBSEQUENT DISBURSEMENT EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Party Address (City and Country, at a minimum)*
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

*The Receiving Party’s Address must be provided for international/cross-border wire transfers. International/cross-border wires are defined as funds transfers that originate outside the U.S. and are destined for a Receiving Party in the U.S., those that originate in the U.S. and are destined for a Receiving Party outside the U.S., as well as those that originate outside the U.S. and are destined for a Receiving Party outside the U.S

H

EXHIBIT I-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.
Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__
3

EXHIBIT J

ALTERNATIVE CURRENCY CREDIT NOTICE

                            Date:        ________________________

To: Wells Fargo Bank, N.A.

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

The undersigned hereby requests (select one)

_____ A new advance of an Alternative Currency Advance

_____ A continuation of an Alternative Currency Advance

On __________________________________ (a Business Day);

In the foreign currency amount of ___________________________;

Denominated in ______________ (GBP or CD);

With an Alternative Currency Interest Period of _________ (1, 3 or 6 months); and

With the following delivery instructions:

[Exact delivery instructions TBD]

______________________________________________________________________________

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Multicurrency Loans, and after making such Multicurrency Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.16 would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly

Exhibit J-1

permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Multicurrency Loans contained in Section 6.2 of the Credit Agreement will have been satisfied at the time such Multicurrency Loans are made.

[Signature on Following Page]

Exhibit J-2

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Alternative Currency Credit Notice as of the date first written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit J-3

EXHIBIT K

SUSTAINABILITY CERTIFICATE

                            Date:        ________________________

To: Wells Fargo Bank, N.A.

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of December 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 9.3 of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent, the Issuing Banks and the Lenders that the:

•LEED Sustainability Metric for Fiscal Year ___ is ____ as compared to the LEED Sustainability Metric Target of ____.

•Fitwel Sustainability Metric for Fiscal Year ___ is ____ as compared to the Fitwel Sustainability Metric Target of ____.

This Sustainability Certificate is confirmed by the accompanying report of a Sustainability Metric Auditor or externally verified Corporate Responsibility Report attached hereto as Schedule I.
[Signature on Following Page]

Exhibit K-2

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Sustainability Certificate as of the date first written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By: HUDSON PACIFIC PROPERTIES, INC.,
a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit K-3

Schedule I
to Sustainability Certificate
(Attach report of Sustainability Metric Auditor or externally verified Corporate Responsibility Report)
NAI-1517448024v21
Exhibit K-2